UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NEW FRONTIER MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7007 WINCHESTER CIRCLE, SUITE 200
BOULDER, COLORADO 80301
(303) 444-0900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      To the Shareholders of New Frontier Media, Inc.:

      We hereby notify you that the annual meeting of shareholders of New Frontier Media, Inc., a Colorado corporation (the “Company”), will be held on August 24, 2007 at 9:00 a.m. (Mountain Daylight Time), at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302 for the following purposes:

• to elect six directors to the board of directors to hold office until our next annual meeting of shareholders and until their successors are elected;

• to approve the Company’s 2007 Stock Incentive Plan;

• to approve the material terms for payment of the Company’s annual executive incentive compensation;

• to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for our fiscal year ending March 31, 2008; and

• to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

      The matters listed in this notice of meeting are described in detail in the accompanying proxy statement. The board of directors has fixed the close of business on July 6, 2007 as the record date for determining those shareholders who are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. You or your agent may after proper written demand examine a list of the shareholders of record as of the close of business on July 6, 2007 for any proper purpose beginning two business days after the date hereof at the offices of the Company located at 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. The list will also be made available for inspection at the meeting.

YOUR VOTE IS IMPORTANT

      Even if you plan to attend the meeting, please sign, date, and return the enclosed proxy card in the envelope provided so that your vote will be counted if you later decide not to attend the meeting. No postage is required if the proxy card is mailed in the United States.

By order of the board of directors,

Michael Weiner
Chief Executive Officer and Secretary

Boulder, Colorado
July 16, 2007

NEW FRONTIER MEDIA, INC.
7007 WINCHESTER CIRCLE, SUITE 200
BOULDER, COLORADO 80301
(303) 444-0900

PROXY STATEMENT

GENERAL INFORMATION
INFORMATION ABOUT PROXY SOLICITATION

      This proxy statement is being furnished to holders of shares of common stock, $.0001 par value per share, of New Frontier Media, Inc., a Colorado corporation (the “Company”), in connection with the solicitation of proxies on behalf of the board of directors of the Company for use at the annual meeting of shareholders to be held on August 24, 2007 at 9:00 a.m. (Mountain Daylight Time), at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, and at any adjournment or postponement of the meeting. The purpose of the meeting and the matters to be acted on are stated in the accompanying notice of annual meeting of shareholders. The board of directors knows of no other business that will come before the meeting.

      The notice of annual meeting, proxy statement, and proxy card are being mailed to shareholders on or about July 16, 2007. The Company will bear the cost of its solicitation of proxies. The original solicitation of proxies by mail may be supplemented by personal interview, telephone, or facsimile by the directors, officers, or employees of the Company, who will receive no additional compensation for such services. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by any such persons, and the Company will reimburse those custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

      The board of directors is soliciting votes FOR each of the Company’s nominees for election to the board of directors, FOR the approval of the Company’s 2007 Stock Incentive Plan, FOR the approval of the material terms for payment of our annual executive incentive compensation, and FOR ratification of the appointment of the firm of Grant Thornton LLP as the Company’s independent registered public accounting firm.

INFORMATION ABOUT VOTING

Q:	Why am I receiving these materials?
A:	The board of directors is providing these proxy materials for you in connection with the Company’s annual meeting of shareholders, which is scheduled to take place on August 24, 2007. As a shareholder of record as of July 6, 2007, you are invited to attend the annual meeting and to vote on the items of business described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and executive officers, and other required information.

Q:	What items of business will be voted on at the annual meeting?
A:	The four items of business scheduled to be voted on at the annual meeting are (1) election of directors; (2) approval of the Company’s 2007 Stock Incentive Plan; (3) approval of the material terms for payment of our annual executive incentive compensation; and (4) ratification of our independent auditors. We will also consider any other business that properly comes before the annual meeting.
Q:	How does the board of directors recommend that I vote?
A:	The board of directors recommends that you vote your shares FOR each of the nominees to the board on the proxy card included with this proxy statement, FOR the approval of the Company’s 2007 Stock Incentive Plan, FOR the approval of the material terms for payment of our annual executive incentive compensation, and FOR ratification of the independent auditors.
Q:	What shares can I vote?
A:	You may vote or cause to be voted all shares owned by you as of the close of business on July 6, 2007, the record date. These shares include (1) shares held directly in your name as a shareholder of record; and (2) shares held for you, as the beneficial owner, through a broker or other nominee, such as a bank.
Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:	Most shareholders of the Company hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
If your shares are registered directly in your name with the Company’s transfer agent, Corporate Stock Transfer, Inc., you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the board of directors or to vote in person at the meeting. The board of directors has enclosed a proxy card for you to use to grant a voting proxy to the board of directors.
If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. Since you are not the shareholder of record, however, you may not vote these shares in person at the meeting unless you obtain from the broker or nominee that holds your shares a valid proxy from them giving you the right to vote the shares. Your broker or nominee should have enclosed or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.
Q:	May I attend the annual meeting?
A:	You are entitled to attend the annual meeting only if you were a shareholder of the Company as of the close of business on July 6, 2007, or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a record holder but hold shares beneficially through a broker or nominee (that is, in “street name”), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to July 6, 2007, a copy of the voting instruction card provided by your broker or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting. The annual meeting will begin promptly at 9:00 a.m. (Mountain Daylight Time). Check-in will begin at 8:00 a.m., and you should allow ample time for the check-in procedures.

Q:	How can I vote my shares in person at the annual meeting?
A:	You may vote by ballot in person at the annual meeting any shares that you hold as the shareholder of record. You may only vote in person shares held in street name if you obtain from the broker or nominee that holds your shares a valid proxy giving you the right to vote the shares.
Q:	How can I vote my shares without attending the annual meeting?
A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may, without attending the meeting, direct how your shares are to be voted. If you are a shareholder of record, you may cause your shares to be voted as you instruct by granting a proxy to our board of directors. If you hold shares in street name, you may cause your shares to be voted as you instruct by submitting voting instructions to your broker or nominee. Each record holder of the Company’s common stock may appoint a proxy by completing, signing, and dating a proxy card and mailing it in the accompanying pre-addressed envelope. Each shareholder who holds shares in street name may vote by mail by completing, signing, and dating a voting instruction card provided by the broker or nominee and following the other instructions of your broker or nominee.
Q:	Can I change my vote?
A:	You may change your vote at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person. You may also change your vote by sending a written notice of revocation to Mr. Michael Weiner, Chief Executive Officer and Secretary, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301.
Q:	Can I revoke my proxy?
A:	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, notify our corporate secretary in writing, or deliver to our corporate secretary a duly executed proxy bearing a later date. You may also revoke your proxy by appearing at the meeting in person and voting your shares. Attendance at the meeting will not, by itself, revoke a proxy.
Q:	Who can help answer my questions?
A:	If you have any questions about the annual meeting or how to vote or revoke your proxy, or you need additional copies of this proxy statement or voting materials, you should contact Mr. Marc Callipari, General Counsel, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, (303) 444-0900; mcallipari@noof.com.
Q:	How are votes counted?
A:	In the election of directors, you may vote FOR all of the six nominees or you may direct your vote to be WITHHELD with respect to one or more of the six nominees. With respect to approval of the Company’s 2007 Stock Incentive Plan, you may vote FOR, AGAINST, or ABSTAIN. With respect to approval of the material terms for the payment of our annual executive incentive compensation, you may vote FOR, AGAINST, or ABSTAIN. With respect to ratification of the independent auditors, you may vote FOR, AGAINST, or ABSTAIN. If you vote ABSTAIN, it has the same effect as a vote AGAINST. If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (FOR all of the Company’s nominees, FOR approval of the Company’s 2007 Stock Incentive Plan, FOR approval of the material terms for payment of our annual executive incentive compensation, FOR ratification of the independent auditors, and in the discretion of the proxy holders on any other matters that properly come before the meeting). If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders.

Q:	What is a quorum and why is it necessary?
A:	Conducting business at the meeting requires a quorum. The presence, either in person or by proxy, of the holders of one-third of the Company’s shares of capital stock outstanding on July 6, 2007 is necessary to constitute a quorum. Abstentions are treated as present for purposes of determining whether a quorum exists. Broker non-votes (which result when your shares are held in “street name” and you do not tell the nominee how to vote your shares) are not relevant in determining whether a quorum is present at the meeting.
Q:	What is the voting requirement to approve each of the proposals?
A:	In the election of directors, the six persons receiving the highest number of FOR votes at the annual meeting will be elected. Accordingly, withheld votes and broker non-votes have no effect on the election of any nominee. You do not have the right to cumulate your votes.
Approval of the 2007 Stock Incentive Plan requires the affirmative FOR vote of a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. Accordingly, abstentions on this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal.
Approval of the material terms for the payment of our annual executive incentive compensation requires the affirmative FOR vote of a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. Accordingly, abstentions on this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal.
Ratification of the independent auditors requires the affirmative FOR vote of a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. Accordingly, abstentions on this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal.
Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive.
Q:	Where can I find the voting results of the annual meeting?
A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2007.
Q:	What happens if additional matters are presented at the annual meeting?
A:	Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Michael Weiner, the Company’s Chief Executive Officer and Secretary, and Marc Callipari, the Company’s General Counsel, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for any one or more other candidates nominated by the board of directors.

Q:	How many shares are outstanding and how many votes is each share entitled?
A:	Each share of the Company’s common stock issued and outstanding as of the close of business on July 6, 2007, the record date, is entitled to be voted on all items being voted at the annual meeting, with each share being entitled to one vote. On the record date, 24,418,476 shares of common stock were issued and outstanding.
Q:	Who will count the votes?
A:	One or more inspectors of election will tabulate the votes. We expect that each inspector of election will be a representative of the Company’s transfer agent, Corporate Stock Transfer, Inc.
Q:	Is my vote confidential?
A:	Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to anyone else, except (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; or (3) to facilitate a successful proxy solicitation.
Q:	Who will bear the cost of soliciting votes for the annual meeting?
A:	The board of directors is making this solicitation on behalf of the Company, which will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. Certain of our directors, officers, and employees, without any additional compensation, may also solicit your vote in person, by telephone, or by electronic communication. On request, we will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.
Q:	May I propose actions for consideration at next year’s annual meeting of shareholders?
A:	You may submit proposals for consideration at future shareholder meetings. In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, however, the written proposal must be received by the Company no later than March 18, 2008. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Any shareholder proposals submitted to us for consideration at our 2008 annual meeting but that are not submitted for inclusion in our proxy statement and related form of proxy must be delivered to our corporate secretary at our principal executive offices on or prior to June 1, 2008. Proposals delivered to us after that date will be considered by us to be untimely and not eligible for proper consideration at the 2008 annual meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS

      The board of directors, based on the recommendation of the nominating committee of the board of directors, has nominated for election as director each of the individuals identified below, five of whom are incumbent directors. The board of directors recommends that you vote your shares FOR the election of each of these nominees.

THE NOMINEES

Name	Age	Position	Director Since
Michael Weiner	66	Chief Executive Officer, Secretary and Director	1995
Melissa Hubbard (2)	48	Director	2002
Alan Isaacman (1)	64	Director	1999
David Nicholas (1)(2)(3)(4)	52	Director	2002
Hiram J. Woo (1)(2)(3)(4)	72	Director	2001
Walter Timoshenko	44	Director Nominee	—

(1) Member of the compensation committee

(2) Member of the audit committee

(3) Member of the nominating committee

(4) Member of the compensation committee subcommittee

      It is the intention of the persons named in the accompanying proxy card to vote all shares of common stock for which they have been granted a proxy for the election of each of the nominees, each to serve as a director until the next annual meeting of shareholders and until his or her successor shall have been duly elected and qualified. All the nominees have consented to being named in this proxy statement and to serve as a director if elected. At the time of the annual meeting, if any of the nominees named above is not available to serve as director (an event that the board of directors does not currently have any reason to anticipate), all proxies will be voted for any one or more other persons that the board of directors designates. The board of directors believes that it is in the best interests of the Company to elect the above-described nominees.

DIRECTOR INDEPENDENCE

      No director or executive officer of the Company is related to any other director or executive officer. None of the Company’s officers or directors hold any directorships in any other public company. A majority of our board members are independent in compliance with the applicable listing standards of the NASDAQ Stock Market LLC, or Nasdaq. The independent directors and nominees are Ms. Hubbard and Messrs. Isaacman, Nicholas, Woo, and Timoshenko. Dr. Skender Fani, a former director of the Company, was independent during the portion of the last fiscal year during which he served in accordance with applicable Nasdaq rules.

INFORMATION ABOUT THE NOMINEES

      Stated below is the principal occupation of each nominee, the business experience of each nominee for at least the past five years, and certain other information relating to the nominees.

      MICHAEL WEINER. Mr. Weiner was appointed President of New Frontier Media, Inc. in February 2003 and was then appointed to the position of Chief Executive Officer in January 2004. Prior to being appointed President, he held the title of Executive Vice President and co-founded the Company in 1995. As Executive Vice President, Mr. Weiner oversaw content acquisitions, network programming, and all contract negotiations related to the business affairs of the Company. In addition, he was instrumental in securing over $20 million to finance the infrastructure build-out and key library acquisitions necessary to launch the Company’s seven television networks. Mr. Weiner’s experience in entertainment and educational software began with the formation of Inroads Interactive, Inc. in May 1995. Inroads Interactive, based in Boulder, Colorado, was a reference software publishing company dedicated to aggregating still picture, video, and text to create interactive, educational-based software. Among Inroad Interactive’s award winning releases were titles such as Multimedia Dogs, Multimedia Photography, and Exotic Pets. These titles sold over 1 million copies throughout the world through its affiliate label status with Broderbund Software and have been translated into ten different languages.

Mr. Weiner was instrumental in negotiating the sale of Inroads Interactive to Quarto Holdings PLC, a UK-based book publishing concern. Prior to this, Mr. Weiner was in the real estate business for 20 years, specializing in shopping center development and redevelopment in the southeast and northwest United States. He was involved as an owner, developer, manager, and syndicator of real estate in excess of $250 million.

      MELISSA HUBBARD. Since 2004, Ms. Hubbard has served as outside general counsel to several investment banking and technology-related companies based in Colorado, California and New York, advising them on corporate, securities, licensing, compliance, employment, real estate, and franchise issues. In addition, since the early 1990’s she has served as either an arbitrator or mediator in over 100 different cases administered by the American Arbitration Association and the National Association for Securities Dealers. Ms. Hubbard has also been appointed to numerous special arbitration panels set up by the Federal Trade Commission, the Federal Communications Commission, and the Securities and Exchange Commission. From 2001 until 2004, Ms. Hubbard served as a partner in the business law group of Berenbaum, Weinshienk & Eason, LLC, in Denver, Colorado and as Senior Vice President and General Counsel of Keating Investments, LLC, a broker-dealer firm in Denver, Colorado, specializing in reverse merger transactions. From 1992 through June 2001, Ms. Hubbard served as Senior Vice President and General Counsel of Daniels & Associates, L.P., and an advisor to its executive committee. Located in Denver, Colorado, Daniels & Associates, L.P. is a leader in mergers-and-acquisitions and financial services to the cable, telecommunications, media, and internet industries worldwide. Prior to that, she was a partner in the corporate/securities group of Holland & Hart, L.L.P., one of the largest Denver, Colorado based law firms in the Rocky Mountain region. She is currently the chair of the Colorado Bar Association Communications Law Section. She received her A.B. with high honors from Stanford University in 1980 and attended Georgetown Law School and the University of Colorado Law School, from which she received her J.D. in 1983.

      ALAN ISAACMAN. Since 1993, Mr. Isaacman has been a senior member of Isaacman, Kaufman & Painter, P.C., a Los Angeles, California law firm. Mr. Isaacman is a renowned litigation attorney representing general corporate clients as well as clients from the media and entertainment industries. He is considered an expert on First Amendment rights and has experience in areas of copyright, antitrust, securities, right to privacy, and general entertainment law. Mr. Isaacman has successfully defended clients on First Amendment cases throughout the judicial system up to and including the Supreme Court of the United States. Mr. Isaacman received his undergraduate degree at Penn State University and received his law degree from Harvard University Law School. He is a Fellow of the American College of Trial Lawyers and is included in the Best Lawyers in America.

      DAVID NICHOLAS. Since November 1, 2006, Mr. Nicholas has served as Vice President/General Manager of BigBand Networks, a privately held company specializing in developing innovative solutions that allow cable television operators to deliver enhanced video. From March 2005 to November 2006, Mr. Nicholas was the Senior Vice President of Strategic Sales for Xtend Networks, a division of Vyyo, Inc., an Atlanta, Georgia based provider of solutions that expands bandwidth of hybrid fiber coax networks. From February 2004 until March 2005, Mr. Nicholas was Vice President of Sales for N2 Broadband, Inc., a provider of open-platform solutions that allow cable network operators and content providers to offer on-demand services like video-on-demand (VOD). From January 2000 until February 2004, Mr. Nicholas was Vice President of Worldwide Sales for Concurrent Computer Corporation. In that position, he was responsible for creating and implementing VOD business strategies, overseeing sales and support services, and negotiating contracts with Concurrent’s major customers, such as Comcast Corporation, Time Warner, Inc., and Charter Communications, Inc. Prior to joining Concurrent, Mr. Nicholas was Executive Vice President of the Industrial Systems Division of Pioneer Electronics Corporation from 1995 to 1999, where he played a lead role in securing a major contract with Time Warner to supply its digital set top boxes.

      HIRAM J. WOO. Since February 2004, Mr. Woo’s major emphasis has been the resumption of his position as President of Regal Financial & Development Corporation, a real estate development and planning firm. However, during the period of February 2004 through April 2005, Mr. Woo also served part-time as the CEO, President, and Director of Consolidated Food Service Corporation, an

owner and operator of a small chain of steakhouse restaurants in northern California. From 1997 through 2002, Mr. Woo was President and director of Steakhouse Partners, Inc., an operator of 65 full-service steakhouse restaurants located in 11 states. From 1985 through 1996, Mr. Woo was President of Regal Financial & Development Corporation. While at Regal Financial & Development Corporation, Mr. Woo was responsible for acquisitions, feasibility analyses, financing, and the overall coordination of all development and construction projects with an emphasis on residential single-family homes and multiple residential units. Mr. Woo managed over $300 million of real estate development projects in the western United States under this entity. Mr. Woo has wide experience in accounting, taxes, and management advisory services, actively practicing in his mid-size CPA firm for a period of ten years. Mr. Woo graduated from the University of California, Berkeley, with a Bachelor of Science Degree in Accounting and Finance and is a licensed Certified Public Accountant in California.

      WALTER TIMOSHENKO. Since May 2002, Mr. Timoshenko has served as the Chief Marketing Officer at Weiser LLP, a national accounting firm, overseeing the marketing, communications, and research departments and serving as an advisor on strategic marketing issues. Mr. Timoshenko also is an associate of the American Bar Association, teaching courses and holding seminars and training sessions on strategic marketing, negotiating, and networking. In 2002, Mr. Timoshenko developed the Annual Firm Marketing Forum for the American Institute of Certified Public Accountants and has, since its inception, served as its chair. Additionally, Mr. Timoshenko is the organizer and sponsor for Weiser LLP of the St. John’s University Executive-In-Residence Program, where he directs a collaborative program designed to provide top students with practical exposure to business in preparation and development of their careers. Prior to Weiser LLP, Mr. Timoshenko served as Director of Marketing at a leading media and entertainment law firm on the east coast and as a Director of Marketing & Practice Development at a leading regional accounting and consulting firm, and has held management positions with Levine Huntley Vick & Beaver Advertising Agency. Mr. Timoshenko graduated summa cum laude from St. John’s University.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

      The members of the audit committee are Hiram Woo (Chairman), Melissa Hubbard, and David Nicholas. The primary purpose of the audit committee is to act on behalf of the board of directors in its oversight of all material aspects of the Company’s accounting and financial reporting processes, internal controls and audit functions, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

      The duties of the audit committee include the hiring and retaining of the Company’s independent registered public accounting firm, which reports to the audit committee. The committee also reviews, prior to publication, our quarterly earnings releases and our reports to the Securities and Exchange Commission on Forms 10-K and 10-Q. The formal report of the audit committee for fiscal year 2007 is set forth under the caption “Report of the Audit Committee” in Proposal Four.

      Our board of directors has determined that each of the members of its audit committee are independent and that Mr. Woo is an “audit committee financial expert” within the meaning of the regulations of the United States Securities and Exchange Commission and the applicable rules of the NASDAQ Stock Market LLC.

      The audit committee has adopted a formal written charter, a current copy of which is available on the Company’s web site at www.noof.com, in the Investor Relations portion of the site.

Compensation Committee

      The members of the compensation committee are David Nicholas (Chairman), Alan Isaacman, and Hiram Woo. This committee determines, approves, and reports to the board of directors on all elements of compensation of our executive officers. To assist the compensation committee with its responsibilities, it retained in 2006 the services of Mercer Human Resource Consulting. The Company also engaged the services of The Altman Group, a firm providing corporate governance consulting services, to assist the compensation committee with terms to be provided in the Company’s proposed 2007 Stock Incentive Plan. A discussion of the role of the consultants in determining executive and director compensation is included under the caption Compensation Discussion and Analysis below. The role of executive officers in the compensation process is described under the caption Compensation Discussion and Analysis below. The compensation committee also has the power to prescribe, amend, and rescind rules relating to the Company’s stock incentive plans, to grant options and other awards under the stock incentive plans, and to interpret the stock incentive plans. Finally, the compensation committee is responsible for providing its report regarding the Company’s Compensation Discussion and Analysis that is to be included in the Company’s annual report on Form 10-K and proxy statement, which report is included herein under the caption Compensation Committee Report, for reviewing and monitoring succession plans for the Chief Executive Officer and the Company’s other executive officers, and for reviewing appropriate insurance coverage for directors and officers.

      The compensation committee may delegate its authority to one or more subcommittees of the compensation committee, but does not have the authority to delegate any of its authority regarding the consideration and determination of executive officer and director compensation unless the subcommittee is comprised solely of two or more outside directors. On May 18, 2007, the compensation committee established a subcommittee of the compensation committee comprised solely of outside and non-employee directors of the Company. The compensation committee vested in the subcommittee approval authority over the Company’s executive compensation arrangements recommended for approval by the compensation committee to the subcommittee to satisfy, among other things, the applicable requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and such other authority as the compensation committee by resolution may from time to time delegate to it. Messrs. Woo and Nicholas were appointed as the sole members of the subcommittee of the compensation committee.

      Each of Messrs. Isaacman, Woo, and Nicholas is “independent” under the applicable rules of the NASDAQ Stock Market LLC.

      The compensation committee operates under a formal charter that governs its duties and standards of performance. A current copy of the charter is available on our website at www.noof.com, in the Investor Relations portion of the site.

Nominating Committee

      The nominating committee members are Hiram Woo (Chairman) and David Nicholas. This committee performs the following functions:

• It considers, and recommends to the board of directors, individuals for appointment or election as directors;

• It recommends to the board of directors individuals for appointment to vacancies on any committee of the board of directors;

• It makes recommendations to the board of directors regarding any changes to the size of the board of directors or any committee;

• It reports to the board of directors on a regular basis, not less than once a year; and

• It performs any other duties or responsibilities expressly delegated to the committee by the board of directors relating to board or committee members.

      Candidates for director should have certain minimum qualifications, including the ability to understand basic financial statements, being over 21 years of age, having relevant business experience (taking into account the business experience of the other directors), and having high moral character. The committee retains the right to modify these minimum qualifications from time to time.

      In evaluating an incumbent director whose term of office is set to expire, the nominating committee reviews such director’s overall service to the Company during such director’s term, including the number of meetings attended, level of participation, quality of performance, and any transactions with the Company engaged in by such director during his or her term.

      When selecting a new director nominee, the committee first determines whether the nominee must be independent for Nasdaq purposes or whether the candidate must qualify as an Audit Committee Financial Expert. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in the identification of qualified director candidates. The nominating committee also will consider nominees recommended by our shareholders. The nominating committee does not distinguish between nominees recommended by our shareholders and those recommended by other parties. The committee then meets to consider the candidates’ qualifications and chooses a candidate by majority vote. Mr. Weiner, the Company’s Chief Executive Officer, recommended Mr. Timoshenko as a director nominee.

      Shareholders wishing to directly recommend candidates for election to the board of directors at an annual meeting must do so by giving written notice to: Chairman of the Nominating Committee, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. Any such notice must, for any given annual meeting, be delivered to the chairman not less than 120 days prior to the anniversary of the preceding year’s annual meeting. The notice must state (1) the name and address of the shareholder making the recommendations; (2) the name, age, business address, and residential address of each person recommended; (3) the principal occupation or employment of each person recommended; (4) the class and number of shares of the Company’s stock that are beneficially owned by each person recommended and by the recommending shareholder; (5) any other information concerning the persons recommended that must be disclosed in nominee and proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended; and (6) a signed consent of each person recommended stating that he or she consents to serve as a director of the Company if elected.

      In considering any person recommended by one of our shareholders, the committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the board of directors. Any shareholder nominee recommended by the committee and proposed by the board of directors for election at the next annual meeting of shareholders will be included in the company’s proxy statement for that annual meeting.

      The nominating committee operates under a formal charter that governs its duties and standards of performance. A copy of the charter is available on our website, www.noof.com, in the Investor Relations portion of the site.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

      Shareholders may direct any communications intended for the board of directors to the Company’s assistant corporate secretary. Shareholders can send communications by e-mail to our General Counsel, Marc Callipari, at mcallipari@noof.com, by facsimile to (303) 444-0848, or by mail to Assistant Secretary, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301.

      This centralized process assists the board of directors in reviewing and responding to shareholder communications in an appropriate manner. If a shareholder wishes to direct any communication to a specific board member, the name of that board member should be noted in the communication. The board of directors has instructed the assistant corporate secretary to forward shareholder correspondence only to the intended recipients, and has also instructed the assistant corporate secretary to review all shareholder correspondence and, in the assistant secretary’s discretion, refrain from forwarding any items deemed to be of a commercial or frivolous nature or otherwise inappropriate for the board of directors’ consideration. Any such items may be forwarded elsewhere in the Company for review and possible response. This process has been approved by a majority of our independent directors.

BOARD AND COMMITTEE MEETINGS

      During the Company’s fiscal year ended March 31, 2007, the board of directors held six meetings and acted by unanimous written consent six times. In addition, the independent members of the board of the directors met in five executive sessions without the non-independent director being present. Each of our incumbent directors attended more than 75% of the board meetings and meetings of the board committees on which he or she served.

      During the Company’s fiscal year ended March 31, 2007, the compensation committee met twice, the audit committee met ten times, and the nominating committee met twice.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

      Our directors are encouraged, but not required, to attend the annual meeting of shareholders. All of our directors attended the 2006 annual meeting of shareholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Securities Exchange Act of 1934, as amended, and the related rules of the Securities and Exchange Commission require our directors and executive officers and beneficial owners of more than 10% of our common stock to file reports, within specified time periods, indicating their holdings of and transactions in our common stock and derivative securities. Based solely on a review of such reports provided to us and written representations from such persons regarding the necessity to file such reports, we are not aware of any failures to file reports or report transactions in a timely manner during our fiscal year ended March 31, 2007, except that one form reporting one transaction was filed late for Mr. Scott Piper.

CORPORATE GOVERNANCE

      The Company operates according to a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with those responsibilities and standards. The Company regularly monitors developments in the area of corporate governance and will continue to monitor developments and make adjustments from time to time to ensure compliance in this area. Information regarding our corporate governance that is not provided below is described elsewhere in this proxy statement.

Statement of Policy

      The Company has adopted a statement of policy entitled Corporate Governance Guidelines. This is intended to promote the functioning of the board and its committees and to set forth the duties and responsibilities of the board of directors. A copy of the Corporate Governance Guidelines is available on our website at www.noof.com, in the Investor Relations portion of the site.

Code of Ethics

      The Company has adopted two codes of ethics, one relating to financial management (for the Company’s principal executive officer and senior financial officers) and another relating to business conduct. A copy of each code of ethics is available on our website at www.noof.com, in the Investor Relations portion of the site. Violations of either code of ethics may be reported anonymously to the Company’s audit committee.

Personal Loans to Executive Officers and Directors

      The Company complies with, and will operate in a manner consistent with, federal legislation outlawing extensions of credit in the form of personal loans to or for its directors and executive officers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

      Our executive compensation program is designed to attract, retain, and motivate superior executive talent and to align their interests with those of our shareholders and support our growth and profitability. Consistent with those purposes, our compensation philosophy embodies the following principles:

• the compensation program should reward the achievement of our strategic initiatives and short- and long-term operating and financial goals, and provide for consequences for underperformance;

• compensation should reflect differences in position and responsibility;

• compensation should be comprised of a mix of cash and equity-based compensation that aligns the short- and long-term interests of our executives with those of our shareholders; and

• the compensation program should be understandable and transparent.

      In structuring a compensation program that implements these principles, we have developed, with the assistance of an executive compensation consulting firm, Mercer Human Resource Consulting, the following objectives for our executive compensation program:

• overall compensation levels should be competitive and should be set at levels necessary to attract and retain talented leaders and motivate them to achieve superior results;

• a portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals;

• total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating and financial goals and strategic initiatives;

• the number of different elements in our compensation program should be limited, and those elements should be understandable and effectively communicated to executives and shareholders; and

• compensation should be set at levels that promote a sense of equity among all employees and appropriate stewardship of corporate resources, while giving due regard to our industry and any premiums that may be necessary in order to attract top talent at the executive level.

      Our compensation committee engaged Mercer Human Resource Consulting in 2006 to assist it in confirming that the pay-for-performance objectives of our executive compensation program were effective and modifying our compensation program to the extent necessary to promote enhanced implementation of our compensation philosophy and principles. In its report to the committee, Mercer compared the compensation paid to our chief executive officer, chief financial officer and president to two peer groups, each comprised of 12 publicly-held companies, to assist us in ascertaining where our historical compensation practices were relative to market levels. Comparisons were made to a primary peer group of similarly sized companies in the entertainment and media industry (excluding book and magazine publishers), and to a secondary peer group of similarly sized, highly profitable companies exhibiting financial performance similar to ours (regardless of industry). Mercer’s quantitative benchmarking analyses for these purposes included comparisons of executive base salary compensation, total cash compensation (base salary plus bonus), and total direct compensation (total cash compensation plus long-term incentive awards), as well as short- and long-term incentive targets and relative dilution levels for such awards, during 2005 and 2004. We believe Mercer’s analysis as provided in its report supports our conclusion that our historical pay-for-performance objectives were effective, but could be improved.

      Because our financial performance was consistently in the top quartile of the peer groups for all of the measured metrics other than sales (measured metrics were sales, EBITDA, net profit margin (net of extraordinary items), return on equity, and total shareholder return) and because of Mercer’s perception that executive officers in our industry would likely require compensation premiums, Mercer anticipated that the total cash compensation for our executives would also be in the top quartile of the peer companies. And, with respect to our executives as a group, aggregate historical total cash compensation was consistent with the 75% level. The aggregate historical base salary compensation and total direct compensation for the group was, however, below the 75% level. In fact, the aggregate compensation for the group in those categories was at or only modestly above the market median.

      Improvements recommended by Mercer in its report included that we adopt formal short- and long-term incentive targets for our executive officers. In that regard, Mercer noted that the historical long-term incentive levels for our president and chief financial officer were above the 75% level in relation to our peer groups, and that their long-term incentive share of total direct compensation was higher than that of the peer groups. Significantly, our chief executive officer had not received in the three years prior to the report any long-term incentive awards, which reduced the total direct compensation percentage level of our executive officers as a group. As a result, our dilution levels relative to long-term incentive compensation awarded to our executives is below our peer median. As discussed below, based in part on Mercer’s recommendation, we have recently adopted objective, long-term incentive targets for our executives to enhance our executive compensation practices.

      All decisions regarding compensation of our executive officers have been made by our compensation committee, approved by the compensation committee subcommittee to the extent deemed necessary, and ratified by our full board of directors.

Elements of Executive Compensation

      Our executive compensation program is comprised of base salary, performance-based cash bonuses, long-term equity incentive awards, perquisites, and post-employment compensation arrangements. These elements of compensation are supplemented by the opportunity to participate in benefit plans that include employer matching contributions and are generally available to all of our employees, such as our 401(k) plan. In determining these elements of compensation, we considered not only the guidance of Mercer Human Resource Consulting, but also the compensation paid to executive officers of competitors in our industry.

      Historically, the amount of equity-based compensation paid by us to our executive officers, and in particular to our chief executive officer, we believe has been low. It is anticipated that, if the shareholders approve our new 2007 Stock Incentive Plan proposed to be adopted at this year’s annual meeting of shareholders, the equity-based compensation component of executive compensation will be increased for our executive officers, making a larger portion of their annual total direct compensation dependent on long-term stock appreciation. Shifting a larger share of executive compensation to equity incentives should, we believe, further align the executive officers’ goals with those of our shareholders and encourage long-term retention and operational and financial success.

Base Salary

      We provide our executive officers with base salary under negotiated employment agreements to provide them with a fixed base amount of compensation for services rendered during a fiscal year. We believe this is consistent with competitive practices and will help assure our retention of qualified leadership in those positions. We intend to maintain base salaries at competitive levels in the marketplace for comparable executive ability and experience, taking into consideration changes from time to time in the consumer price index and whether competitive adjustments are necessary to assure retention. Consideration is also given, in each case, to the historical results achieved by each executive and the Company during each executive’s tenure, to whether each executive is enhancing the team oriented nature of the executive group, the potential of each executive to achieve future success, and the scope of responsibilities and experience of each executive. In addition, evaluations are made regarding the competencies of each executive officer that are considered essential to our success.

      The compensation committee evaluated the historical performance of our executive officers and considered the compensation levels and programs at the peer group companies included in the Mercer report before it made its most recent compensation recommendations to the full board, which included recommendations to increase the base salaries of our executive officers as reflected in their November 2006 employment agreement extensions. The terms of the employment periods under the employment agreements of each of our executive officers (other than our chief operating officer) were extended through March 31, 2009. Our chief operating officer’s employment period expires at midnight on July 31, 2008. Relative to the base salaries paid to the executive officers at the peer group companies included in the Mercer report, under the employment agreements our executive officers’ base salaries other than our president’s are below the 75th percentile. Our president’s base salary is in the top quartile under his agreement because of, among other things, the importance of his role to our success as an enterprise, the significant role he plays in maintaining and expanding our relationships with our major customers and also with managing our relationship with investors and the market generally, and because of perceived competitive pressures in the marketplace in particular at the time of the extension of his employment agreement.

Performance-Based Cash Bonus Incentives

      Our rationale behind performance-based cash incentive compensation is rooted in our desire to encourage achievement of goals established for our short- and long-term financial and operating results, and to reward our executive officers for consistent performance in achieving or assisting us in achieving such goals. For our fiscal year ended March 31, 2007, our executive officers were eligible only for discretionary bonuses that were based on subjective and objective performance criteria as determined by our compensation committee and subcommittee. In an effort to enhance our executive compensation practices, bonus opportunities for our named executive officers in future fiscal years will be based one-third (in the case of our chief executive officer), one-half (in the case of our president and chief financial officer), and one-quarter (in the case of our chief operating officer) on the achievement of performance criteria established within 90 days after the beginning of each fiscal year by our compensation committee and subcommittee, with the remaining percentage of available bonuses in the discretion of the compensation committee based on each executive’s individual performance as measured against objective and subjective criteria established by the compensation committee at the time of the bonus award. Named executive officer bonus opportunities are capped as provided below under the caption “Employment Contracts of Named Executive Officers”. For the fiscal year ending March 31, 2008, the performance-based objective bonus criteria as established by our compensation committee and compensation subcommittee will be based upon an increase in the following financial factors: (1) revenue; (2) cash flow; (3) earnings per share; and (4) share price. No discretion is exercised to increase or decrease payouts with respect to that portion of any bonus that is based on pre-established, objective performance criteria. Although the compensation committee does not use a fixed formula in determining discretionary annual incentive bonuses, it does link them to financial objectives of importance to us, including revenue and earnings growth, return on invested capital, and creation of shareholder value. The compensation committee focuses on individual performance, which enables it to differentiate among executives and emphasize the link between personal performance and compensation.

Long-Term Equity Incentives

      We intend to place increasing emphasis on compensation tied to the market price of our common stock. To that end, we are asking our shareholders to approve a new 2007 Stock Incentive Plan that will replace all of our existing incentive plans and allow the compensation committee to make equity awards to our executive officers as well as to our other employees. The terms of the new plan were approved by our compensation committee and its subcommittee after its review of and based on the recommendations of the Altman Group, as described below. We believe that increasing the equity-based element of our compensation program will allow our executive officers to earn additional compensation based on the appreciation of the stock and will facilitate the retention of our executive officers. We also believe that these incentives will align management’s interest with the interests of our shareholders. Although our chief executive officer has been eligible to receive stock options granted under our existing stock option plans, we have not granted any stock options to him during the past three fiscal years. If the shareholders approve the new 2007 Stock Incentive Plan, the compensation committee may in the future grant stock options or other equity incentive awards to our executive officers.

Perquisites

      We provide our executive officers perquisites to enhance our compensation package and to make it more attractive to our executive officers relative to our competition. Perquisites are also provided to enable and motivate our executive officers to perform more easily and routinely services on behalf of the Company when they are out of the office. The perquisites provided to our executive officers are automobile allowances, payment of long-term disability insurance premiums, reimbursement for cable or direct broadcast services at home, reimbursement for high-speed internet service at home, airport terminal airline club membership fees and, in the case of our chief executive officer, payment of long-term care insurance premiums and personal use of administrative staff.

Post Employment Compensation

      All of our executive officers are employed on an “at will” basis, meaning we or any executive officer may terminate employment at any time. As such, there is no contractual notice period required prior to termination of employment and there is no requirement to pay severance outside the contractual requirements of each executive officer’s employment agreement. The employment agreements provide for the payment of additional compensation and benefit continuation in the event of a termination of employment by the employee after a change in control because of a material change in the executive officer’s title, the relocation of our executive offices outside of the Boulder, Colorado area, or the assignment of duties not reasonably consistent with the duties imposed at the beginning of the executive officer’s employment term. The severance and change in control payment arrangements were agreed upon in order to maintain management stability, especially during times of organizational stress due to possible business transactions facing the company that could have resulted in a change of ownership, and to ensure that our executive officers are either acknowledged by a future owner as valuable executives going forward or rewarded for their efforts in creating value in connection with any such change in control transaction.

Other Compensation

      Our executive officers are also eligible to participate in our 401(k) plan on the same terms as the rest of our employees are eligible to participate in our 401(k) plan. We provide matching contributions to the same extent for our executive officers as we do for our other employees.

Management’s Role in Establishing Executive Compensation

      Management plays an important role in assisting our compensation committee in establishing our executive officers’ compensation. Important aspects of the role include:

• evaluating employee performance;

• suggesting to the compensation committee business performance targets and objectives; and

• recommending salary and bonus levels and equity awards.

      During this process, our executive officers may be asked to provide guidance to the compensation committee regarding background information for our strategic objectives, an evaluation of the performance of our other executive officers, and compensation recommendations as to the other executive officers. Members of the compensation committee met informally with our executive officers throughout the year to discuss compensation matters and compensation policies, and more frequently with our chief executive officer to obtain insight regarding the day to day performance of each of the other executive officers. Each executive officer also has the opportunity to negotiate the terms of their employment agreements as they come up for renewal from time to time.

Limits on the Deductibility of Compensation and Other Regulatory Considerations

      Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1.0 million paid to named executive officers other than our Chief Financial Officer is not deductible unless it is performance-based and satisfies the conditions of the exemption. While our compensation committee and board of directors considers all compensation paid to our named executive officers to be performance-based, historically not all of the compensation paid to them meets the definition of “performance-based” compensation in Section 162(m). Equity compensation awarded to our named executive officers is designed to qualify as performance-based compensation under Section 162(m), but the historical cash bonuses paid to them may not qualify. In years prior to the last completed fiscal year, however, relevant annual executive compensation has not exceeded the $1.0 million threshold so the exemption was unnecessary for us to fully deduct such compensation payments. And, our compensation committee believes that retaining discretion in determining some bonus awards within the parameters of the performance goals is essential to their overall responsibilities. While the compensation committee will continue to consider the impact of Section 162(m) on our compensation program, it reserves the right to pay nondeductible compensation in the future if it determines that it is appropriate to do so. It is our policy to review all compensation plans and policies against tax, accounting, and SEC regulations, including Internal Revenue Code Section 162(m), Internal Revenue Code Section 409A, and SFAS 123R.

COMPENSATION COMMITTEE REPORT

      Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for its last completed fiscal year.

      Alan Isaacman
      Hiram J. Woo
      David Nicholas

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Michael Weiner	2007	$497,115	$500,000	—	$37,342(1)	$1,034,457
Chairman of the Board and Chief Executive Officer
Karyn Miller	2007	$180,000	$157,500	$82,836	$23,501(2)	$443,837
Chief Financial Officer
Ken Boenish	2007	$350,000	$325,000	$186,380	$24,987(2)	$886,367
President of New Frontier Media, Inc. and Colorado Satellite Broadcasting, Inc.
Ira Bahr	2007	$300,000	$275,000	$178,899	$16,224(2)	$770,123
Chief Operating Officer

(1) Amount includes car allowance, personal use of administrative staff, premiums for long-term care and long-term diability insurance, cable/direct broadcast services, and airport terminal airline club membership fees.

(2) Amount includes car allowance, long-term disability insurance, cable/direct broadcast and home broadband services, and airport terminal airline club membership fees.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael Weiner	150,000(1)	—	$4.00	12/30/09
Chairman of the Board and Chief Executive Officer	25,000(2)	—	$5.00	01/07/10
Karyn Miller	37,500(3)	—	$7.84	06/14/14
Chief Financial Officer	37,500(3)	—	$8.62	06/14/14
	25,000(4)	75,000	$6.42	07/12/15
Ken Boenish	25,000(1)	—	$5.50	12/30/09
President of New Frontier Media, Inc. and	10,000(5)	—	$5.50	01/07/10
Colorado Satellite Broadcasting, Inc.	75,000(3)	—	$7.84	06/14/14
	75,000(3)	—	$8.62	06/14/14
	56,250(4)	168,750	$6.42	07/12/15
Ira Bahr	41,250(6)	83,750	$7.15	01/20/16
Chief Operating Officer

(1) Options granted on December 30, 1999 and exercisable in 50% annual increments beginning December 30, 2000.

(2) Options granted on January 7, 2000 and exercisable in 50% annual increments beginning January 7, 2001.

(3) Options granted on June 14, 2004 and exercisable 50% on June 14, 2005 and 50% on March 31, 2006.

(4) Options granted on July 12, 2005 and exercisable in 25% annual increments beginning July 12, 2006.

(5) Options granted on January 7, 2000 and exercisable in 33% annual increments beginning January 7, 2001.

(6) Options granted on January 20, 2006 and exercisable in 33% annual increments beginning January 20, 2007.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael Weiner Chairman of the Board and Chief Executive Officer	254,046	$1,895,470
Karyn Miller Chief Financial Officer	51,000	$261,630
Ken Boenish President of New Frontier Media, Inc. and Colorado Satellite Broadcasting, Inc.	71,900	$493,234
Ira Bahr Chief Operating Officer	—	—

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
Michael Weiner(3)	—	—	—
Alan Isaacman	$32,500	$80,101	$112,601
Melissa Hubbard	$40,500	$80,101	$120,601
Marc Greenberg(3)	—	—	—
David Nicholas	$39,000	$80,101	$119,101
Hiram Woo	$41,000	$80,101	$121,101
Skender Fani	$9,500	—	$9,500

(1) Company directors who are not also Company employees are reimbursed for reasonable travel expenses related to attendance at board meetings and are paid $7,500 following attendance of each regular meeting of the board, $500 following attendance at each special meeting of the board of directors, and $1,000 following attendance at each meeting of any committee on which they serve. In addition, the Company awards each of them 100,000 non-qualified options to purchase the Company’s common stock at fair market value or higher for his or her first year of service as a director and 25,000 additional options for each successive term. Company directors who are Company employees are not compensated for their service as director. Commencing immediately after our next annual meeting of shareholders, and in lieu of the above-described compensation amounts and option grants, each Company director who is not also a Company employee will receive for general board services, including attendance at regular and special meetings of the board of directors, fixed annual compensation in the amount of $80,000, payable in equal quarterly installments. Within three months of receipt of each quarterly installment, each such director is obligated to purchase in the open market, subject to our corporate trading policies and general securities laws, shares of common stock of New Frontier Media, Inc. in a dollar value equal to at least 50% of the amount of each such quarterly installment. The shares of common stock purchased by each such director pursuant to this director compensation arrangement must be retained by such director for so long as he or she remains a member of our board of directors.

Each such director who serves on one of our board committees will receive annual compensation in the amount of $7,500 for each committee and the chairman of each committee will receive, on an annual basis, an additional $2,500. The Company will also reimburse all reasonable expenses incurred by each of our directors in connection with his or her services as a member of our board of directors.

(2) Each non-employee director received a grant of 25,000 options on August 15, 2006 which vest over one year and remain unvested as of March 31, 2007. The grant date fair value of each 25,000 option grant was $138,660.

(3) Director compensation is paid only to non-employee directors.

POTENTIAL PAYMENTS UPON TERMINATION

Name	Benefit	Termination w/o Cause or for Good Reason		Termination After Change in Control(1)
Michael Weiner	Severance pay	$1,200,000		$1,200,000
Chairman of the Board and	Bonus payment	—		500,000
Chief Executive Officer	Health and welfare	31,430		31,430
Karyn Miller	Severance pay	$412,500		$412,500
Chief Financial Officer	Bonus payment	—		150,750
	Health and welfare	23,144		23,144
	Vesting of outstanding options	189,274	(2)	189,274	(2)
Ken Boenish	Severance pay	$750,000		750,000
President of New Frontier Media,	Bonus payment	—		302,500
Inc. and Colorado Satellite	Health and welfare	25,516		25,516
Broadcasting, Inc.	Vesting of outstanding options	425,867	(2)	425,867	(2)
Ira Bahr	Severance pay	$600,000		—
Chief Operating Officer	Bonus payment	—		—
	Health and welfare	16,165		—

(1) The amounts other than in respect of options represent payments to our named executive officers if they terminate their employment with us after a change in control due the following reasons: (i) assignment of duties not reasonably consistent with the named executive officer’s position, duties, responsibilities, titles or offices prior to the change in control; (ii) relocation of New Frontier Media, Inc.’s executive offices outside of the Boulder, Colorado area after a change in control; or (iii) material change in the named executive officer’s title, as it existed immediately prior to the change in control.

(2) The amounts represent the portion of the compensation expense the Company would recognize during fiscal 2007 for financial statement reporting purposes in accordance with SFAS No. 123R, “Share Based Payment,” and do not represent cash payments made to the individuals or amounts realized.

EMPLOYMENT CONTRACTS OF NAMED EXECUTIVE OFFICERS

      The Company has entered into employment agreements with each of our named executive officers. The agreements with each of Messrs. Weiner and Boenish and Ms. Miller expire on March 31, 2009, and the agreement with Mr. Bahr expires on July 31, 2008. The agreements provide for base salaries and both discretionary and performance-based (based on pre-established objective criteria) bonuses. Base salaries for Messrs. Weiner, Boenish, and Bahr and Ms. Miller have been established for the fiscal years ending March 31, 2008 and 2009 at $600,000, $500,000, $450,000, and $275,000, respectively, subject to increase for the 2009 fiscal year in the discretion of our compensation committee. Aggregate bonus targets for Messrs. Weiner, Boenish, and Bahr and Ms. Miller have been established for the fiscal years ending March 31, 2008 and 2009 at the amount equal to Mr. Weiner’s then applicable base salary, $250,000, Mr. Bahr’s then applicable base salary, and $137,500, respectively. In each instance, a portion of the bonus targets may be awarded in the discretion of the compensation committee, and a portion may be awarded only if the pre-established performance criteria targets are achieved during the applicable fiscal year. The percentage of the performance based portion varies by executive officer as described above under the caption “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation — Performance-Based Cash Bonus Incentives.” In connection with the negotiated extension in November 2006 of the expiration date of the employment agreements with each of Mr. Boenish and Ms. Miller, we agreed to pay each of them a signing bonus of $150,000 and $95,000, respectively, in equal, bi-weekly installments from the date of the agreement amendment through the end of our fiscal year, March 31, 2007. The signing bonuses reduced, dollar-for-dollar, the discretionary bonus targets available to each of them for that fiscal year. Additional information regarding the employment arrangements with our named executive officers is provided above under the caption “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation”.

Severance Arrangements

      Our named executive officers are entitled to severance benefits under their employment agreements in the event that their employment is terminated by us without cause or by them for good reason (resignation following a material diminution in position or responsibility or material breach of the agreement by the Company). Following any such termination, in addition to any accrued entitlements (for example, accrued but unpaid base salary and unused vacation pay) and immediate vesting of all outstanding options awarded to each named executive officer other than our chief operating officer, we would be obligated to continue to pay the executive officer’s base salary for the duration of the employment period or 18 months (24 months in the case of the chief executive officer and only for the duration of the employment period in the case of the chief operating officer), whichever is longer, and to continue to provide substantially equivalent benefits to the executive officer for the duration of the employment period. In addition, if any such termination occurs during our fourth fiscal quarter, any bonus based on pre-established objective criteria would be prorated based upon the number of months worked in the fiscal year if the executive officer achieved, or is on track to achieve, the applicable criteria. Our obligation to continue to pay base salary and provide benefits is reduced or terminates to the extent replaced by an executive officer’s new employer.

Change in Control Arrangements

      Our named executive officers other than our chief operating officer are entitled under their employment agreements to receive the benefits described below following a voluntary termination of employment by them for the reasons described above after a change in control. In the event of any such voluntary termination, eligible named executive officers would be entitled to all accrued entitlements (for example, accrued but unpaid base salary and unused vacation pay), immediate vesting of all outstanding options awarded to the executive officer, a lump-sum payment equal in amount to the executive officer’s base salary for the remaining term of the employment agreement or 18 months (24 months in the case of the chief executive officer), whichever is greater, an amount equal to one year’s bonus as measured by the average annual bonus awarded to the executive officer during the two preceding full bonus years (an amount equal to the prior year’s bonus in the case of the chief executive officer), and health insurance continuation for the duration of the employment period.

409A Amendments

      Notwithstanding the above described severance and change in control arrangements, in the event that any of the named executive officers other than Ms. Miller is at the time of their employment termination a “specified employee” within the meaning of Section 1.409A-1(i) of the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended, all of such payments shall be delayed until six months after the date of such termination, except that during such six-month period we will make all payments provided for under the agreements to the extent that they do not exceed two times the lesser of the named executive officer’s prior year’s annualized compensation and the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the termination occurs, and any amounts deferred as provided herein shall be paid in a lump-sum amount at the expiration of such six-month period. Ms. Miller’s agreement was not amended to include these provisions due to her previously announced resignation effective upon our hiring of her replacement, as a result of which she will not receive any post-employment compensation.

LIMITS ON LIABILITY AND INDEMNIFICATION

      The Company’s amended and restated articles of incorporation eliminate the personal liability of our directors to the Company and its shareholders for monetary damages for breach of their fiduciary duties in certain circumstances. Our amended and restated articles of incorporation further provide that the Company will indemnify its officers and directors to the fullest extent permitted by law. The Company believes that this indemnification covers at least negligence and gross negligence on the part of the indemnified parties. Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company under the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the compensation committee has served as an officer or employee of the Company or any of our subsidiaries. During the last fiscal year, none of our executive officers served on the board of directors or compensation committee of any other entity whose officers served either on our board of directors or compensation committee. The Company paid approximately $0.4 million to Isaacman, Kaufman & Painter, P.C. during the fiscal year ended March 31, 2007, associated with legal services. The Company’s board member Alan Isaacman is a Senior Member of Isaacman, Kaufman & Painter. Additionally, the Company had outstanding payables to the co-presidents of MRG Entertainment, Inc., a wholly owned subsidiary of the Company, totaling approximately $0.6 million as of March 31, 2007, and the Company paid approximately $0.3 million associated with these outstanding payables to Marc Greenberg, one of MRG’s co-presidents during the fiscal year ended March 31, 2007. The payments and amounts due to Mr. Greenberg are associated with certain MRG acquisition-related transactions. Marc Greenberg was a member of the Company’s board of directors during the fiscal year ended March 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information known as of June 30, 2007 regarding beneficial ownership of our common stock by our directors and executive officers listed in the summary compensation table under the heading “Executive Compensation”, who we refer to as our named executive officers, each beneficial owner (based upon our review of documents filed by them with the Securities and Exchange Commission under Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended) of 5% or more of the outstanding shares of the Company’s common stock, and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and, with respect to each beneficial owner, includes the shares issuable thereto in respect of stock options, warrants, and other instruments convertible into shares of the Company’s common stock shown as beneficially owned by that beneficial owner that are currently exercisable or will be exercisable within 60 days after June 30, 2007. Shares of common stock issuable upon exercise or conversion of stock options, warrants, or other convertible instruments are deemed outstanding for purposes of computing the percentage owned of the beneficial owner of such options, warrants, or other convertible instruments, but are not deemed outstanding for purposes of computing the percentage owned of any other beneficial owner. None of the shares shown as beneficially owned by the executive officers or directors have been pledged as security. Unless otherwise indicated by footnote, the beneficial owners of the voting securities shown in the table below have sole voting and investment power over the shares shown as beneficially owned by them, subject to community property laws. We have calculated the percentages based on 24,312,172 shares of common stock outstanding as of the close of business on June 30, 2007.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent

Michael Weiner	382,162	(1)	2%
Alan Isaacman	305,000	(2)	1%
Ken Boenish	298,500	(3)	1%
Karyn Miller	106,000	(4)	*
Ira Bahr	41,250	(5)	*
Melissa Hubbard	104,000	(6)	*
David Nicholas	80,000	(7)	*
Walter Timoshenko	—		—
Hiram Woo	50,000	(8)	*
All executive officers and directors as a group	1,366,912		5%
(10 Persons)
FMR Corp.	3,286,561	(9)	14%
82 Devonshire Street Boston, MA 02109
Royce & Associates	1,851,488	(10)	8%
1414 Avenue of the Americas New York, NY 10119
Steel Partners II LP	2,959,186	(11)	12%
589 Madison Avenue, 32nd Floor New York, NY 10022
Stephens Investment Management, LLC	1,296,958	(12)	5%
One Sansome Street, Suite 2900 San Francisco, CA 94140-4450
Loeb Partners Corporation	1,215,742	(13)	5%
61 Broadway New York, NY 10006

    * Represents less than 1%.

 (1)  Includes the right to acquire 175,000 shares of common stock within 60 days upon the exercise of employee stock options.

 (2)  Includes the right to acquire 100,000 shares of common stock within 60 days upon the exercise of stock options.

 (3)  Includes the right to acquire 297,500 shares of common stock within 60 days upon the exercise of employee stock options.

 (4)  Includes the right to acquire 100,000 shares of common stock within 60 days upon the exercise of employee stock options.

 (5)  Includes the right to acquire 41,250 shares of common stock within 60 days upon the exercise of employee stock options.

 (6)  Includes the right to acquire 85,000 shares of common stock within 60 days upon the exercise of stock options.

 (7)  Includes the right to acquire 80,000 shares of common stock within 60 days upon the exercise of stock options.

 (8)  Includes the right to acquire 50,000 shares of common stock within 60 days upon the exercise of stock options.

 (9)  Based solely on a Schedule 13G/A filed by FMR Corp. on February 12, 2007, FMR Corp. reports sole voting power with respect to 101,350 of the shares of common stock shown as beneficially owned. Each of Edward C. Johnson 3d and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., reports sole dispositive power over 3,189,861 of the shares reported as beneficially owned. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp., reports shared beneficial ownership over 94,700 of such shares (with each of Messr. Johnson and FMR Corp. reporting sole voting and dispositive power over such shares), and Fidelity International Limited reports shared beneficial ownership over 2,000 of such shares. Fidelity Management & Research Company discloses its address to be 82 Devonshire Street, Boston, Massachusetts 02109, and Pyramis Global Advisors Trust Company discloses its address to be 53 State Street, Boston, Massachusetts 02109. Fidelity International Limited discloses its address to be Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

 (10) Based solely on a Schedule 13G/A filed by Royce & Associates on January 23, 2007.

 (11) Based solely on a Schedule 13D/A filed by Steel Partners II L.P. on January 24, 2007, the shares of common stock shown as beneficially owned include 2,959,186 shares held directly by Steel Partners II, L.P. Steel Partners, L.L.C. is the general partner of Steel Partners II, L.P., and Warren G. Lichtenstein is the sole executive officer and managing member of Steel Partners, L.L.C. Each of Steel Partners II, L.P., Steel Partners, L.L.C., and Mr. Lichtenstein reported sole voting and dispositive power over the shares.

 (12) Based solely on a Schedule 13G filed by Stephens Investment Management LLC on February 13, 2007, the shares of common stock shown as beneficially owned include 1,296,958 shares reported as held directly by certain client accounts of Stephens Investment Management, LLC. Each of Stephens Investment Management, LLC, the general partner and investment adviser of the client accounts, and Paul H. Stephens, P. Bartlett Stephens, and W. Bradford Stephens, the managing members and owners of Stephens Investment Management, LLC, reports sole voting and dispositive power over the shares and with respect to which each disclaims beneficial ownership. Each of Paul H. Stephens, P. Bartlett Stephens, and W. Bradford Stephens discloses his address to be One Sansome Street, Suite 2900, San Francisco, California 94104.

 (13) Based solely on a Schedule 13D filed by Loeb Partners Corporation on June 11, 2007, the shares of common stock shown as beneficially owned include 25,064 shares reported as held directly by Loeb Partners Corporation, 624,929 shares reported as held directly by Loeb Arbitrage Fund, 153,361 shares reported as held directly by Loeb Offshore Fund Ltd., 240,582 shares reported as held directly by Loeb Marathon Fund LP, and 171,806 shares reported as held directly by Loeb Marathon Offshore Fund, Ltd. Each of the reporting persons reports sole voting and dispositive power over the shares reported as held directly by such reporting person. Loeb Partners Corporation and Loeb Arbitrage Fund each discloses its address to be 61 Broadway, New York, New York, 10006. Loeb Offshore Fund, Ltd. discloses its address to be 12 Church Street, Mechanics Building, Hamilton, HM11 Bermuda D0 00000. Loeb Marathon Fund LP discloses its address to be 61 Broadway, 24th Floor, New York, New York 10006.

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

      The following table sets forth, as of March 31, 2007, the number of shares of our stock to be issued upon exercise of outstanding options, warrants, and rights, the weighted average exercise price of outstanding options, warrants, and rights, and the number of securities available for future issuance under our equity compensation plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,607,927	$6.72	306,152
Equity compensation plans not approved by security holders	28,000	$5.00	0

Total	1,635,927	$6.69	306,152

Material Features of Each Plan Not Approved by Shareholders

      The 28,000 shares issuable under plans that were not approved by our shareholders are all issuable on exercise of individual warrants granted outside of a warrant plan. Each such grant was made in connection with agreements entered into by the Company in connection with consulting services. All such warrants are due to expire no later than 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company paid approximately $0.4 million to Isaacman, Kaufman & Painter, P.C. during the fiscal year ended March 31, 2007, associated with legal services. The Company’s board member Alan Isaacman is a Senior Member of Isaacman, Kaufman & Painter. Additionally, the Company had outstanding payables to the co-presidents of MRG Entertainment Inc., a wholly-owned subsidiary of the Company, totaling approximately $0.6 million as of March 31, 2007, and the Company paid approximately $0.6 million associated with these outstanding payables to the co-presidents of MRG during the year ended March 31, 2007. The payments and amounts due to the co-presidents of MRG are associated with certain MRG acquisition-related transactions. One of MRG’s co-presidents, Marc Greenberg, was a member of the Company’s board of directors during the fiscal year ended March 31, 2007.

PROPOSAL TWO
APPROVAL OF THE COMPANY’S 2007 STOCK INCENTIVE PLAN

      Our board of directors adopted, subject to shareholder approval, the New Frontier Media, Inc. 2007 Stock Incentive Plan, or the Plan. In accordance with applicable stock exchange listing standards, our board of directors is asking shareholders to approve the Plan so that the Company may use the shares to assist the Company in achieving its goals of increasing profitability and shareholder value, while also receiving a federal income tax deduction for certain compensation paid under the Plan under Section 162(m) of the Internal Revenue Code of 1986, as amended, and for qualifying such shares for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. A summary of the principal provisions of the Plan is set forth below. The summary is qualified by reference to the full text of the Plan, which is incorporated by this reference to Appendix A of this proxy statement on Schedule 14A filed with the Securities and Exchange Commission on July 16, 2007.

Purpose of the Plan

      The purpose of the Plan is to replace the Company’s prior equity incentive plans, consisting of the New Frontier Media, Inc. 1998 Incentive Stock Plan, the New Frontier Media, Inc. 1999 Incentive Stock Plan, the New Frontier Media, Inc. 2001 Incentive Stock Plan, and the New Frontier Media, Inc. Millennium Incentive Stock Option Plan with one incentive plan that makes use of the remaining shares previously approved, yet not allocated to or issued under outstanding awards under the Company’s prior equity incentive plans. If this Plan is approved by our shareholders at this annual meeting, all prior equity incentive plans will automatically terminate and no awards will be available or granted under the prior equity incentive plans. All future awards will be granted under the Plan, which we believe is best designed to provide the proper incentives for our employees and non-employee directors, ensures our ability to make performance-based awards, and meets the requirements of applicable law. All outstanding awards under our prior equity incentive plans will continue to be governed by those plans. As of the close of business on July 6, 2007, the record date, 306,152 shares were available for grants under our prior equity incentive plans. These shares will no longer be available for grant if this Plan is approved by our shareholders.

Administration

      The Plan generally will be administered by our board of directors, which may delegate Plan administration to the compensation committee of our board of directors. The administrator will have full authority to establish rules and regulations for the proper administration of the Plan, to select the employees and directors to whom awards are granted, and to set the date of grant, the type of award, the price to be paid, if any, and the other terms and conditions of the awards, consistent with the terms of the Plan. The administrator may modify outstanding awards as provided in the Plan.

Limitation on Awards and Shares Available

      As of the effective date of the Plan and based on the then-available shares under the Company’s prior equity incentive plans, there are 1,250,000 shares of common stock of the Company, par value $.0001, available for issuance under the Plan. The number of shares of common stock available for issuance under the Plan will be reduced by 1.5 shares for each one share of common stock delivered in settlement of any “full-value award,” which is any award other than a stock option, stock appreciation right, or other award for which the holder pays the intrinsic value.

      In the event of any cancellation, termination, expiration, or forfeiture of any award under any of the Company’s prior equity incentive plans during the term of the Plan (including any shares of common stock that are surrendered by the holder or repurchased by the Company pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of common stock that may be issued or transferred pursuant to awards under the Plan will not be increased for any share subject to such award at the time of its cancellation, termination, expiration, forfeiture, or repurchase.

      In addition, to the extent that an award granted under the Plan terminates, expires, or lapses for any reason, the number of shares of common stock that may be issued or transferred pursuant to awards under the Plan will automatically be increased by (i) one share for each one stock option, stock appreciation right, and other award for which the holder pays the intrinsic value that is subsequently terminated, expired, cancelled, forfeited, or repurchased, and (ii) 1.5 shares for every full-value award that is subsequently expired, cancelled, forfeited, or repurchased.

      In no event will the aggregate number of shares issuable under the Plan exceed 1,250,000 shares. The maximum number of shares of common stock that may be subject to one or more awards granted to a participant during any calendar year is 350,000 shares.

Eligibility

      Persons eligible to participate in the Plan include all employees and directors of the Company. The selection of participants from eligible employees and directors is within the discretion of our board of directors unless delegated to a committee of our board of directors in accordance with the Plan. Except with respect to persons who, as determined by the Company, may be subject to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Internal Revenue Code of 1986, as amended, the chief executive officer shall have the right to grant up to 125,000 shares to an eligible person and determine the terms and conditions of such awards granted under the Plan.

Awards

      The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, and other stock awards, or any combination thereof, to eligible individuals. The terms of the awards are subject to the provisions in an award agreement, consistent with the terms of the Plan. No stock option shall be exercisable later than ten years after the date it is granted.

      In general, full value awards are required to vest over a period of not less than (i) three years from the grant date for those full value awards that vest based solely on employment with the Company, or (ii) one year following the commencement of the performance period for full value awards that vest based upon the attainment of performance goals. Full value awards that are not subject to these minimum vesting periods may not exceed 5% of the aggregate number of shares of common stock that may be issued under the Plan.

      The Plan administrator is authorized to grant awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan enumerates certain performance criteria that may be used in granting such awards.

      Stock Options. The Plan administrator may grant incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options. Options shall be exercisable for such prices, shall expire at such times, and shall have such other terms and conditions as the Plan administrator may determine at the time of grant and as set forth in the award agreement; however, the exercise price must be at least equal to 100% of the fair market value at the date of grant. The option price is payable in cash or other consideration acceptable to the Company. No option may be repriced, replaced, or regranted through cancellation without shareholder approval (except in connection with a corporate event or transaction that changes the Company’s capitalization, such as a stock dividend or a stock split).

      Stock Appreciation Rights. The Plan administrator may grant stock appreciation rights with such terms and conditions as the administrator may determine at the time of grant and as set forth in the award agreement. The grant price of a stock appreciation right shall be determined by the administrator and shall be specified in the award agreement; however, the grant price must be at least equal to 100% of the fair market value of a share on the date of grant. Stock appreciation rights issued under the Plan may not be repriced, replaced, or regranted through cancellation without shareholder approval (except in connection with a corporate event or transaction that changes the Company’s capitalization, such as a stock dividend or a stock split). Stock appreciation rights may be exercised upon such terms and conditions as are imposed by the Plan administrator and as set forth in the stock appreciation right award agreement.

      Restricted Stock. Restricted stock may be granted in such amounts and subject to the terms and conditions as determined by the Plan administrator at the time of grant and as set forth in the award agreement. The administrator may impose performance goals for restricted stock. The administrator may authorize the payment of dividends on the restricted stock during the restricted period. Any full value award that is not subject to the minimum vesting periods under the Plan must not exceed 5% of the aggregate number of shares of common stock that may be issued under the Plan.

      Other Awards. The Plan administrator may grant other types of equity-based or equity-related awards not otherwise described by the terms of the Plan, in such amounts and subject to such terms and conditions, as the administrator shall determine. Such awards may be based upon attainment of performance goals established by the administrator and may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares. Any full value award that is not subject to the minimum vesting periods under the Plan must not exceed 5% of the aggregate number of shares of common stock that may be issued under the Plan.

Amendment and Termination

      Our board of directors may amend the Plan at any time, subject to shareholder approval to the extent required by applicable law or regulation or the listing standards of the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, or any other market or stock exchange on which the common stock is at the time primarily traded. Additionally, shareholder approval will be specifically required to (i) increase the number of shares available for issuance under the Plan, or (ii) decrease the exercise price of any outstanding option or stock appreciation right granted under the Plan.

      Our board of directors may terminate the Plan at any time. However, in no event may an award be granted pursuant to the Plan on or after August 24, 2017.

Miscellaneous

      The Plan also contains provisions with respect to the qualification of certain awards as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, payment of purchase prices, vesting and expiration of awards, treatment of awards upon the sale of the Company, transferability of awards, and tax withholding requirements. Various other terms, conditions, and limitations apply, as further described in the Plan.

Federal Income Tax Consequences

      The following is a brief description of the principal federal income tax consequences, as of the date of this proxy statement, associated with the grant of awards under the Plan. This summary is based on our understanding of present United States federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation. Furthermore, the following discussion does not address state or local tax consequences.

Options

      Grant. There is no federal income tax consequence to the participant solely by reason of the grant of incentive stock options or nonqualified stock options under the Plan.

      Exercise. The exercise of an incentive stock option is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the participant generally must exercise the incentive stock option no later than ninety days following the termination of the participant’s employment with us. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).

      Upon the exercise of a nonqualified stock option, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the amount paid by the participant as the exercise price. The ordinary income recognized in connection with the exercise by a participant of a nonqualified stock option will be subject to both wage and employment tax withholding.

      The participant’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of a nonqualified stock option, the amount of ordinary income, if any, recognized by the participant upon exercise thereof.

      Qualifying Disposition. If a participant disposes of shares of our common stock acquired upon exercise of an incentive stock option in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the participant pursuant to the exercise of the incentive stock option, the participant will realize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the participant’s adjusted basis in such shares (generally the option exercise price).

      Disqualifying Disposition. If the participant disposes of shares of our common stock acquired upon the exercise of an incentive stock option (other than in certain tax free transactions) within two years from the date on which the incentive stock option was granted or within one year after the transfer of shares to the participant pursuant to the exercise of the incentive stock option, at the time of disposition the participant will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the participant, or (ii) the participant’s actual gain. If the total amount realized on a taxable disposition (including return on capital and capital gain) exceeds the fair market value on the date of exercise of the shares of our common stock purchased by the participant under the option, the participant will recognize a capital gain in the amount of the excess. If the participant incurs a loss on the disposition (the total amount realized is less than the exercise price paid by the participant), the loss will be a capital loss.

      Other Disposition. If a participant disposes of shares of our common stock acquired upon exercise of a nonqualified stock option in a taxable transaction, the participant will recognize capital gain or loss in an amount equal to the difference between the participant’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of our common stock acquired upon exercise of incentive stock options as discussed above) will be short-term or long-term depending on whether the shares of our common stock were held for more than one year from the date such shares were transferred to the participant.

      Alternative Minimum Tax. Alternative minimum tax is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any alternative minimum tax paid generally may be credited against future regular tax liability (but not future alternative minimum tax liability). Alternative minimum tax applies to alternative minimum taxable income. Generally, regular taxable income as adjusted for tax preferences and other items is treated differently under the alternative minimum tax.

      For alternative minimum tax purposes, the spread upon exercise of an incentive stock option (but not a nonqualified stock option) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of our common stock at such time for subsequent alternative minimum tax purposes. However, if the participant disposes of the incentive stock option shares in the year of exercise, the alternative minimum tax income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

      There are no federal income tax consequences to the Company by reason of the grant of incentive stock options or nonqualified stock options or the exercise of an incentive stock option (other than disqualifying dispositions). At the time the participant recognizes ordinary income from the exercise of a nonqualified stock option, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our reporting obligations described below. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an incentive stock option, and subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the satisfaction of a tax reporting obligation, the Company generally will be entitled to a corresponding deduction in the year in which the disposition occurs. We are required to report to the Internal Revenue Service any ordinary income recognized by any participant by reason of the exercise of a nonqualified stock option. We are required to withhold income and employment taxes (and pay the employer’s share of the employment taxes) with respect to ordinary income recognized by the participant upon exercise of nonqualified stock options.

Stock Appreciation Rights

      There are no tax consequences to the participant or the Company by reason of the grant of stock appreciation rights. In general, upon exercise of a stock appreciation rights award, the participant will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the stock appreciation rights’ base price, or the amount payable. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the satisfaction of a tax reporting obligation, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Restricted Stock and Bonus Stock

      Unless a participant makes the election described below with respect to restricted stock granted under the Plan, a participant receiving such an award will not recognize income and we will not be allowed a deduction at the time such award is granted. While an award remains unvested or otherwise subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of any dividends received and we will be allowed a deduction in a like amount. When an award vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the award on the date of vesting or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by us. Upon disposition of the shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture. However, by filing a Section 83(b) election with the Internal Revenue Service within thirty days after the date of grant, a participant’s ordinary income and commencement of holding period and the deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and deductible by us will be equal to the excess of the fair market value of the award as of the date of grant over the amount paid, if any, by the participant for the award. If such election is made and a participant thereafter forfeits his or her award, no refund or deduction will be allowed for the amount previously included in such participant’s income.

      A participant receiving a stock bonus under the Plan will recognize income equal to the excess of the stock’s fair market value over the purchase price, if any.

      Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the satisfaction of a tax reporting obligation and any tax withholding condition, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long- or short-term depending on whether the stock was held for more than one year from the date ordinary income is measured.

Requirements Regarding “Deferred Compensation”

      Certain of the benefits under the Plan may constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, a recently enacted provision governing “nonqualified deferred compensation plans.” Failure to comply with the requirements of the provisions of Section 409A regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for federal tax purposes earlier than expected, and to be subject to substantial penalties. The Plan is drafted in a form that is intended to be exempt from, and as applicable, to comply with, Section 409A.

The Company’s board of directors unanimously recommends that you vote FOR the adoption of the Company’s 2007 Stock Incentive Plan and to authorize the reservation of 1,250,000 shares of our common stock for issuance thereunder.

PROPOSAL THREE
APPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF OUR
ANNUAL EXECUTIVE INCENTIVE COMPENSATION

      Our board of directors, based upon the recommendation of the compensation committee and its subcommittee, has unanimously approved the material terms for payment of bonuses under our objective, performance-based annual executive incentive program and is asking our shareholders to approve these material terms at the annual meeting. The annual executive incentive compensation program itself does not require approval by our shareholders. If the shareholders approve this proposal, however, the compensation paid pursuant to such material terms will be fully deductible by the Company for financial income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended. We may make awards under the annual executive incentive compensation program whether or not shareholder approval is obtained at this meeting.

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and three other most highly compensated executive officers other than its chief financial officer as determined in accordance with the applicable rules under the Securities Exchange Act of 1934, as amended. We refer to such executive officers in discussing this proposal as “covered employees.” Under the Internal Revenue Code, there is, however, no limitation on the deductibility of “qualified performance-based compensation.” To be qualified performance-based compensation, compensation must be paid solely on account of the attainment of one or more objective performance goals established in writing by a committee of our board of directors comprised solely of two or more “outside directors” while the attainment of such goals is substantially uncertain. Our compensation committee has created a subcommittee comprised solely of outside directors in order to satisfy that requirement. Performance goals may be based on one or more business criteria that apply to an individual, a business unit, or the Company as a whole, but need not be based on an increase or positive result under the business criteria selected. Our compensation committee and its subcommittee are prohibited from increasing the amount of compensation payable if a performance goal is met, but they may reduce or eliminate compensation even if such performance goal is attained. Shareholders must approve the types of performance goals and the maximum amount that may be paid to our covered employees or the formula used to calculate such amount.

      Payment of an annual incentive to a covered employee will be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the compensation committee and its subcommittee for each performance period, which generally is our taxable year. Performance goals will be based on one or more of the following business criteria: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders’ equity; (15) revenue; (16) cash flow; and (17) share price. The maximum annual performance-based incentive award that may be granted to any covered employee based on attainment of one or more of the foregoing performance goals is $500,000.

      It is the policy of the compensation committee to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with our overall objectives in attracting, retaining, and motivating our executives. The compensation committee from time to time may approve payment of discretionary annual incentive compensation based on business criteria other than the foregoing performance goals. Any such discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m) of the Internal Revenue Code.

      We expect that payment of incentive compensation to one or more covered employees generally will be subject to attainment of one or more of the performance goals described above. As previously disclosed by us, the payment of incentive compensation for the 2008 fiscal year to one or more covered employees will be subject to attainment of pre-established percentage increases in revenue, cash flow, earnings per share, and share price. Each of these four criteria will be given equal weight, each contributing to 25% of the eligible performance-based bonus award for this measurement period. Our performance must meet or exceed all established goals for the executive to be eligible to receive the entire performance-based bonus for fiscal year 2008. To the extent that an established goal for a specific objective criteria is not met, the executive shall be entitled to receive a ratable portion of the bonus attributable to that criteria based on the percentage of the goal actually achieved, if any, for the fiscal year ended March 31, 2008. If none of the targeted criteria experience an increase over last year’s performance, no objective, performance-based bonus awards will be paid.

      The annual incentive compensation that would have been payable in the last fiscal year or that would be payable in the future based on such performance goals cannot be determined, because the payment of such compensation is contingent upon attainment of the pre-established performance goals, the maximum amount of such compensation is dependant on the Company’s performance for the applicable performance period, and the actual annual incentive compensation to a covered employee may reflect the exercise of the compensation committee’s discretion to reduce the annual incentive compensation otherwise payable upon attainment of the performance goal.

      The Company’s board of directors unanimously recommends that you vote FOR the foregoing material terms for the payment of our annual executive incentive compensation.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

INDEPENDENT AUDITORS

      Grant Thornton LLP has been the principal accounting firm for the Company since November 2001. The board of directors recommends that you vote your shares FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

      Ratification of the selection of Grant Thornton LLP by our shareholders is not required by law. As a matter of policy, however, such selection is being submitted to the shareholders for ratification at the annual meeting (and it is the present intention of our audit committee and board of directors to continue this policy). If the shareholders fail to ratify the selection of this firm, the audit committee will reconsider the matter.

      The Company anticipates that representatives of Grant Thornton LLP will attend the annual meeting for the purpose of responding to appropriate questions. At the annual meeting, the representatives of Grant Thornton LLP will be afforded an opportunity to make a statement if they so desire.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      Our audit committee reviews our financial reporting process on behalf of our board of directors. In April 2005, our board of directors adopted a written charter for our audit committee and has re-evaluated it in connection with the filing of our annual report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the 2007 annual report on Form 10-K with our management and our independent registered public accounting firm, Grant Thornton LLP. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. Grant Thornton is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Grant Thornton is also responsible for expressing an opinion on the effectiveness, and on management’s assessment of the effectiveness, of the Company’s internal control over financial reporting.

      The audit committee has discussed with Grant Thornton the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received the written disclosures and the letter from Grant Thornton required by Independence Standards Board No. 1 (Independence Standards Board No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Grant Thornton its independence. The audit committee has also considered whether, and determined that, the independent registered public accounting firm’s provision of other non-audit services to us is compatible with maintaining Grant Thornton’s independence.

      Based on the review and discussions referred to above, the audit committee recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended March 31, 2007, for filing with the Securities and Exchange Commission.

      Respectfully submitted on July 3, 2007 by the members of the audit committee of the board of directors.

      Melissa Hubbard
      David Nicholas
      Hiram J. Woo

AUDIT FEES AND ALL OTHER FEES
Audit Fees

      The aggregate fees billed for audit services, including fees associated with the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, totaled approximately $968,023 in fiscal year 2007 and approximately $824,770 in fiscal year 2006. For the fiscal years 2007 and 2006, such fees included fees for audit services regarding management’s assessment of the effectiveness of our internal control over financial reporting totaling approximately $305,000 in fiscal year 2007 and approximately $270,761 in fiscal year 2006.

Audit-Related Fees

      The aggregate fees billed for assurance and related services rendered by Grant Thornton LLP that are reasonably related to the performance of the audit or review of our financial statements not reported above totaled approximately $33,280 in fiscal year 2007 and approximately $175,852 in fiscal year 2006. In fiscal year 2007, these fees were principally related to the audit of our 401(k) plan. In fiscal year 2006, these fees were principally related to the audit of the Company’s 401(k) plan and financial due diligence in connection with the Company’s acquisition of MRG Entertainment, Inc.

Tax Fees

      The aggregate fees billed for tax services, including tax compliance, tax advice and tax planning totaled approximately $180,628 in fiscal year 2007 and approximately $182,967 in fiscal year 2006. The aggregate fees billed for tax services in fiscal year 2006 included tax due diligence related to the Company’s acquisition of MRG Entertainment, Inc.

All Other Fees

      None.

Audit Committee Pre-Approval Policy

      The audit committee reviews and pre-approves all audit fees and any permitted non-audit services to be provided by our independent auditors. The chairman of the audit committee has the authority to pre-approve any additional audit or permitted non-audit services provided to the Company. Any such additional audit or permitted non-audit services pre-approved by the chairman are presented to, and ratified by, the entire audit committee at the next regularly scheduled meeting of the audit committee.

AVAILABILITY OF REPORT ON FORM 10-K

      Our audited consolidated financial statements are reproduced in Appendix B to this proxy statement and are included in our annual report on Form 10-K for the fiscal year ending March 31, 2007 filed with the Securities and Exchange Commission, 450 F Street, N.W., Washington, D.C. 20549. Upon your written request, we will provide to you a complimentary copy of our 2007 annual report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission. Your request should be mailed to New Frontier Media, Inc., Attention: Assistant Secretary, 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. A complimentary copy may also be obtained at the internet website maintained by the Securities and Exchange Commission at www.sec.gov, and by visiting our internet website at www.noof.com and clicking on “Investor Relations,” then on “SEC Filings.”

NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies and intermediaries. A number of brokers and other intermediaries with account holders who are our shareholders may be householding our shareholder materials, including this proxy statement. In that event, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate proxy statement to us at: New Frontier Media, Inc., Attention: Assistant Secretary, 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, or by calling us at (303) 444-0900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

*   *   *

By order of the board of directors,

Michael Weiner
Chief Executive Officer and Secretary

Dated: July 16, 2007

NEW FRONTIER MEDIA, INC.
2007 STOCK INCENTIVE PLAN

New Frontier Media, Inc.
2007 Stock Incentive Plan

Table of Contents

ARTICLE 1.

DEFINITIONS

1.1	Affiliate	1
1.2	Award	1
1.3	Board of Directors	1
1.4	Bonus Stock	1
1.5	Bonus Stock Award Agreement	1
1.6	Cause	2
1.7	Change in Control	2
1.8	Code	2
1.9	Common Stock or Stock	2
1.10	Continuous Service	2
1.11	Director	3
1.12	Disability	3
1.13	Effective Date	3
1.14	Employee	3
1.15	Exchange Act	3
1.16	Fair Market Value	3
1.17	Full Value Award	3
1.18	Incentive Stock Option	3
1.19	Nonqualified Stock Option	3
1.20	Option	3
1.21	Option Agreement	3
1.22	Participant	4
1.23	Plan Administrator	4
1.24	Restricted Stock	4
1.25	Restricted Stock Award Agreement	4
1.26	Restriction Period	4
1.27	Rule 16b-3	4
1.28	Stock Appreciation Right or SAR	4
1.29	Stock Appreciation Right Award Agreement	4
1.30	Termination Date	4

ARTICLE 2.
EFFECTIVE DATE

ARTICLE 3.
ADMINISTRATION
3.1	Plan Administrator	5
3.2	Meetings and Actions	5
3.3	Powers of Plan Administrator	5
3.4	Interpretation of Plan	5

New Frontier Media, Inc. 2007 Stock Incentive Plan	6/2007 A-i

ARTICLE 4.

STOCK SUBJECT TO THE PLAN

4.1	Plan Limit	6
4.2	Limitations on Awards	6
4.3	Individual Limit	6
4.4	Unused Stock	6
4.5	Adjustment for Change in Outstanding Shares.	6
4.6	Retention of Rights	7

ARTICLE 5.

GRANT OF AWARDS
5.1	Eligibility for Award	7
5.2	Grant of Awards	7
5.3	Terms of Awards	8

ARTICLE 6.

VESTING OF AWARDS
6.1	Vesting Terms	8
6.2	Minimum Vesting Periods	8
6.3	Restrictions on Waivers of Vesting Periods	8

ARTICLE 7.

STOCK OPTIONS
7.1	Option Agreement	9
7.2	Manner of Exercise	9
7.3	Payment of Option Price	10
7.4	Repricing	10

ARTICLE 8.

STOCK APPRECIATION RIGHTS
8.1	Stock Appreciation Rights Award Agreement	10
8.2	Manner of Exercise	10

ARTICLE 9.

STOCK AWARDS
9.1	Restricted Stock Award Agreement	11
9.2	Bonus Stock Awards	12

ARTICLE 10.

OTHER AWARDS

ARTICLE 11.

ISSUANCE OF SHARES
11.1	Stock Certificates	12
11.2	Nontransferability	13
11.3	Paperless Administration	13

New Frontier Media, Inc. 2007 Stock Incentive Plan	6/2007 A-ii

ARTICLE 12.

TERMINATION OF CONTINUOUS SERVICE

12.1	Termination of Continuous Service	13
12.2	Termination of Continuous Service for Stock	14

ARTICLE 13.

CHANGE IN CONTROL
13.1	Substitution of Awards	13
13.2	Acceleration of Vesting	14

ARTICLE 14.

AMENDMENT AND TERMINATION
14.1	Amendment of the Plan	14
14.2	Termination of the Plan	14

ARTICLE 15.

GENERAL PROVISIONS
15.1	Tax Obligations	15
15.2	No Employment Rights	15
15.3	Participants in Foreign Countries	16
15.4	Other Employee Benefits	16
15.5	Confidentiality of Information	16
15.6	Severability	16
15.7	Governing Law and Venue	16
15.8	Use of Proceeds	16

New Frontier Media, Inc. 2007 Stock Incentive Plan	6/2007 A-iii

NEW FRONTIER MEDIA, INC.
2007 STOCK INCENTIVE PLAN

INTRODUCTION

New Frontier Media, Inc., a Colorado corporation (the “Company), adopted the New Frontier Media, Inc. 1998 Incentive Stock Plan, the New Frontier Media, Inc. 1999 Incentive Stock Plan, the New Frontier Media, Inc. 2001 Incentive Stock Plan, and the New Frontier Media, Inc. Millennium Incentive Stock Option Plan (the “Predecessor Plans”).  The Company hereby adopts the New Frontier Media, Inc. 2007 Stock Incentive Plan (the “Plan”) as a replacement of the Predecessor Plans.  The shares that were reserved for grant under the Predecessor Plans that were not granted under those plans shall be included in the total number of shares reserved for issuance under this Plan.

The purpose of the Plan is to continue to further the growth and development of the Company by affording an opportunity for stock ownership to selected Employees and Directors of the Company and its Affiliates who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success.  The Plan is also intended to assist the Company in attracting new Employees and Directors and retaining existing Employees and Directors; to encourage growth of the Company through incentives that are consistent with the Company’s goals; to provide incentives for individual performance; and to promote teamwork.

ARTICLE 1.

DEFINITIONS

When used in this Plan, the following capitalized terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

1.1
Affiliate means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

1.2	Award means the grant of Options, Stock Appreciation Rights, Restricted Stock, Bonus Stock or other stock-based grant under the Plan.

1.3	Board of Directors means the Board of Directors of the Company.

1.4	Bonus Stock means shares of Common Stock granted to a Participant that are subject to the term set forth in Section 9.2 and the Bonus Stock Award Agreement.

1.5	Bonus Stock Award Agreement means the agreement specified in Section 9.2 between the Company and a Participant pursuant to which Bonus Stock is granted to the Participant.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-1

1.6
Cause means “Cause,” as defined in the Participant’s employment agreement, if applicable, or as determined in the sole discretion of the Company, a termination on account of: (a) a documented failure to maintain an expected level of job performance; (b) a material violation of the Company’s then in effect Employee Handbook and other policies, procedures and guidelines, including without limitation, the Rules of Conduct, Equal Employment Opportunity policy, Substance Abuse/Drug policy and the Code of Business Conduct and Ethics policy; or (c) a breach of any material obligation of nondisclosure or confidentiality owed to the Company or any of its Affiliates.  A Participant who agrees to resign from his or her affiliation with the Company in lieu of being terminated for Cause may be deemed to have been terminated for Cause for purposes of the Plan.

1.7
Change in Control means the occurrence, in a single transaction or in a series of related transactions, where (a) the Company will not be the surviving entity in any merger, share exchange, or consolidation (or survives only as a subsidiary of an entity); (b) the Company sells, leases, or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets to any other person or entity; (c) the Company is to be dissolved and liquidated; (d) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (e) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election will cease to constitute a majority of the Board; provided, however, that a Change in Control will not include (i) any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction, which involves solely the Company and one or more entities wholly-owned, directly or indirectly, by the Company immediately prior to such event, or (ii) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold 50% or more of the voting stock (based upon voting power) of (A) any entity that owns, directly or indirectly, the stock of the Company, (B) any entity with which the Company has merged, or (C) any entity that owns an entity with which the Company has merged.  In the case of an Award the payment of which is subject to Code Section 409A, Change in Control shall be limited to the extent necessary to satisfy Code Section 409A.  The Plan Administrator’s reasonable determination as to whether such an event has occurred shall be final and conclusive.

1.8	Code means the Internal Revenue Code of 1986, as amended from time to time.

1.9	Common Stock or Stock means the Company’s Common Stock and any share or shares of the Company’s capital stock hereafter issued or issuable in substitution for such shares.

1.10
Continuous Service means that the Participant’s service with the Company or its Affiliate, whether as an Employee or Director, is not interrupted or terminated.  The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or its Affiliate as an Employee or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service.  The Plan Administrator, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave or any other personal leave.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-2

1.11
Director means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who either is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date and, and for purposes of and relating to eligibility for the grant of an Award, an individual elected to the board of directors of any Affiliate.

1.12	Disability means disability within the meaning of the long-term disability policy maintained by the Company, or if none, within the meaning of Code Section 22(e)(3).

1.13	Effective Date means the effective date of the Plan, as first set forth above.

1.14
Employee means a common law employee of the Company or its Affiliate and any person who has accepted a binding offer of employment from the Company or its Affiliate, but excludes any individual classified by the Company or its Affiliate as an independent contractor, consultant or leased employee.

1.15	Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

1.16	Fair Market Value means—

(a)
the value of the Common Stock, determined in accordance with the following:  If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market, the Nasdaq SmallCap Market, the OTC Bulletin Board or otherwise over the counter, then the Fair Market Value per share shall be deemed to be the closing sales price (or, if the closing sales price is not available for the trading market, the average of closing bid and asked prices) for the Common Stock, or if there has not been trading of the Common Stock on a specific date, then a trading day is the next preceding day on which there was such trading; or

(b)
in the event Common Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Plan Administrator in its discretion in such manner as it deems appropriate.

1.17
Full Value Award means an Award other than an Option, a Stock Appreciation Right, or other Award whose intrinsic value is solely dependent on appreciation in the price of the Common Stock after the date of grant.

1.18
Incentive Stock Option means any option granted to an eligible Employee under the Plan, which the Company intends at the time the option is granted to be an Incentive Stock Option within the meaning of Code Section 422.

1.19	Nonqualified Stock Option means any option granted to an eligible Employee or Director under the Plan that is not an Incentive Stock Option.

1.20	Option means and refers collectively to Incentive Stock Options and Nonqualified Stock Options.

1.21	Option Agreement means the agreement specified in 7.1

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-3

1.22
Participant means any Employee or Director who is granted an Award under the Plan.  Participant also means the personal representative of a Participant and any other person who acquires the right to exercise or receive payment pursuant to an Award by bequest or inheritance.

1.23	Plan Administrator means the body that is responsible for the administration of the Plan, as determined pursuant to Section 3.1

1.24
Restricted Stock means shares of Common Stock granted to a Participant that are subject to the restrictions set forth in Section 9.1 of the Plan and the Restricted Stock Award Agreement.  Restricted Stock also means any shares of the Company’s capital stock issued as the result of a dividend on or split of Restricted Stock.  Upon termination of the restrictions, such Common Stock or other capital stock shall no longer be Restricted Stock.

1.25	Restricted Stock Award Agreement means the agreement specified in Section 9.1 between the Company and a Participant pursuant to which Restricted Stock is granted to the Participant.

1.26
Restriction Period means the period set forth in the Restricted Stock Award Agreement that is the period beginning on the date of grant of the Award and ending on the final vesting date of the Restricted Stock.

1.27	Rule 16b-3 means Rule 16b-3 promulgated by the Securities Exchange Commission under the Exchange Act, together with any successor rule, as in effect from time to time.

1.28	Stock Appreciation Right or SAR means a standalone stock appreciation right that has been granted pursuant to Article 8 of the Plan.

1.29
Stock Appreciation Right Award Agreement means the agreement specified in Section 8.1 between the Company and a Participant pursuant to which a contingent right to shares of Common Stock is granted to the Participant.

1.30	Termination Date means the termination date of the Plan, as first set forth above.

ARTICLE 2.

EFFECTIVE DATE

The Effective Date of the Plan shall be the date on which the Plan is approved by the stockholders of the Company.  No further grants shall be made under the Predecessor Plans from and after the Effective Date of this Plan; however, the terms of a Predecessor Plan as in effect at the time an award was granted shall remain in effect and apply to such award, notwithstanding subsequent amendments, except to the extent such amendments (a) do not impair the Participant’s rights under such award, (b) provide compliance with applicable laws then in effect, and (c) would not result in adverse financial accounting consequences to the Company (as determined by the Board or the Plan Administrator, in its sole discretion) if applied to a previously granted award.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-4

ARTICLE 3.

ADMINISTRATION

3.1
Plan Administrator.  The Plan shall be administered by the Board of Directors, unless and until such time as the Board of Directors delegates the administration of the Plan to a committee, which shall be appointed by and shall serve at the pleasure of the Board of Directors.  Any committee member shall be deemed to have resigned automatically from the committee upon his or her termination of service with the Company.  To the extent the Board considers it desirable for transactions relating to an Award to be eligible to qualify for an exemption under Rule 16b-3, the Plan Administrator shall consist of a committee of two or more Directors of the Company, all of whom qualify as “non-employee directors” within the meaning of Rule 16b-3.  To the extent the Board considers it desirable for compensation delivered pursuant to an Award to be eligible to qualify for an exemption under Code Section 162(m), the Plan Administrator shall consist of a committee of two or more Directors of the Company, all of whom qualify as “outside directors” within the meaning of Code Section 162(m).  To the extent the Board administers discretionary grants to non-employee directors, the Plan Administrator shall consist of an independent committee of the Board.  The Board may from time to time remove members from or add members to any such committee; fill vacancies on the committee, howsoever caused; and otherwise increase or decrease the number of members of such committee, in each case as the Board deems appropriate to permit transactions in Common Stock pursuant to the Plan and to satisfy such conditions of Rule 16b-3 or Code Section 162(m) as then in effect.

3.2
Meetings and Actions.  The Plan Administrator shall hold meetings at such times and places as it may determine.  A majority of the members of the Plan Administrator shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Plan Administrator shall be the acts of the Plan Administrator and shall be final, binding and conclusive upon all persons, including the Company, its Affiliates, its stockholders, and all persons having any interest in Awards that may be or have been granted pursuant to the Plan.

3.3
Powers of Plan Administrator.  The Plan Administrator shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan and to prescribe, amend and rescind rules and regulations for administration of the Plan.  In selecting Participants and granting Awards, the Plan Administrator shall take into consideration the contribution the Participant has made or may make to the success of the Company or its Affiliates and such other factors as the Plan Administrator shall determine.

3.4
Interpretation of Plan.  The Plan Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder.  The determination of the Plan Administrator as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its Affiliates, its stockholders, and all persons having any interest in Awards that may be or have been granted pursuant to the Plan.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-5

ARTICLE 4.

STOCK SUBJECT TO THE PLAN

4.1
Plan Limit.  Subject to the provisions of Section 4.5, the aggregate number of shares of Common Stock that may be issued under Awards granted pursuant to the Plan shall not exceed 1,250,000 shares, inclusive of any shares available for grant under any Predecessor Plan on the Effective Date.  Shares that may be issued under Awards may consist, in whole or in part, of authorized but unissued stock or treasury stock of the Company not reserved for any other purpose. Any shares available for grant under any Predecessor Plan on the Effective Date not subject to outstanding awards shall become available for issuance under the Plan; shares that cease to be subject to such awards after the Effective Date shall not be available for issuance under the Plan.

4.2
Limitations on Awards.  To the extent that a share of Common Stock is subject to an outstanding Full-Value Award, such share shall reduce the aggregate share limit set forth in Section 4.1 by 1.5 shares of Common Stock.  To the extent that a share of Common Stock is subject to an outstanding Award other than a Full-Value Award, such share shall reduce the aggregate share limit by one share of Common Stock. Stock Appreciation Rights shall be counted on a gross basis against the number of shares available for award under the Plan, regardless of the number of shares issued upon settlement of the Stock Appreciation Rights.  Shares withheld for taxes or tendered for the payment of any exercise or purchase price shall not be available for future Awards under the Plan.

4.3	Individual Limit. During any single calendar year, no Participant shall be eligible to be granted Awards exceeding 350,000 shares.

4.4
Unused Stock.  Shares will be deemed to have been issued under the Plan only (a) to the extent actually issued and delivered pursuant to an Award, or (b) to the extent an Award is settled in cash.  If any outstanding Award under the Plan expires or for any other reason ceases to be exercisable, is forfeited or repurchased by the Company, in whole or in part (other than upon exercise of an Award), the shares that were subject to such Award (and as to which the Award had not been exercised) shall continue to be available under the Plan or revert to the Plan to again be available for issuance under the Plan.  In addition, to the extent that an Award terminates, expires or lapses for any reason, the number of shares of Common Stock which may be issued or transferred pursuant to Awards under the Plan will automatically be increased by (i) one share for each one share subject to an Award other than a Full-Value Award that is subsequently terminated, expired, cancelled, forfeited or repurchased, and (ii) 1.5 shares for each one share subject to a Full-Value Award that is subsequently expired, cancelled, forfeited or repurchased.

4.5	Adjustment for Change in Outstanding Shares.

(a)
In General.  If there is any change, increase or decrease, in the outstanding shares of Common Stock that is effected without receipt of additional consideration by the Company, by reason of a stock dividend, subdivision, reclassification, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar circumstances not involving the receipt of consideration by the Company (each a “Capitalization Event”), then in each such event, the Plan Administrator shall make an appropriate adjustment in the aggregate number of shares of Common Stock available under the Plan, the number of shares of Common Stock subject to each outstanding Award and the exercise prices in order to prevent the dilution or enlargement of any Participant’s rights.  In the event of any adjustment in the number of shares of Common Stock covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.  The Plan Administrator’s determinations in making any adjustment shall be final and conclusive.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-6

(b)
Exceptions to Adjustment.  Except as expressly provided herein, the issue by the Company of shares of Common Stock of any class, or securities convertible into or exchangeable for shares of Common Stock of any class, for cash or property or for labor or services, or upon sale or upon exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into or exchangeable for shares of Common Stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to any Award granted under the Plan.

4.6
Retention of Rights.  The existence of this Plan and any Award granted pursuant to the Plan shall not affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other change in the Company’s capital structure or its business, or a merger or consolidation of the Company, or any issue of bonds, debentures, or preferred or preference stock ranking before or affecting the Common Stock, or the dissolution of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether similar or not.

ARTICLE 5.

GRANT OF AWARDS

5.1
Eligibility for Award. Awards may be granted only to persons who, at the time of grant, are Employees or Directors.  Directors who are not Employees of the Company or its Affiliates shall be eligible to receive any Award, other than Incentive Stock Options, under the Plan.  Any Director who is otherwise eligible to participate, who makes an election in writing not to receive any grants under the Plan, shall not be eligible to receive any such grants during the period set forth in such election.

5.2
Grant of Awards. The Plan Administrator may from time to time in its discretion grant Awards to one or more Employees or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of this article. Except with respect to Participants who, as determined by the Company, may be subject to Rule 16b-3 or Code Section 162(m), the Plan Administrator delegates to the Chief Executive Officer of the Company the right to grant up to 125,000 shares to a Participant and determine terms and conditions of Awards granted under the Plan.  An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, a Nonqualified Stock Option, Stock Appreciation Rights, a Restricted Stock Award, a Bonus Stock Award or other Award developed under the Plan or any combination thereof.  No Award shall be enforceable under the Plan until the Participant provides the Company with a signed Award Agreement in the form specified by the Plan Administrator with respect to the Award to that Participant.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-7

5.3
Terms of Awards.  The Plan Administrator may from time to time in its discretion determine which of the eligible Employees and Directors of the Company or its Affiliates should receive Awards, the type of Awards to be granted, and as applicable, the number of shares subject to the Awards, the grant dates, the exercise or purchase price for shares subject to the Awards, the vesting conditions and duration of the Awards and the restrictions applicable to each grant of shares pursuant to the Awards.  Each Award will be evidenced by an Award Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Plan Administrator from time to time will approve. The terms of any Award need not be identical to the terms of any other Award to the same or other Participants.  The Plan Administrator may, in its sole discretion, amend an outstanding Award Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Award, or a portion of the Award, may vest or become exercisable, provided the acceleration complies with Section 6.3), except that no such action shall diminish or impair the rights under an Award previously granted without the consent of the Participant.

ARTICLE 6.

VESTING OF AWARDS

6.1
Vesting Terms.  An Award shall vest and/or become exercisable in whole or in part and at such times as determined by the Plan Administrator and set forth in the Award Agreement. The Plan Administrator in its discretion may provide that an Award will be vested or exercisable upon (a) the attainment of one or more performance goals or targets established by the Plan Administrator, which may be based on factors including, but not limited to, the price of a share of Common Stock, the Company’s earnings per share, the Company’s market share, the Company’s sales, the earnings before or after interest, taxes, depreciation, and/or amortization of the Company; (b) the Participant’s continued employment as an Employee with the Company or continued service as a Director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Plan Administrator in its sole discretion; or (d) a combination of any of the foregoing. Each Award may, in the discretion of the Plan Administrator, have different provisions with respect to vesting and/or exercise of the Award.

6.2
Minimum Vesting Periods. Notwithstanding any provision in the Plan to the contrary, a Full-Value Award granted under the Plan shall be subject to a minimum vesting period of one year if such Award is based on the satisfaction of performance criteria or objectives and a minimum vesting period of three years if such Award is based on the Participant’s continued employment as an Employee with the Company or continued service as a Director; provided, however, in the Plan Administrator’s sole discretion, Full-Value Awards representing no more than five percent of the aggregate number of shares of Common Stock that may be issued under the Plan may be granted without being subject to the aforementioned minimum vesting periods.

6.3
Restrictions on Waiver of Vesting Periods. Notwithstanding any provision in the Plan to the contrary, the Plan Administrator shall not have the discretionary authority to waive the vesting period applicable to an Award, except in the case of death, disability, retirement, or Change in Control.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-8

ARTICLE 7.

STOCK OPTIONS

7.1	Option Agreement.

(a)
Option Price.  The Option price (i.e., exercise price) per share of Common Stock under each Option shall be determined by the Plan Administrator and stated in the Option Agreement.  The Option price for any Options granted under the Plan shall not be less than 100% of the Fair Market Value (determined as of the day the Option is granted) of the shares subject to the Option.

(b)
Duration of Options.  Each Option shall be of a duration as specified in the Option Agreement; provided, however, that the term of any Option shall be no more than ten years from the date on which the Option is granted and shall be subject to early termination as provided herein.

(c)
Limitations on Incentive Stock Options.  An Incentive Stock Option may be granted only to an individual who is employed by the Company or an Affiliate at the time the Option is granted. To the extent that an Incentive Stock Option (together with all Incentive Stock Options granted to the Optionee under the Plan and all other stock option plans of the Company and its Affiliate) becomes exercisable for the first time during any calendar year for shares having a Fair Market Value greater than $100,000 (or such other limit effective under the Code), the portion of each Incentive Stock Option that exceeds such amount will be treated as a Nonqualified Stock Option.  No Incentive Stock Option shall be granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock (as determined in accordance with Code Section 424(d)) representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Affiliate, unless the option price of such Incentive Stock Option is at least 110% of the Fair Market Value (determined as of the day the Incentive Stock Option is granted) of the stock subject to the Incentive Stock Option, and the Incentive Stock Option by its terms is not exercisable more than 5 years from the date it is granted.

(d)
Rights as Stockholder.  A Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by an Option until the date of the issuance of the stock certificate for such shares.

(e)
Other Terms and Conditions.  The Option Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the Plan Administrator shall deem appropriate, including, without limitation, provisions that relate to the Participant’s ability to exercise an Option in whole or in part to the passage of time or the achievement of specific goals or the occurrence of certain events, as specified by the Plan Administrator.

7.2
Manner of Exercise.  An Option or portion of an Option may be exercised by delivery of an irrevocable notice of exercise in such manner as determined by the Company, stating the number of shares being purchased and the restrictions imposed on the shares so purchased, if any.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-9

7.3
Payment of Option Price.  The right to receive shares of the Common Stock upon exercise of an Option shall be conditioned upon the delivery by the Participant of payment  for shares and withholding taxes incurred by reason of the exercise and certain representations, if requested by the Plan Administrator.  Payment shall be in the form of an electronic transfer of funds, such other form as may be acceptable under the administrative procedures established by the Company, or any other form of legal consideration that may be acceptable to the Plan Administrator; provided, however, that no payment may be made in shares of Common Stock unless the Plan Administrator has approved of payment in such form by such Participant with respect to the Option exercise in question.

7.4
Repricing..  The Plan Administrator may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price) or perform any other action considered a repricing under requirements of the Nasdaq National Market, the Nasdaq SmallCap Market, the OTC Bulletin Board or other applicable securities market.

ARTICLE 8.

STOCK APPRECIATION RIGHTS

8.1	Stock Appreciation Rights Award Agreement.

(a)
SAR Exercise Price.  The exercise price per share of Common Stock under each SAR shall be determined by the Plan Administrator and shall not be less than 100% of the Fair Market Value (determined as the day the SAR is granted ) of the Common Stock subject to the SAR, and shall be stated in the Stock Appreciation Right Award Agreement.  The base price of the Common Stock under a SAR may not be Repriced.

(b)
Duration of SARs.  Each SAR shall be of a duration as specified in the Stock Appreciation Right Award Agreement; provided, however, that the term of any SAR shall be no more than ten years from the date on which the SAR is granted and shall be subject to early termination as provided herein.

(c)
Rights as Stockholder.  A Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by a SAR until the date of the issuance of the stock certificate for such shares.

(d)
Other Terms and Conditions.  The Stock Appreciation Right Award Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the Plan Administrator shall deem appropriate, including, without limitation, provisions that relate to the Participant’s ability to exercise a SAR in whole or in part to the passage of time or the achievement of specific goals or the occurrence of certain events, as specified by the Plan Administrator.

(e)
Form of Payment.  A SAR may be paid to the Participant in the form of cash, whole shares, or a combination thereof, based on the Fair Market Value of the shares earned under the SAR on the date of payment.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-10

8.2
Manner of Exercise.  The SAR or portion of the SAR may be exercised by delivery of an irrevocable notice of exercise in such manner as determined by the Company, stating the number of shares as to which the SAR is being exercised and the restrictions on any shares received in settlement of the SAR, if any.  The right to receive shares of the Common Stock in settlement of a SAR shall be conditioned upon the delivery by the Participant of payment by an electronic transfer of funds, such other form as may be acceptable under the administrative procedures established by the Company, or any other form of legal consideration that may be acceptable to the Plan Administrator, equal to such amount as the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise; and certain investment representations, if requested by the Plan Administrator.

ARTICLE 9.

STOCK AWARDS

9.1
Restricted Stock Award Agreement.  Shares of Common Stock that are the subject of a Restricted Stock Award will be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances.

(a)
Issuance of Restricted Stock.  The right to receive Restricted Stock shall be conditioned upon the delivery by the Participant of (i) payment of the purchase price, if any, in full, by an electronic transfer of funds, such other form as may be acceptable under the administrative procedures established by the Company, or any other form of legal consideration that may be acceptable to the Plan Administrator; (ii) payment in similar form equal to such amount as the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the vesting of the Restricted Stock or the Participant’s election under Code Section 83(b); (iii) certain investment representations, if requested by the Plan Administrator; and (iv) a copy of the executed Award Agreement in the form specified by the Plan Administrator with respect to the grant of Restricted Stock to that Participant.

(b)
Stock Register or Certificates.  Shares representing the Restricted Stock shall be recorded in the stock register of the Company in the name of the Participant to whom such Restricted Stock shall have been granted.  In the event the Company issues certificates, a stock certificate or certificates representing the Restricted Stock shall be registered in the name of the Participant to whom such Restricted Stock shall have been granted, and such certificates shall remain in the custody of the Company.  The Participant shall deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Restricted Stock that shall be forfeited or otherwise not become vested in accordance with the Plan and the applicable Award Agreement.

(c)
Restrictions and Rights.  Restricted Stock shall constitute issued and outstanding shares of Stock for all corporate purposes.  The Participant shall have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and such other distributions, as the Board of Directors may, in its discretion, designate, pay or distribute on such Restricted Stock, and to exercise all other rights, powers and privileges of a holder of Stock with respect to such Restricted Stock, except as set forth in this section.  During the Restriction Period, the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the restrictions have lapsed, and a breach of the terms and conditions established by the Plan Administrator pursuant to the Award Agreement will cause a forfeiture of the Restricted Stock.  The Award Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the Plan Administrator shall deem appropriate.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-11

(d)
Forfeiture.  If the Participant fails to satisfy any applicable restrictions, terms and conditions set forth in this Plan or in the applicable Award Agreement for any reason, any Restricted Stock held by such Participant and affected by such conditions shall be forfeited to the Company in return for such consideration as shall be specified in the Restricted Stock Award Agreement.  The Company and its officers are authorized to reflect such forfeiture of Restricted Stock on the Company’s stock ledger.

(e)
Limitations on Restricted Stock Awards.  Notwithstanding any provision in the Plan to the contrary, any Full-Value Award that is not subject to the minimum vesting periods established in Section 6.2 shall not exceed five percent of the aggregate number of shares of Common Stock that may be issued under the Plan.

9.2
Bonus Stock Awards.  Each Bonus Stock Award granted to a Participant will constitute a transfer of unrestricted Common Stock on such terms and conditions as the Plan Administrator shall determine.  Bonus Stock Awards will be made in shares of Common Stock and need not be subject to performance criteria or objectives or to forfeiture.  The purchase price, if any, for Common Stock issued in connection with a Bonus Stock Award will be determined by the Plan Administrator in its sole discretion.

ARTICLE 10.

OTHER AWARDS

The Plan Administrator may from time to time in its sole discretion determine which of the eligible Employees or Directors of the Company should receive grants of other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including without limitation dividend equivalents, phantom stock and performance units.  Such Awards may be issued alone or in conjunction with other Awards under the Plan.  In addition, the Plan Administrator may, from time to time, in its sole discretion and consistent with applicable law that would prohibit the imposition of the constructive receipt of income under Code Section 451, afford a Participant the opportunity to convert the form of Award currently held by the Participant prior to the time such Participant would become vested in such Award (e.g., from a Restricted Stock Award to a restricted stock unit award).   The Plan Administrator, in its sole discretion, may include in any Award any provisions necessary to avoid adverse tax consequences to the Participant under Code Section 409A.  Notwithstanding any provision in the Plan to the contrary, any Full-Value Award that is not subject to the minimum vesting periods established in Section 6.2 shall not exceed five percent of the aggregate number of shares of Common Stock that may be issued under the Plan.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-12

ARTICLE 11.

ISSUANCE OF SHARES

11.1
Stock Certificates.  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Common Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares are listed or traded. All stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Plan Administrator deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the stock is listed, quoted, or traded. The Plan Administrator may place legends on any stock certificate to reference restrictions applicable to the shares. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Plan Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Plan Administrator.

11.2
Nontransferability. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate.  Except as otherwise provided by the Plan Administrator, no Award shall be assigned, transferred, or otherwise disposed of by a Participant for value other than by will or the laws of descent and distribution.  Any permitted transfer shall be subject to the condition that the Plan Administrator receive evidence satisfactory to it that the transfer is being made for estate or tax planning or securities compliance purposes and on a basis consistent with the Company’s lawful issue of securities.

11.3
Paperless Administration. Subject to applicable laws, the Plan Administrator may make Awards, provide applicable disclosure and establish procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-13

ARTICLE 12.

TERMINATION OF CONTINOUS SERVICE

12.1
Termination of Continuous Service.  This section applies only to Awards other than Restricted Stock or Bonus Stock.  Any vesting of any Award shall cease upon termination of the Participant’s Continuous Service, and any Award shall be exercisable only to the extent that it was exercisable on the date of such termination of Continuous Service.  Any Award not exercisable as of the date of termination, and any Award or portions thereof not exercised within the period specified herein, shall terminate.

(a)
Termination Other than for Cause.  Subject to any limitations set forth in the agreement for an Award, and provided that the notice of exercise is provided as required by the Plan prior to the expiration of the Award, the Participant shall be entitled to exercise the Award (i) during the Participant’s Continuous Service, and (ii) for a period of 90 days after the date of termination of the Participant’s Continuous Service for reason other than Cause, or such longer period as may be set forth in the Award Agreement.

(b)
Termination by Death.  Notwithstanding subsection (a), if a Participant’s Continuous Service should terminate as a result of the Participant’s death, or if a Participant should die within a period of three months after termination of the Participant’s Continuous Service under circumstances in which subsection (a) would permit the exercise of the Award following termination, the personal representatives of the Participant’s estate or the person or persons who shall have acquired the Award from the Participant by bequest or inheritance may exercise the Award at any time within one year after the date of death, but not later than the expiration date of the Award.

(c)
Termination by Disability.  Notwithstanding subsection (a), if a Participant’s Continuous Service should terminate by reason of the Participant’s Disability, the Participant may exercise the Award at any time within one year after the date of termination but not later than the expiration date of the Award.

(d)
Termination for Cause; Breach of Covenant Not to Compete or Nondisclosure Agreement.  Notwithstanding anything herein to the contrary, and unless otherwise provided by the Award Agreement, all unexercised Awards granted to the Participant shall terminate immediately if the Participant is terminated for Cause upon such occurrence.

(e)
Extension of Option Termination Date.  The Plan Administrator, in its sole discretion, may extend the termination date of an Award granted under the Plan without regard to the preceding provisions of this section.  The Plan Administrator shall have no power to extend the termination date of an Incentive Stock Option beyond the periods provided in subsections (a), (b) and (c) prior to the termination of the Participant’s Continuous Service or without the approval of the Participant, which may be granted or withheld in the Participant’s sole discretion.

12.2
Termination of Continuous Service for Stock.  In the event that a Participant terminates Continuous Service with the Company for any reason, including Disability of the Participant, any unvested Restricted Stock or Bonus Stock held by such Participant as of the date of such termination of Continuous Service shall be forfeited to the Company as of the date of termination of Continuous Service unless otherwise provided in the applicable Award Agreement.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-14

ARTICLE 13.

CHANGE IN CONTROL

13.1
Substitution of Awards.  In the event of a Change in Control, any surviving corporation or acquiring corporation may assume any outstanding Award under the Plan or may substitute similar stock awards on an equitable basis of appropriate stock of the Company, or of the surviving corporation or acquiring corporation, which will be issuable in respect of the Common Stock (including an award to acquire the same consideration paid to the stockholders in the Change in Control) for those outstanding under the Plan.

13.2
Acceleration of Vesting.  In the event of a Change in Control, the Plan Administrator may, in its sole discretion, accelerate the vesting of outstanding Awards held by Participants whose Continuous Service has not terminated (and, if applicable, the time during which such Awards may be exercised).  In anticipation of a Change in Control, the Plan Administrator may, upon written notice to all Participants holding Awards, provide that all unexercised Awards must be exercised upon the Change in Control or within a specified number of days of the date of such Change in Control or such Awards will terminate.  In response to such notice, a Participant may make an irrevocable election to exercise the Participant’s Award contingent upon and effective as of the effective date stated in such notice.  Any Award shall terminate if not exercised upon the time frame stated in the notice.  The Plan Administrator may, in its sole discretion, accelerate the vesting of any outstanding Award in connection with any proposed or completed Change in Control.  Prior to such a Change in Control, the Plan Administrator may, in its sole discretion, terminate any or all unexercised Awards (after acceleration of vesting) in exchange for consideration similar to that received by stockholders of Common Stock of the Company in the Change in Control, less the exercise price required under such Awards.

ARTICLE 14.

AMENDMENT AND TERMINATION

14.1
Amendment of the Plan.  The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper, except that no such action shall diminish or impair the rights under an Award previously granted.  Unless the shareholders of the Company shall have given their approval, the Board may not amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan, (b) increase the maximum number of shares that may be issued under the Plan through Incentive Stock Options, (c) change the class of individuals eligible to receive Awards under the Plan, or (d) amend or delete Section 7.4 of the Plan.

14.2
Termination of the Plan.  This Plan shall not have any fixed Termination Date.  The Board of Directors may at any time suspend or terminate the Plan.  No such suspension or termination shall diminish or impair the rights under an Award previously granted without the consent of the Participant.  Notwithstanding the foregoing, no Award under the Plan may be granted any time after ten years after the Effective Date of the Plan.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-15

 ARTICLE 15.

GENERAL PROVISIONS

15.1
Tax Obligations.  To the extent provided by the terms of an Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by tendering a cash payment or, if permitted by the Plan Administrator, either withholding from any cash compensation paid to the Participant by the Company or its Affiliate or delivering to the Company owned and unencumbered shares of Common Stock.  To the extent required to avoid penalties under Code Section 409A, the Plan Administrator shall have the authority to interpret, administer and/or amend unilaterally any Award issued under the Plan to comply with Code Section 409A.  Notwithstanding any provision to the contrary, all taxes associated with participation in the Plan, including any liability imposed under Code Section 409A, shall be borne by the Participant.

15.2
No Employment Rights.  Nothing contained in this Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s Continuous Service by the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Continuous Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Award.

15.3
Participants in Foreign Countries.  The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

15.4
Other Employee Benefits.  Unless so provided by the applicable plan, the amount of compensation deemed to be received by a Participant as a result of the exercise of an Award shall not constitute earnings with respect to which any other employee benefits of the person are determined, including without limitation benefits under any pension, profit sharing, life insurance, or disability or other salary continuation plan.

15.5
Confidentiality of Information.  Except as required by applicable law, information regarding the grant of Awards under this Plan is confidential of the Company and may not be shared with anyone other than the Participant’s immediate family and personal financial advisor and other person(s) designated by Participant by power of attorney or assignment.

15.6
Severability.  If any provision of this Plan is held by any court or governmental authority to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions.  Instead, each provision held to be illegal or invalid shall, if possible, be construed and enforced in a manner that will give effect to the terms of such provision to the fullest extent possible while remaining legal and valid.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-16

15.7
Governing Law and Venue.  This Plan, and all Awards granted under this Plan, shall be construed and shall take effect in accordance with the laws of the State of Colorado without regard to conflicts of laws principles.  Resolution of any disputes under the Plan or any Award under the Plan shall only be held in courts in Boulder County, Colorado.

15.8
Use of Proceeds.  Any cash proceeds received by the Company from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes, but in no event shall be used to purchase shares in the public market for issuance of Stock or Awards under the Plan.

New Frontier Media, Inc. 2007 Stock Incentive Plan	A-17

APPENDIX B

      This Appendix B was reproduced primarily from Part II of our annual report on Form 10-K that was filed with the Securities and Exchange Commission on June 14, 2007. You can obtain a free copy of the complete text of our Form 10-K by following the directions in our proxy statement under the caption “AVAILABILITY OF REPORT ON FORM 10-K.” Biographical information concerning our executive officers other than Mr. Weiner is provided below. Michael Weiner’s biographical information is incorporated by reference to his biography included under the caption “Proposal One — Election of Directors — Information About the Nominees” in our definitive proxy statement to which this appendix is attached.

Name	Age	Position
Karyn L. Miller	41	Chief Financial Officer, Treasurer and Assistant Secretary, New Frontier Media, Inc.
Ken Boenish	40	President, New Frontier Media, Inc. and The Erotic Networks, Inc.
Ira Bahr	44	Chief Operating Officer, New Frontier Media, Inc.
Scott Piper	44	Chief Information Officer, New Frontier Media, Inc.

      Karyn L. Miller. Ms. Miller joined New Frontier Media in February 1999 as Chief Financial Officer. She began her career at Ernst & Young in Atlanta, Georgia and brings eighteen years of accounting and finance experience to the Company. Prior to joining the Company, Ms. Miller was the Corporate Controller for Airbase Services, Inc. a leading aircraft repair and maintenance company. Previous to that she was the Finance Director for Community Medical Services Organization and Controller for Summit Medical Group, P.L.L.C. Before joining Summit Medical Group, P.L.L.C., Ms. Miller was a Treasury Analyst at Clayton Homes, Inc., a former $1 billion NYSE company which was purchased by Berkshire Hathaway, Inc. in 2003. Ms. Miller graduated with Honors with both a Bachelor of Science degree and a Masters in Accounting from the University of Florida and is a licensed CPA in the state of Colorado.

      Ken Boenish. Mr. Boenish is an 18-year veteran of the cable television industry. In October 2000, he was named President of The Erotic Networks and in June 2005 he was named President of New Frontier Media. Mr. Boenish joined The Erotic Networks as the Senior Vice President of Affiliate Sales in February 1999. Prior to joining the Company, Mr. Boenish was employed by Jones Intercable (“Jones”) from 1994 to 1999. While at Jones he held the position of National Sales Manager for Superaudio, a cable radio service serving more than 9 million cable customers. He was promoted to Director of Sales for Great American Country, a new country music video service, in 1997. While at Great American Country, Mr. Boenish was responsible for adding more than 5 million new customers to the service while competing directly with Country Music Television, a CBS cable network. From 1988 to 1994 he sold cable television advertising on systems owned by Time Warner, TCI, COX, Jones, Comcast and other cable systems. Mr. Boenish holds a Bachelor of Science degree in Marketing from St. Cloud State University.

      Ira Bahr. Mr. Bahr joined New Frontier Media in January 2006 as Vice President of Marketing and Corporate Strategy and was named Chief Operating Officer in April 2007. Prior to joining New Frontier Media he served in a number of positions with Echostar Communications Corporation, including Senior VP of Marketing for Dish Network and President of BingoTV, an interactive game channel owned by Echostar. Previous to his tenure with Echostar, Mr. Bahr was the number two executive at Sirius Satellite Radio serving as the company’s Senior VP, Marketing, Alliances, and Communications. At Sirius, Mr. Bahr was the executive responsible for forging the company’s relationships with automobile and radio manufacturers. In addition, he was instrumental in the acquisition of over $1 billion in capital financing and was the driving force behind the company’s name change from CD Radio in 1999.

      From 1985 to 1998, Mr. Bahr was a senior executive at BBDO Worldwide, one of the world’s largest advertising and marketing firms. At BBDO, he developed domestic and international marketing plans and communications programs for a range of companies including GE, Pepsi Cola, and FedEx. Mr. Bahr holds a Bachelor of Arts degree from Columbia University.

      Scott Piper. Mr. Piper joined New Frontier Media, Inc. in February 2007 as Chief Information Officer. Mr. Piper has been an IT professional for approximately 18 years and has held senior IT leadership roles for the past 11 years. He has extensive experience in IT infrastructure design and delivery for large scale enterprises, including the implementation of over fifteen customer contact centers, some with as many as 1,500 seats. He was responsible for one of the first successful large Voice over IP (“VoIP”) contact centers in the U.S. Prior to joining New Frontier Media, Mr. Piper was employed from 1994 to 2006 by EchoStar Satellite L.L.C., the parent company to the DISH Network. While employed in a variety of roles during his tenure at EchoStar, he most recently held the title of Vice President of IPTV. Mr. Piper was responsible for the launch of DISH Network’s web based entertainment portal prior to his departure. Mr. Piper holds a Bachelor of Science in Marketing and Finance from the University of Colorado and a Masters in Science in Telecommunications from the University of Denver.

PART II.

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

      Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “NOOF”.

      The following table sets forth the range of high and low sales prices for our Common Stock for each quarterly period indicated, as reported on the NASDAQ Global Select Market:

Quarter Ended	High	Low	Quarter Ended	High	Low
June 30, 2006	$9.38	$6.53	June 30, 2005	$7.29	$4.90
September 30, 2006	8.99	6.45	September 30, 2005	7.43	5.56
December 31, 2006	9.70	7.85	December 31, 2005	6.85	5.40
March 31, 2007	10.25	8.16	March 31, 2006	7.90	6.38

      The high and low sales prices per share from April 1, 2007 through June 1, 2007, were $9.19 and $8.38, respectively. As of June 1, 2007, there were approximately 3,878 beneficial owners and 197 holders of record of New Frontier Media’s Common Stock.

      We declared a dividend of $0.60 per common share that was paid to shareholders of record on February 14, 2007. On May 8, 2007, we announced that our Board of Directors has declared its first regular quarterly cash dividend of $0.125 per share of common stock, payable on June 29, 2007, to shareholders of record on June 4, 2007. The Company intends to pay a regular quarterly cash dividend of $0.125 per share of common stock for the foreseeable future at the discretion of the Board of Directors depending on available cash, anticipated cash needs, and overall financial conditions.

      The graph below matches the cumulative 5-year total return of holders of New Frontier Media, Inc.’s common stock with the cumulative total returns of the S&P SmallCap 600 Index, and a customized peer group of two companies that includes: Playboy Enterprises Inc. and Private Media Group Inc. The graph assumes that the value of the investment in the company’s common stock, in the peer group, and the index (including reinvestment of dividends) was $100 on 3/31/2002 and tracks it through 3/31/2007.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among New Frontier Media, Inc., the S&P SmallCap 600 Index
And the Peer Group

      The stock price performance included in this graph is not necessarily indicative of future stock price performance.

      In accordance with the rules and regulations of the SEC, the above performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

ITEM 6. SELECTED FINANCIAL DATA.

FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except per share amounts)

	Year Ended March 31,
	2007	2006	2005	2004	2003
Net Sales	$63,271	$46,851	$46,277	$42,878	$36,747
Net income (loss)	$12,309	$11,283	$11,122	$10,913	$(11,895)
Net income (loss) per basic common share	$0.51	$0.49	$0.50	$0.53	$(0.56)
Net income (loss) per fully diluted share	$0.51	$0.48	$0.48	$0.50	$(0.56)
Weighted average diluted shares outstanding	24,355	23,338	23,067	21,892	21,319
Total assets	$88,216	$86,765	$60,284	$44,762	$35,025
Long term obligations	$3,684	$7,035	$966	$429	$465
Redeemable preferred stock	$—	$—	$—	$—	$3,750
Cash dividends	$14,602	$—	$—	$—	$—
Cash flows from operating activities	$18,876	$12,312	$14,992	$13,895	$53
Pay TV Group Network Households	139,000	93,000	80,133	63,970	40,940

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Introduction

      The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide the readers of our financial statements with a narrative discussion about our business. The MD&A is provided as a supplement to — and should be read in conjunction with — our financial statements and the accompanying notes. This overview provides our perspective on the individual sections of MD&A. Our MD&A includes the following sections:

• Forward-Looking Statements — cautionary information about forward-looking statements and a description of certain risks and uncertainties that could cause actual results to differ materially from our historical results or our current expectations or projections.

• Our Business — a general description of our business, our strategy for each business segment, and goals of our business.

• Application of Critical Accounting Policies — a discussion of accounting policies that require critical judgments and estimates.

• Results of Operations — an analysis of our consolidated results of operations for the three years presented in our financial statements. We operate in three segments: Pay TV, Film Production and Internet. We present the discussion in this MD&A on a segment basis and, additionally, we discuss our corporate overhead expenses.

• Liquidity, Capital Resources and Financial Position — an analysis of cash flows, sources and uses of cash, contractual obligations, and financial position.

Forward-Looking Statements

      This annual report on Form 10-K includes forward-looking statements. These are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from such statements. The words “believe”, “expect”, “anticipate”, “optimistic”, “intend”, “will”, “could” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

      Factors that could cause actual results to differ materially from the forward-looking statements include: 1) our ability to retain our major customers that account for 21%, 14%, 13% and 12%, respectively, of our total revenue for the year ended March 31, 2007; 2) our ability to maintain the license fee structure currently in place with our customers; 3) our ability to compete effectively for quality content with our Pay TV Group’s primary competitor who has significantly greater resources than us; 4) our ability to compete effectively with our Pay TV Group’s major competitor or any other competitors that may distribute adult content to cable MSOs, DBS providers, or to the hospitality industry; 5) our ability to retain our key executives; 6) our ability to successfully manage our credit card chargeback and credit percentages in order to maintain our ability to accept credit cards as a form of payment for our products and services; and 7) our ability to attract market support for our stock. The foregoing list of important factors is not exclusive.

Executive Summary

      Overview

      We are a leading producer and distributor of adult themed television and general motion picture entertainment. Our key customers are large cable and satellite operators in the United States. Our products are sold to these operators who then transact them to retail customers via pay-per-view and video-on-demand technology. We earn revenue through contractual percentage splits of the retail price.

      We are organized into three reporting segments:

• Pay TV Group — Our Pay TV Group aggregates and distributes branded adult television programming to cable and satellite television companies via pay-per-view and video-on-demand technology.

• Film Production Group — Our Film Production Group produces original, adult themed movies, series and events for distribution to the same cable and satellite companies that are customers of our Pay TV Group. The Film Production Group also delivers original programming to premium television services such as Cinemax, Showtime and Starz!. Additionally, our Film Production Group represents domestic, third-party films in international and domestic markets. Our Film Production Group was created on February 10, 2006, when we completed an acquisition of MRG Entertainment, Inc., its subsidiaries and a related company, Lifestyles Entertainment, Inc.

• Internet Group — Our Internet Group distributes adult content via the internet and wireless devices. Our Internet Group derives its revenue primarily from direct consumer subscriptions to its broadband web site, www.ten.com.

During our fiscal year ended March 31, 2007, we continued our focus on attaining leadership in the market for adult themed broadcast entertainment. Key accomplishments included:

• The launch of two of our pay-per-view services on the largest DBS platform in the U.S. in April 2006;

• Finalization of a new contract with the second largest DBS provider in the U.S. for the continued distribution of three of our pay-per-view networks. This contract adjusted our historical revenue splits downward;

• The addition of 5.0 million households to The Erotic Networks’ video-on-demand distribution;

• Numerical validation of our performance advantage versus key competition;

• Conclusion of two proprietary studies of consumer behavior in the pay-per-view and video-on-demand markets. Data from these studies has had a substantial impact on our business decisions; and

• The introduction of content from our Film Production Group to nearly 14.0 million U.S. cable video-on-demand households.

Pay TV Segment

      Our Pay TV segment is focused on the distribution of its pay-per-view networks and video-on-demand service to U.S. cable MSOs and DBS providers. Our Pay TV Group earns a percentage of revenue on each pay-per-view, subscription, or video-on-demand transaction related to its services. Revenue growth occurs as we launch our services to new cable MSOs or DBS providers, experience growth in the number of digital subscribers for systems where our services are currently distributed, and launch additional services to our existing cable/DBS partners. Revenue growth also occurs as we are able increase the buy rates for our products and as operators increase retail prices.

      Revenue growth for our Pay TV Group for the year ended March 31, 2007 was impacted by:

• The launch of two of our pay-per-view services on the largest DBS platform in the U.S. in April 2006;

• Finalization of a new contract with the second largest DBS provider in the U.S. for the continued distribution of three of our pay-per-view networks. This contract adjusted our historical revenue splits downward; and

• Increased revenue from new cable video-on-demand launches and improved performance from existing platforms.

      During the 2007 fiscal year we executed two large statistical studies of adult entertainment viewing habits in the U.S. From these studies, we learned, among other things, that consumers are more likely to choose The Erotic Networks ® than any other major adult PPV or VOD brand. In addition, we learned what drives adult consumer purchases and why adult consumers purchase content through both the internet and their multi-channel provider. These studies led to multiple changes in the way in which we market and distribute our products.

      We also executed content output agreements with two of the largest adult studios in the U.S., Digital Playground, Inc. and Ninn Worx. These long-term content agreements provide us with exclusive, high-quality content that is unique, compelling and innovative.

      Looking forward, management has identified certain challenges and risks that could impact our Pay TV Group’s future financial results including the following:

• Increased competition from other, more established adult companies;

• Increased pressure on license fees;

• Increased regulation of the adult industry;

• Slowing growth of the overall adult category and limited incremental distribution opportunities within the U.S.; and

• Continued product commoditization.

      Each of these challenges and risks has the potential to have a material adverse effect on our business. However, we believe that we are well positioned to appropriately address these challenges and risks.

      We believe that many opportunities accompany these challenges and risks. Among these opportunities, we believe the following exist for the Pay TV Group:

• Future international distribution opportunities in Canada, Latin America, and Europe;

• Implementation of technologies that will allow for distribution of our content on new platforms that are controlled by our existing customers. These include Internet Protocol Television (“IPTV”) which is an application in which the television set top boxes are able to access content from the internet;

• “Push Video-on-Demand” distribution through DISH and Direct TV in which the operator forward deploys content to user hard drives for on-demand viewing;

• Increased video-on-demand shelf space on current cable platforms;

• Continued increase in the number of digital customers able to view our pay-per-view and video-on-demand content as cable operators transition analog customers to their digital platforms;

• Movement by cable MSOs and DBS providers to more appealing content standards; and

• Improvements to video-on-demand user interfaces.

Film Production Segment

      We acquired the Film Production segment during the fourth quarter of our 2006 fiscal year. Our Film Production Group derives its revenue from two principal businesses: the production and distribution of original motion pictures known as “erotic thrillers” and erotic, event-styled content (“owned product”) and the licensing of domestic third party films in international and domestic markets where we act as a sales agent for the product (“repped product”).

      We generate revenue by licensing our content for a one-time fee to premium TV services. In addition, we license our erotic thrillers and adult event content to cable operators and satellite providers on a revenue share basis with license fees that are greater than those earned by our Pay TV Group due to the more mainstream nature of the content. We also license our original content to international premium TV services primarily in Europe and other countries. International content rights are licensed on a flat-fee and revenue share basis.

      In addition, we generate revenue by establishing relationships with high-quality, independent mainstream filmmakers to license the rights to their movies under the Lightning Entertainment and Mainline Releasing labels. Most recently, we acquired the international distribution rights for Junebug, winner of a Special Jury Prize at the 2005 Sundance Film Festival, Walmart: The High Cost of Low Prices, and Conversations with God. We earn a commission for licensing the international and domestic rights on behalf of these producers as well as a marketing fee.

      Prior to being acquired, the Film Production Group had acted as a contract film producer to one major Hollywood studio. Most often these productions involved the sequels to successful releases such as “Single White Female” where we produced “Single White Female 2.” During the 2007 fiscal year we did not produce a film for this studio. However, we expect that we will produce one, and possibly two, sequels for this studio during the 2008 fiscal year.

      During our 2007 fiscal year, we signed agreements with several top ten cable MSOs in the U.S. for the video-on-demand distribution of our event and erotic thriller content. As of the end of our 2007 fiscal year we had launched our content with two top ten U.S. cable MSOs and we expect to launch our content with at least three other top ten U.S. cable MSOs in the first quarter of our 2008 fiscal year. Based on current and committed launch dates, our Film Production Group’s content will reach 22.0 million VOD homes in the U.S. by the end of the first quarter of our 2008 fiscal year.

      During our 2007 fiscal year we also launched our content with one Canadian DBS provider and we expect to launch our content with three additional Canadian multi-channel providers during the first quarter of our 2008 fiscal year.

      We believe that we can increase our Film Production Group’s revenue in the following ways:

• Distribution of our content to European cable video-on-demand platforms;

• Development of unique, original programming franchises;

• Increase in the number of movies and events distributed through U.S. cable video-on-demand platforms;

• Increase investment in higher quality titles to represent through our Lightning Entertainment label;

• Distribution of our content through internet platforms such as iTunes, Real Networks, and portals like MSN or Google; and

• Increase distribution of our content with DISH by leveraging the Pay TV segment’s relationship.

Internet Segment

      Our Internet Group generates revenue by selling monthly memberships to our website, www.ten.com, by earning a percentage of revenue from third-party gatekeepers like On Command for the distribution of www.ten.com to their customer base, by selling pre-packaged video and photo content to webmasters for a monthly fee, and by distributing content to wireless platforms both internationally and domestically. Over 80% of revenue from our Internet Group continues to be generated from monthly memberships to www.ten.com.

      During our 2007 fiscal year, our Internet Group focused on instituting significant changes in the management and operation of our internet businesses as well as on refinement of our strategy in the wireless marketplace. As more and more consumers turn to the internet for their consumption of video content not only through a computer, but via television as well, we believe that it is important that we be a viable and formidable competitor in this space. Given our technological infrastructure and content assets, we believe that this should be an area where we can have a thriving, profitable business.

      During the fourth quarter of our 2007 fiscal year, we decreased the monthly membership price of our site to $19.95. This price point is more competitive with other adult websites and provides a more compelling retail proposition to our customers. This new price point applies only to new members joining our site. We also began a significant program to improve all aspects of our internet product in terms of site design, site navigation, site features, site content, and site performance. We expect these changes to have a positive impact on our business during our 2008 fiscal year.

      To date, the market for wireless adult content has been challenging in light of a range of factors including difficulty in attaining direct relationships with wireless carriers, lower margins when transacting with aggregator intermediaries and slow growth in adult content connected with carrier unwillingness to carry such content on their platforms. This last obstacle is particularly acute in the North American market, and less so in parts of Europe.

      At this time we have determined that further investment in our wireless activities cannot be justified with an appropriate return on investment. We will continue to distribute our content to a small number of wireless platforms in the U.S. and Europe during our 2008 fiscal year, but we do not anticipate a significant amount of revenue to be generated. We have reallocated resources from our wireless distribution segment to our other business activities, and we expect to break even or generate a small operating profit from this area in the 2008 fiscal year.

Critical Accounting Policies

      Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, income tax expense and accruals, accounting for investments in debt and equity securities, goodwill impairment, prepaid distribution rights (content licensing) and film costs, and stock-based compensation. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe that the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. We have discussed with our Audit Committee the development, selection, and disclosure of our critical accounting policies and estimates and the application of these policies and estimates.

Revenue Recognition

      Revenues generated by the Pay TV Group are primarily related to the sale of our pay-per-view and video-on-demand services to Cable/DBS and hotel affiliates. These customers do not report actual monthly pay-per-view or video-on-demand sales for each of their systems to the Pay TV Group until 30-90 days after the month of service ends. This practice requires management to make monthly revenue estimates based on the Pay TV Group’s historical experience for each affiliated system. The Pay TV Group subsequently adjusts its revenue to reflect the actual amount earned upon receipt of the cash. Historically, any differences between the amounts estimated and the actual amounts received have been immaterial due to the overall predictability of revenues.

      The recognition of revenue for the Pay TV, Film Production, and Internet Groups is partly based on our assessment of the probability of collection of the resulting accounts receivable balance. As a result, the timing or amount of revenue recognition may have been different if different assessments of the probability of collection of accounts receivable had been made at the time the transactions were recorded in revenue.

Income Tax Expense and Accruals

      Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us. Significant judgment is required in determining our annual tax rate and in evaluating our tax positions. We establish reserves at the time that we determine that it is probable that we will be liable to pay additional taxes related to certain matters. We adjust these reserves, including any impact on the related interest and penalties, in light of changing facts and circumstances, such as the progress of a tax audit.

      A number of years may elapse before a particular matter, for which we have established a reserve, is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we record a reserve when we determine the likelihood of loss is probable. Such liabilities are recorded in the line item income taxes payable/receivable in our consolidated balance sheets. Settlement of any particular issue would usually require the use of cash. Favorable resolutions of tax matters for which we have previously established reserves are recognized as a reduction to our income tax expense, or Additional Paid in Capital if appropriate, when the amounts involved become known.

      Tax law requires items to be included in the tax return at different times than when these items are reflected in the consolidated financial statements. As a result, our annual tax rate reflected in our consolidated financial statements is different than that reported in our tax return (our cash tax rate). Some of these differences are permanent, such as expenses that are not deductible in our tax return, and some differences reverse over time, such as depreciation expense. These timing differences create deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities. The tax rates used to determine deferred tax assets or liabilities are the enacted tax rates in effect for the year in which the differences are expected to reverse. Based on the evaluation of all available information, we recognize future tax benefits, such as net operating loss carryforwards, to the extent that realizing these benefits is considered more likely than not.

      We evaluate our ability to realize the tax benefits associated with deferred tax assets by analyzing our forecasted taxable income using both historical and projected future operating results, the reversal of existing temporary differences, taxable income in prior carry-back years (if permitted) and the availability of tax planning strategies. A valuation allowance is required to be established unless management determines that it is more likely than not that the Company will ultimately realize the tax benefit associated with a deferred tax asset.

      In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109. The provisions are effective beginning in the first quarter of our 2008 fiscal year. See Note 1: Organization and Summary of Significant Accounting Policies in Part II, Item 8 of this Form 10-K for further discussion.

Accounting for Investments in Debt and Equity Securities

      We hold investments in debt securities that are classified as available-for-sale under the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”). In accordance with SFAS 115, available-for-sale securities are recorded at fair value, with unrealized gains and losses, net of the related tax effect, excluded from earnings and initially recorded as a component of accumulated other comprehensive loss in our consolidated balance sheet. Adjustments to the available for sale securities fair value impact the consolidated financial statements by increasing or decreasing assets and shareholders’ equity. Realized gains and losses are determined on the specific identification method and are reflected in income.

Goodwill Impairment

      Goodwill represents the excess of cost over the fair value of the net identifiable assets acquired in a business combination. In accordance with SFAS No. 142, Goodwill and Other Intangibles (“SFAS 142”), goodwill and intangible assets with an indefinite useful life are no longer amortized, but are tested for impairment at least annually.

      We perform an annual review in the fourth quarter of each year, or more frequently if indicators of potential impairment exist, to determine if the recorded goodwill is impaired. Our impairment process compares the fair value of each reporting unit to its carrying value, including the goodwill related to the reporting unit. We concluded for the 2005, 2006, and 2007 fiscal years that the fair value of our reporting units exceeded the carrying values and no impairment charge was required.

      If actual operating results or cash flows are different than our estimates and assumptions, we could be required to record impairment charges in future periods.

Prepaid Distribution Rights (Content Licensing) and Film Costs

      Our Pay TV Group’s film and content libraries consist of film licensing agreements. We account for the licenses in accordance with SFAS No. 63, Financial Accounting by Broadcasters (“SFAS 63”). Accordingly, we capitalize the costs associated with the licenses and certain editing costs and amortize the costs on a straight-line basis over the life of the licensing agreement (usually 1 to 5 years). Pursuant to SFAS 63, the costs associated with the license agreements should be amortized in a manner that is consistent with expected revenues to be derived from such films.

      We have determined that it is appropriate to amortize these costs on a straight-line basis under the assertion that each usage of the film is expected to generate similar revenues. We regularly review and evaluate the appropriateness of amortizing film costs on a straight-line basis and assess if an accelerated method would more appropriately reflect the revenue generation of the content. Through our analysis, we have concluded that the current policy of recognizing the costs incurred to license the film library on a straight-line basis most accurately reflects the revenue generated by each film.

      We periodically review our film library and assess if the unamortized cost approximates the fair market value of the films. In the event that the unamortized costs exceed the fair market value of the film library, we will expense the excess of the unamortized costs to reduce the carrying value of the film library to the fair market value.

      Our Film Production Group capitalizes its share of direct film costs in accordance with the AICPA’s Statement of Position No. 00-2, Accounting by Producers or Distributors of Films (“SOP 00-2”). Capitalized costs of film and television product (“film costs”), which are produced or acquired for sale or license, are stated at the lower of cost, less accumulated amortization, or fair value. Film costs consist of direct production costs and production overhead and include costs associated with completed titles and those in development. Interest expense is not capitalized as the production runs are short-term in nature. Film cost valuation is reviewed on a title-by-title basis when an event or change in circumstance indicates the fair value of a title is less than the unamortized cost. Estimated losses, if any, are provided in the current period earnings on an individual film forecast basis when such losses are estimated.

      Once a film is released, capitalized film production costs are amortized based on the proportion of revenue recognized during the period for each film relative to the estimated ultimate revenues, for a period not exceeding ten years, to be received from all sources under the individual-film-forecast-computation method as defined in SOP 00-2. Estimates of ultimate revenues can change significantly due to a variety of factors, including the level of market acceptance of film and television product. Accordingly, revenue estimates are reviewed periodically and amortization is adjusted on a prospective basis, as necessary. Such adjustments could have a material effect on results of operations in future periods.

Stock-based compensation

      In the first quarter of 2007, we adopted SFAS No. 123(R), Share-Based Payments (“SFAS No. 123(R)”) which requires the measurement at fair value and recognition of compensation expense for all share-based payment awards. Total share-based compensation during 2007 was $1.0 million.

      Determining the appropriate fair-value model and calculating the fair value of employee stock options at the date of grant requires judgment. We use the Black-Scholes option pricing model to estimate the fair value of these share-based awards consistent with the provisions of SFAS No. 123(R). Option pricing models, including the Black-Scholes model, also require the use of input assumptions, including expected volatility, expected life, expected dividend rate, and expected risk-free rate of return. The assumptions for expected volatility and expected life are the two assumptions that significantly affect the grant date fair value. The expected dividend rate and expected risk-free rate of return are not significant to the calculation of fair value.

      We use historical volatility over the expected term as we believe that this is reflective of market conditions. We determine the expected term on an annual basis by reviewing the exercise activity of our officers and non-officers. If we determined that another method used to estimate expected volatility or expected life was more reasonable than our current methods, or if another method for calculating these input assumptions was prescribed by authoritative guidance, the fair value calculated for share-based awards could change significantly. Higher volatility and longer expected lives result in an increase to share-based compensation determined at the date of grant.

      The effect that a 5% increase in the volatility or a one year increase in the expected life would have on the weighted average fair value of grants during 2007 would result in less than $0.1 million in additional expense over the vesting term of the options granted.

      In addition, SFAS No. 123(R) requires us to develop an estimate of the number of share-based awards that will be forfeited due to employee turnover. Annual changes in the estimated forfeiture rate can have a significant effect on reported share-based compensation, as the cumulative effect of adjusting the rate for all expense amortization after April 1, 2006 is recognized in the period the forfeiture estimate is changed. We estimate and adjust forfeiture rates based on an annual review of recent forfeiture activity and expected future employee turnover. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the expense recognized in the financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the expense recognized in the financial statements. These adjustments affect our gross margin; sales and marketing expenses; and general and administrative expenses. Cumulative adjustments are recorded to the extent that the related expense is recognized in the financial statements, beginning with implementation in the first quarter of 2007. Therefore, we expect the potential impact from cumulative forfeiture adjustments to increase in future periods. The expense that we recognize in future periods could also differ significantly from the current period and/or our forecasts due to adjustments in the assumed forfeiture rates.

RESULTS OF OPERATIONS

PAY TV GROUP

      The following table outlines the current distribution environment and estimated network households for each network and our video-on-demand service:

		ESTIMATED NETWORK HOUSEHOLDS(2) (in thousands)
NETWORK	DISTRIBUTION METHOD	March 31, 2007	March 31, 2006	March 31, 2005
Pleasure(4)	Cable	4,400	7,800	8,400
TEN(1)	Cable/DBS/C-Band	45,000	20,400	16,600
TEN*Clips(1)(3)	Cable/DBS/C-band	37,500	19,500	17,133
Video-on-Demand	Cable	25,900	20,900	18,300
Xtsy(1)	DBS/Cable	13,400	12,700	11,600
TEN*Blue	Cable	4,300	3,900	2,900
TEN*Blox	Cable	8,500	7,800	5,200

Total Network Households		139,000	93,000	80,133

(1) TEN and TEN*Clips’ addressable household numbers include 61,000 C-Band addressable households for the year ended March 31, 2007. Xtsy and TEN*Clips’ addressable household numbers include 0.1 million and 0.2 million C-Band addressable households for the years ended March 31, 2006 and 2005, respectively. During the 2007 fiscal year, we began to program TEN in two editing standards to better serve the C-Band, DBS and cable markets.

(2) Reflects network household distribution. A household will be counted more than once when determining total network households if the home has access to more than one of the Pay TV Group’s services, since each service represents an incremental revenue stream. The Pay TV Group estimates its unique household distribution as of March 31, 2007, 2006, and 2005 to be 27.2 million, 23.6 million, and 23.1 million cable homes, respectively, and 28.6 million, 12.2 million, and 11.0 million DBS homes, respectively.

(3) TEN*Max was renamed TEN*Clips during the fiscal year ended March 31, 2007 and is now programmed in two editing standards to better serve the Cband, DBS and cable markets.

(4) We launched a new network in May 2007 called Real. This service is distributed to cable MSOs and DBS providers and will replace our Pleasure service in many markets. We anticipate that Pleasure will no longer be distributed by the end of our 2008 fiscal year.

      The following table sets forth certain financial information for the Pay TV Group for the three years ended March 31:

	(In Millions) Year ended March 31			Percent Change
	2007	2006	2005	’07 vs’06	’06 vs’05
NET REVENUE
PPV-Cable/DBS	$27.4	$24.0	$24.0	14%	—
VOD-Cable/Hotel	17.9	16.3	15.6	10%	4%
C-Band	1.9	2.8	3.9	(32%)	(28%)

TOTAL	47.2	43.1	43.5	10%	(1%)
COST OF SALES	11.5	12.7	14.4	(9%)	(12%)

GROSS PROFIT	$35.7	$30.4	$29.1	17%	4%

GROSS MARGIN	76%	71%	67%

OPERATING EXPENSES	$9.4	$8.5	$8.3	11%	2%

OPERATING INCOME	$26.3	$21.9	$20.8	20%	5%

Net Revenue
PPV — Cable/DBS Revenue 2006 to 2007

      Growth in our PPV-Cable/DBS revenue from 2006 to 2007 was primarily driven by the launch of TEN and TEN*Clips on the largest DBS platform in the U.S. in April 2006. This growth was mitigated by finalization, in October 2006, of a new contract with the second largest DBS platform in the U.S. for the continued distribution of three of our pay-per-view networks. This contract adjusted historical revenue splits downward from rates initially set in 2000 and was coincident with the addition of two additional competitive channels to this platform.

      Revenue was also impacted by cable MSOs transitioning away from Pleasure, our most edited linear service, to our lesser edited services. This results in lower distribution and revenue from Pleasure, but higher overall revenue for the Pay TV Group.

PPV — Cable/DBS Revenue 2005 to 2006

      Our PPV-Cable/DBS revenue was flat from 2005 to 2006. However, the mix of this revenue was impacted in the following manner:

      We experienced a 2% decline in revenue from the distribution of our four partially-edited pay-per-view networks through cable MSOs. This decline is a result of an affiliated system of the second largest MSO in the U.S. and several affiliated systems of another top ten cable MSO removing most of the adult content from their linear pay-per-view platforms in an attempt to transition customers to their video-on-demand platform. We do not anticipate that any other MSOs will remove adult content from their pay-per-view platforms entirely during the next 24 months. In fact, we were successful in convincing the affiliated system of the second largest MSO in the U.S. to re-launch our TEN*Blox network during the 2006 fiscal year in order to recapture these lost buys.

      This decline in revenue was partially offset by an increase in revenue from new launches of our partially-edited networks with another top ten cable MSO. We signed a distribution agreement with this new MSO in March 2004 and began to see initial launches with its affiliated systems in September 2004. Launches on this MSO’s affiliated systems continued through our 2006 fiscal year.

      Revenue from our Pleasure network also declined as MSOs began to transition both their linear pay-per-view and video-on-demand platforms to a partially-edited standard. The number of network households for Pleasure declined to 7.8 million as of March 31, 2006, from 8.4 million as of March 31, 2005, representing a decrease of 7%.

      Revenue from our three services distributed through our largest customer was flat from 2005 to 2006.

      Revenue from advertising on our pay-per-view networks, which represents less than 2% of our total Pay TV revenue, increased slightly from 2005, offsetting the decline in revenue from our pay-per-view networks.

VOD — Cable/Hotel Revenue 2006 to 2007

      The 10% increase in our video-on-demand revenue from the cable and hotel industries is primarily attributable to:

• A 47% increase in revenue from the largest cable MSO in the U.S.;

• A 14% increase in revenue from the second largest cable MSO in the U.S.; and

• New launches from a top ten cable MSO in the U.S.

This increase in revenue was partially offset by the following:

• The sale of Adelphia Communications Corporation systems to larger multi-channel operators, resulting in a lower license fee for our video-on-demand content from those systems, and

• A decline in revenue from video-on-demand platforms where competitive content has been added throughout the 2007 fiscal year.

      We believe that our improving performance and distribution in both the pay-per-view and video-on-demand markets is related to new programming strategies undertaken during the 2007 fiscal year. During this year, we executed two large statistical studies of adult entertainment viewing habits in the U.S. These studies led to multiple changes in the way in which our Pay TV Group markets and distributes its products. We also executed agreements to acquire higher quality, marquis content such as that executed with Digital Playground. We expect to make continual improvements to our products in an effort to maintain and grow our distribution and to maximize our performance.

VOD — Cable/Hotel Revenue 2005 to 2006

      The 4% increase in our video-on-demand revenue is attributable to increased distribution with several cable MSOs.

This increase in video-on-demand revenue from 2005 was partially offset by:

• A decrease in video-on-demand revenue from the second largest cable MSO as a result of competition being added to its platform during our 2005 fiscal year; and

• A decline in revenue from the distribution of our video-on-demand content via the hospitality industry.

      During the third and fourth quarters of our 2005 fiscal year, our largest competitor was added to the video-on-demand platform of the second largest cable MSO in the U.S. Previous to this, we had been the only provider of adult video-on-demand content for this cable MSO and its affiliated systems. We experienced a 17% decline in our year-over-year video-on-demand revenue from this cable MSO as a result of the addition of this competitor to the platform.

      The decline in revenue from this cable MSO’s video-on-demand platform was fully offset by an increase in revenue from new video-on-demand launches by other top ten cable MSOs. Distribution for our video-on-demand product increased to 20.9 million households as of March 31, 2006, from 18.3 million as of March 31, 2005, representing a 14% increase year-over-year.

      Revenue from our hotel video-on-demand service provided to On Command Corporation declined 21% from 2005 due to On Command adding content from other providers to its platform and due to a decline in the number of hotel rooms to which On Command was providing in-room entertainment.

C-Band Revenue

      The year-over-year decreases in C-Band revenue are due to the continued decline of the C-Band market as consumers convert C-Band “big dish” analog satellite systems to smaller DBS satellite systems. The total C-Band market declined 51% from 2006 to 2007 and 47% from 2005 to 2006.

      Providing service to the C-Band market continues to be profitable for us, generating operating margins of approximately 43% and 57% during the 2007 and 2006 fiscal years, respectively. We will continue to closely monitor this business and when margins erode to an unacceptable level we will discontinue providing our content on this platform. We anticipate that we will no longer be providing our networks on the C-Band platform by the end of the 2008 fiscal year.

Cost of Sales

      Cost of sales consists of expenses associated with our digital broadcast center, satellite uplinking, satellite transponder leases, programming acquisition and conforming costs, video-on-demand transport costs, amortization of content licenses, and C-Band call center costs.

      The 9% decrease in cost of sales from the 2006 fiscal year to the 2007 fiscal year is due to: a) a 28% decline in our transponder costs; b) an 11% decline in our video-on-demand transport costs; c) a 13% decline in our content amortization costs; d) a 10% decline in our C-Band call center costs as we continue to manage the costs associated with this platform; and e) a 34% decline in depreciation and equipment lease costs as certain equipment and leases reached the end of their estimated useful lives. The decline in these costs was slightly offset by a 17% increase in our broadcast and media preparation costs due to a larger quantity of content being processed through our digital broadcast center, which required an increase in personnel.

      The decline in our transponder costs is related to the negotiation of a reduced monthly rate for our cable transponders as well as to the cancellation of a transponder lease for our Pleasure network as of the end of the third quarter of our 2007 fiscal year. The decrease in our video-on-demand transport costs is related to the use of a new vendor for the transport of our video-on-demand content to certain cable MSOs. Our video-on-demand transport costs increased by $0.5 million during the fourth quarter of our 2007 fiscal year for the accrual of a settlement with one of our video-on-demand transport providers over a contract dispute.

      The 12% decrease in cost of sales from the 2005 fiscal year to the 2006 fiscal year is due to: a) a 27% decline in our transponder costs, b) a 19% decline in our uplinking costs, c) a 14% decline in our video-on-demand transport costs and d) a 52% decline in depreciation and operating lease expense. The decline in our transponder and uplinking costs is due to the renegotiation of our contracts for these services during the 2005 and 2006 fiscal years. The decline in our video-on-demand transport costs is related to the utilization of a new vendor for the transportation of our video-on-demand content to certain MSOs. The decline in our depreciation and operating lease costs is due to our equipment reaching the end of their estimated useful depreciable lives and the completion of most of the remaining operating leases during the 2006 fiscal year.

Operating Income

      Operating income increased 20% from 2006 to 2007 as a result of a 10% increase in revenue and a 9% decline in cost of sales, which together more than offset our 11% increase in operating expenses. Our gross margins increased to 76% in 2007 from 71% in 2006. Operating expenses as a percentage of revenue remained flat at 20% for both the 2007 and 2006 fiscal years.

      The 11% increase in our operating expenses from 2006 to 2007 was related to a $0.3 million increase in expenses related to the adoption of SFAS 123(R) which requires us to expense the fair market value of stock options over the vesting period of the options, an increase in costs related to advertising our networks on other channels in an effort to raise brand awareness and drive pay-per-view buys, an increase in trade show expenses as we continue to expand our presence at certain cable and DBS events, an increase in expenses related to branding and consumer studies performed during the year, and an increase in expenses associated with the development and creation of unique interstitial and video-on-demand content. The increase in these expenses was partially offset by a decline in expenses related to moving one of our salesmen to the wireless segment. We anticipate that our advertising costs will increase in 2008 as we continue our effort to increase brand awareness at the consumer level throughout the year.

      Operating income increased 5% from 2005 to 2006 primarily as a result of an increase in our gross margin. Gross margin increased to 71% from 67% year-over-year. Gross profit increased by 4% year-over-year due to a 12% decrease in cost of sales, which more than offset the 1% decline in revenue from 2005.

      Operating expenses as a percentage of revenue increased to 20% of revenue during our 2006 fiscal year from 19% of revenue during our 2005 fiscal year. Overall, operating expenses increased by 2% year-over-year from 2005. The increase in operating expenses is related to an increase in trade show costs, marketing costs and employee salaries. The increase in trade show costs is due to our exhibition at the National Cable and Television Association industry show during the 2006 fiscal year. Due to increased competition in the adult programming category, we felt that we needed an increased level of visibility at this trade show. In past years, we had attended but not exhibited at this show. Marketing costs increased as we increased the number of co-op marketing programs that we conducted at the local level with the affiliated systems of our cable MSOs. The increase in payroll costs was necessary for us to remain competitive and to increase employee retention.

      The increase in trade show, marketing and payroll costs was partially offset by a decline in operating lease costs, due to the term of our leases ending during the 2006 fiscal year, and a decrease in amortization expense.

FILM PRODUCTION GROUP

      The following table sets forth certain financial information for the Film Production Group for the year ended March 31:

	(In Millions) Year Ended March 31
	2007	2006
NET REVENUE
Owned Title Revenue	$11.6	$0.6
Repped Title Revenue	2.1	0.5

TOTAL	13.7	1.1
COST OF SALES	7.0	0.6

GROSS PROFIT	$6.7	$0.5

GROSS MARGIN	49%	45%

OPERATING EXPENSES	$4.5	$0.7

NET INCOME (LOSS)	$2.2	$(0.2)

      We completed the acquisition of the Film Production Group on February 10, 2006. The results for the 2006 fiscal year are for the period February 11 through March 31, 2006. The 2007 fiscal year results reflect a full twelve months. We have focused our discussion below on the 2007 results only as we do not believe that a comparative analysis to the 2006 results would provide any meaningful value to our investors.

Net Revenue

      Owned title revenue is earned by licensing the rights to content in our library or our newly produced content consisting of erotic thrillers, series, and adult reality-styled event content, as well as from acting as a producer-for-hire on certain film productions for larger, mainstream studios.

      Revenue during the 2007 fiscal year was generated by the licensing and delivery of international rights on over thirty erotic titles and three series, the licensing and delivery of thirty-five erotic titles to several U.S. premium pay television services, the delivery of one film in which we acted as a producer-for-hire, the licensing and delivery of a 13-episode series to one of our U.S. premium pay television customers, the delivery of one title for use on domestic television, the licensing and delivery of several horror films for home video distribution through Lionsgate, the licensing and delivery of six titles to an international premium service provider, and the continued delivery of our erotic thrillers and event content through domestic and international cable and DBS pay-per-view platforms.

      In addition, during the 2007 fiscal year we earned revenue from the distribution of our adult, reality-styled event content through the video-on-demand platform of the largest cable MSO in the U.S. We began the distribution of our event content on the video-on-demand platforms of several cable MSOs during the latter part of our 2007 fiscal year, with the most recent launch occurring in March 2007. Additional launches of both our event and movie content for distribution on U.S. and Canadian cable MSOs’ video-on-demand platforms are expected throughout the 2008 fiscal year. We currently distribute our event content to approximately 13.9 million video-on-demand households in the U.S. However, due to revenue recognition criteria, we must receive remittance information before we can recognize revenue from these launches. Therefore, revenue from new video-on-demand launches is not recognized until 60 - 90 days after the initial launch of our content.

      Revenue in our 2008 fiscal year will be impacted by continued launches on U.S. and Canadian video-on-demand platforms, our acting as a producer-for-hire for at least one and possibly two large mainstream productions, a decrease in our license fee with the largest DBS platform in the U.S., a change in the location of our content on this DBS platform’s electronic programming guide to locate our content in the adult neighborhood which occurred earlier in our 2007 fiscal year, and a decrease in revenue from the distribution of our content to U.S. cable operators through In Demand.

      Repped title revenue represents revenue from the licensing of film titles which we represent (but do not own) under international sales agency relationships with various independent film producers. We actively represent over 80 titles under both the Mainline Releasing and Lightning Entertainment labels. Over half of our repped title revenue was earned from ten titles during the 2007 fiscal year. We continue to believe that we will be successful in identifying titles with international and domestic appeal to represent during our 2008 fiscal year. We expect revenue from our repped title business in 2008 to be similar to that generated during the 2007 fiscal year.

Cost of Sales

      Cost of sales is primarily comprised of amortization of our content as well as delivery and distribution costs related to our owned content. There are no significant costs of sales related to the repped title business.

      Film amortization is determined based on the revenue recognized in the current period for a title divided by the ultimate revenue expected for the title as determined at the beginning of the fiscal year times the unamortized cost for that title. Because of the valuation placed on the film library as a result of the acquisition, our unamortized film cost is higher than prior to the acquisition, resulting in higher amortization costs. Therefore, the margins we are recognizing on content that existed as of February 10, 2006 are much lower than we would normally recognize for the distribution of our content. As we begin to monetize films that are currently in production over the next 12 months, we would expect that our margins would increase. Currently, our film amortization comprises approximately 86% of total costs of sales and is 55% of our owned title revenue.

      We anticipate that our cost of sales will increase during our 2008 fiscal year for the costs incurred related to one, and possibly two, new producer-for-hire projects. These projects result in large production costs and gross margins of approximately 20%.

Operating Income

      Our operating income of $2.2 million is a result of generating a 49% gross margin, coupled with operating expenses equal to 33% of net revenue.

      Our operating expenses include an accrual of the contingent earnout payments related to the acquisition as well as the amortization of intangibles identified as part of the MRG acquisition. Under the provisions of the Earnout Agreement, the two principals of the Film Production Group are able to earn up to $2 million over three calendar years if certain EBITDA (earnings before interest, taxes, depreciation, and amortization) targets are met. These EBITDA targets are partially cumulative over the three-year period. Additionally, as part of the valuation of the acquisition, $3.4 million was allocated to non-compete agreements and contractual/non-contractual relationships. The value of these identifiable intangibles is being amortized over five years on a straight-line basis. The earnout and amortization of intangibles represent over 30% of our total operating expenses.

      Our other operating expenses relate primarily to payroll and benefits, travel and trade show costs for the acquisition, sales and marketing of our owned and repped films, legal costs, rent, sales commissions, and depreciation.

INTERNET GROUP

      The following table sets forth certain financial information for the Internet Group for the three years ended March 31:

	(In Millions) Year ended March 31			Percent Change
	2007	2006	2005	’07 vs’06	’06 vs’05
NET REVENUE
Net Membership	$1.9	$2.3	$2.4	(17%)	(4%)
Other	0.4	0.2	0.3	100%	(33%)

TOTAL	2.3	2.5	2.7	(8%)	(7%)
COST OF SALES	1.0	1.0	1.2	—	(17%)

GROSS PROFIT	$1.3	$1.5	$1.5	(13%)	—

GROSS MARGIN	57%	60%	56%

OPERATING EXPENSES[1]	$1.5	$1.1	$1.3	36%	(15%)

OPERATING INCOME[1]	$(0.2)	$0.4	$0.2	(150%)	100%

1Amounts do not include the impact of the (Asset Impairment) Restructuring Recovery discussed below.

Net Revenue

      The 17% decline in net membership revenue from 2006 to 2007 and the 4% decline in net membership revenue from 2006 to 2005 were a result of a decline in traffic to our web site and a continued erosion of the sale of monthly memberships. We do not actively market our websites and we participate in only a select number of affiliate webmaster traffic generating programs. Instead, we depend primarily upon our adult domain names and advertising on the Pay TV Group’s networks to generate type-in traffic for www.ten.com.

      During the 2005 fiscal year we implemented new pricing and marketing strategies that helped to slow the decline in our membership revenue. During the 2005 fiscal year we increased our monthly membership price to $29.95 from $19.95. In addition, we offered a three-month membership for $74.95. This price increase applied only to new members joining our site. At the end of our 2007 fiscal year, based on testing several price points, we changed the monthly membership price to our website back to $19.95. This price point is more competitive with other adult websites and provides a more compelling retail proposition to our customers. This new price point applies only to new members joining our site.

      We are currently redesigning our website in an effort to increase the rate of conversion of traffic to the site into paying members. During our 2008 fiscal year, we will also be implementing a new affiliate marketing program designed to create incentives for the direction of traffic to www.ten.com. We expect these new initiatives to reverse the decline in our membership revenue over the course of our 2008 fiscal year.

      The increase in other revenue from 2006 to 2007 is related to the sale of our content via wireless platforms offset by a decrease in the sale of content to third-party webmasters. The decrease in other revenue from 2005 to 2006 is related to the sale of content to third-party webmasters. Webmasters have been decreasing their reliance on outside sources for content and demanding lower prices for the content that they do purchase.

      Because of challenges associated with the distribution of our content to wireless platforms, including low margins and the slow growth of this market in the U.S. where distributors are hesitant to distribute this content, we have determined that further investment into this distribution platform cannot be justified. Therefore, we do not anticipate revenue growth in this area during the 2008 fiscal year.

Cost of Sales

      Cost of sales consists of expenses associated with credit card processing, bandwidth costs, traffic acquisition costs, content costs, and depreciation of assets. Cost of sales, as a percentage of revenue, was 43%, 40%, and 44% for the years ended March 31, 2007, 2006, and 2005, respectively.

      Cost of sales was flat from 2006 to 2007. We experienced a decrease in credit card processing costs related to the decline in our membership revenue. In addition, traffic acquisition costs and depreciation expense declined during this same period. The decrease in these costs was offset by an increase in costs associated with the distribution of our content on wireless platforms, including content costs, SMS fees, and software costs. We anticipate that these costs will decrease to zero during our 2008 fiscal year as we lessen our focus on distributing our content on wireless platforms.

      The 17% decrease in costs of sales from 2005 to 2006 is primarily related to a decrease in bandwidth costs, credit card processing costs, depreciation expense and traffic acquisition costs. Bandwidth costs declined due to new contracts with lower per megabit costs. Credit card processing costs declined due to the year-over-year decline in our membership revenue. Depreciation costs declined as our equipment reached the end of its depreciable life. Traffic acquisition costs declined due to less traffic being sent to our website that resulted in a paying membership to us. The decline in these costs was partially offset by an increase in costs associated with the development of our wireless products.

Operating Income (Loss)

      The 150% decline in operating income from 2006 to 2007 is primarily related to a $0.2 million decline in revenue and a $0.4 million increase in operating expenses during this same period. The 36% increase in operating costs is primarily related to an increase in costs related to the development and distribution of our content to wireless platforms. During the 2007 fiscal year we dedicated several employees, including one of our salesmen, to our wireless distribution efforts. We attended several wireless trade shows during the year and traveled overseas to markets in Europe and the U.K. Additionally, we incurred advertising costs in the U.S. to promote a SMS campaign.

      The increase in costs associated with the distribution of our content on wireless platforms was offset by a decline in costs related to our web product as we decreased the number of personnel dedicated to this product. We anticipate that costs associated with our wireless product will decline during our 2008 fiscal year as we dedicate fewer resources to the distribution of content on this platform. We expect that operating costs associated with www.ten.com will increase during our 2008 fiscal year with the dedication of more internal and external resources to the development and distribution of our web product.

      The 100% increase in operating income from 2005 to 2006 is primarily due to the fact that our revenue, cost of sales and operating expenses all declined by $0.2 million from 2005. The 15% decline in our operating costs is primarily related to a decrease in legal costs. In fiscal year 2005, our legal expenses included a $0.2 million non-recurring charge for a settlement of a lawsuit. The decrease in our legal costs was partially offset by an increase in costs related to the development and distribution of content to wireless platforms. These costs included consulting costs, the hiring of dedicated wireless personnel, and our attendance at several wireless trade shows.

(Asset Impairment) Restructuring Recovery

	(In Millions) Year ended March 31
	2007	2006	2005
(Asset Impairment) Restructuring recovery	$(0.5)	$—	$0.6

      During the 2007 fiscal year, our Internet Group recognized an impairment loss of $0.5 million. Of this amount, $0.4 million is related to the impairment of our Internet Group’s licensed content. Management has undertaken an ongoing project to assess all of its content under license for use across all of its delivery platforms. As part of this continued effort to increase the quality of its internet and wireless products, management’s programming department determined that this content did not meet its stringent quality requirements to allow for its continued use within these products. Accordingly, management determined that no additional cash flows from this content could be generated in future periods, resulting in the full impairment of the remaining unamortized cost basis of the content at this time.

      The remaining $0.1 million asset impairment charge related to software used in the distribution of our content on wireless platforms. Because of the challenges associated with distributing our content on wireless platforms until a market develops in the U.S., we decided at the end of our 2007 fiscal year to decrease the amount of resources dedicated to the distribution of content on this platform. Accordingly, we impaired the value of the software associated with this content distribution platform because management determined that no additional cash flows could be generated in future periods from this asset, resulting in the full impairment of the remaining unamortized cost basis.

      As part of the Internet Group restructurings that were completed during the fiscal years ended March 31, 2002 and 2003, we had accrued approximately $1.6 million for excess office space in Sherman Oaks, California. During the 2005 fiscal year, we reached a final settlement with the landlord for this space. As part of the settlement, we paid $0.4 million to the landlord and we were released from any ongoing obligations for the space. The $0.6 million of rent restructuring reserve remaining at that time was reversed into income as a result of this settlement.

Corporate Administration

The following table sets forth certain financial information for corporate administration expenses for the three years ended March 31:

	(In Millions) Year ended March 31			Percent Change
	2007	2006	2005	’07 vs’06	’06 vs’05
Operating Expenses	$(8.5)	$(6.0)	$(5.8)	42%	3%

      Expenses related to corporate administration include all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Pay TV, Film Production and Internet operating segments. These costs include, but are not limited to, legal and accounting expenses, insurance, registration and filing fees with NASDAQ and the SEC, investor relation cost, and printing costs associated with our public filings.

      The 42% increase in corporate administration expenses from 2006 to 2007 is primarily related to the following: a) an increase in expense due to the adoption of SFAS No. 123 (R) during the 2007 fiscal year which requires us to expense the fair value of stock options over the vesting period; b) an increase in costs related to the addition of a chief operating officer and chief information officer to the executive team; c) an increase in outside legal costs; d) an increase in outside accounting fees related primarily to ensuring that our Film Production segment was compliant with Section 404 of the Sarbanes-Oxley Act (“Section 404”); e) an increase in internal accounting resources necessary for increased compliance requirements; and f) an increase in insurance costs related to additional key man life for the principals of the Film Production segment and higher D&O limits.

      The 3% increase in corporate administrative expenses from 2005 to 2006 is primarily due to an increase in legal, consulting and payroll costs. Legal fees increased due to a lawsuit that went to trial during the 2006 fiscal year. We prevailed in the lawsuit and no additional costs related to it have been incurred since. The increase in consulting expense is related to fees paid to an investment-banking firm hired by our Board to assist us in analyzing strategic alternatives. The increase in payroll costs is due to additional accounting personnel hired during the year, an increase in annual salaries of our executives, and the addition of a VP of Marketing and Corporate Strategy to the corporate staff. The increase in legal, consulting and payroll costs was partially offset by a 34% decrease in accounting fees related to lower costs associated with our continuing compliance with Section 404.

Deferred Taxes

      SFAS 109, Accounting for Income Taxes requires, among other things, the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is “more likely than not” that all or a portion will not be realized. We routinely evaluate our recorded deferred tax assets to determine whether it is still more likely than not that such deferred tax assets will be realized.

      During the 2006 fiscal year, we determined that it was more likely than not that we would utilize our net operating losses. Accordingly, we reversed the remaining valuation allowance.

      Net deferred tax liabilities of approximately $2.2 million pertain to certain temporary differences related to purchased intangibles and the film library, which were acquired as part of the MRG acquisition completed during the prior fiscal year.

Liquidity and Capital Resources

Cash Flows from Operating Activities and Investing Activities:

      Our statements of cash flows are summarized as follows (in millions):

	Year Ended March 31,
	2007	2006	2005
Net cash provided by operating activities	$18.9	$12.3	$15.0

Cash flows used in investing activities:
Purchases of equipment and furniture	(1.8)	(1.0)	(1.2)
Redemption of available-for-sale securities	27.8	38.4	8.9
Purchase of available-for-sale securities	(26.3)	(35.5)	(21.0)
Payment for business acquisitions, net of cash acquired	—	(13.3)	—
Restricted funds held in escrow	—	(2.6)	—
Related party note payable	(0.6)	—	—
Other	—	—	(0.3)

Net cash used in investing activities	$(0.9)	$(14.0)	$(13.6)

The increase in cash provided by operating activities from 2006 to 2007 was primarily related to:

• An increase in net income of $1.0 million;

• An increase in depreciation and amortization of $5.6 million from 2006 related to the amortization of content and intangibles of our Film Production Group;

• An increase in stock based compensation of $1.0 million related to the adoption of SFAS 123 (R) which requires the expensing of the fair market value of options granted over the vesting period; and

• A $1.7 million increase in our other assets and liabilities which is primarily related to an increase in accrued compensation, deferred producer liabilities, and accrued interest payable.

This increase in cash provided by operating activities from 2006 to 2007 was offset by:

• An increase in the amount of content licensed by our Pay TV Group in the amount of $0.9 million;

• The production of new content by our Film Production Group requiring a use of cash in the amount of $2.6 million; and

• A decline in our deferred tax liability of $1.0 million.

The decline in cash provided by operating activities from 2005 to 2006 was primarily related to:

• The amount spent on content licensing increased $0.9 million from the 2005 fiscal year;

• Accounts receivable increased $2.1 million during the 2006 fiscal year, as compared to an increase in accounts receivable of $1.2 million in the 2005 fiscal year; and

• A decline in tax benefits from the exercise of options and warrants to $0.5 million for the 2006 fiscal year from $4.0 million for the 2005 fiscal year.

      Net cash used in investing declined from 2006 as we did not complete any acquisitions during the 2007 fiscal year. Capital expenditures for the 2007 fiscal year of $1.8 million relate to the purchase of editing equipment, computers, servers, software, encryption equipment for new cable launches, a storage area network system, and an archival storage system.

      Net cash used in investing activities increased slightly from 2005 to 2006. We experienced a net redemption of the investments of our excess cash balances of $2.9 million during the 2006 fiscal year as we accumulated the short-term cash position necessary to complete the acquisition of MRG. We paid $13.3 million for the purchase of MRG during the fourth quarter of the 2006 fiscal year. In addition, $2.6 million related to this acquisition was being held in escrow pending the resolution of certain contingencies. Our capital expenditures for the 2006 fiscal year of $1.0 million related to the purchase of software for our wireless platform, editing equipment, encryption equipment for new cable launches, and miscellaneous computers, servers, switches and software.

      The net cash used in investing activities in 2005 was primarily related to the investment of our excess cash balances in certificates of deposits and fixed income debt instruments. Capital expenditures of $1.2 million during the 2005 fiscal year were related to the final leasehold improvements made to our digital broadcast center, the purchase of a new storage area network solution to allow for increased redundancy and efficient future storage expansion, and various servers, computers, editing and broadcasting equipment.

Cash Flows from Financing Activities:

      Our cash flows (used in) provided by financing activities are as follows (in millions):

	Year Ended March 31,
	2007	2006	2005
Cash flows (used in) provided by financing activities:
Payments on capital lease obligations	$—	$(0.2)	$(0.4)
Decrease in notes payable	—	(4.5)	(0.4)
Proceeds from stock option and warrant exercises	2.8	0.8	2.7
Purchase of common stock	(2.2)	—	—
Payment of dividend	(14.6)	—	—
Excess tax benefit from option/warrant exercise	0.8	—	—
Other	—	(0.2)	(0.2)

Net cash (used in) provided by financing activities:	$(13.2)	$(4.1)	$1.7

      Net cash used during our 2007 fiscal year was primarily related to the payment of a special dividend in the amount of $0.60 per share or $14.6 million in February 2007. In addition, we repurchased 250,000 shares of our common stock during the quarter ended September 30, 2006 at an average price of $8.64 per share. The use of this cash was slightly offset by $2.8 million in proceeds from the exercise of stock options during the year and a tax benefit of $0.8 million related to tax deductions that we receive upon the exercise of options by employees and non-employee directors in excess of those anticipated at the time the option is granted.

      During the 2006 fiscal year we assumed the debt outstanding on a line of credit and interest payable in the amount of $4.5 million as part of our acquisition of MRG. We paid down this line of credit to $0 simultaneously with the closing of the acquisition in February 2006. This use of cash was only slightly offset by cash received from the exercise of stock options and warrants during the year of $0.8 million.

      During the 2005 fiscal year, we received $2.7 million from the exercise of stock options and warrants. This cash from financing activities was offset by the repayment of a $0.4 million secured note payable that was due to an unrelated third party.

      If we were to lose our major customers that account for 21%, 14%, 13%, and 12% of our revenue as of the year ended March 31, 2007, respectively, our ability to finance our future operating requirements would be severely impaired. The new agreement entered into with the second largest DBS platform in the U.S. during the third quarter of our 2007 fiscal year resulted in an adjustment to our historical revenue splits. This adjustment will result in a decline in cash flow generated by this customer in our 2008 fiscal year.

      We anticipate capital expenditures to be approximately $1.8 million, content licensing expenditures to be approximately $3.0 million, and our film production expenditures to be approximately $4.0 million during our 2008 fiscal year.

      In December 2005, our Board of Directors approved a stock repurchase plan to purchase up to 2.0 million shares of our stock over 30 months. To date, we have repurchased 250,000 shares. At our current stock price, this would require a use of cash of approximately $15 million over the next 15 months to complete this stock repurchase plan.

      We expect to pay a recurring quarterly dividend of $0.125 per share of common stock beginning in June 2007. Based on the number of shares currently outstanding, this will require a use of cash of approximately $12.2 million annually. Our Board of Directors has declared a $0.125 per share dividend payable on June 29, 2007 to shareholders of record on June 4, 2007.

      As part of the MRG acquisition we entered into an earnout agreement, which would require a $2.0 million payment over three calendar years if certain EBITDA targets are met. The 2006 calendar year earnout was achieved and the amount due to the principals was paid in May 2007.

      We believe that existing cash and cash generated from operations will be sufficient to satisfy our operating requirements, and we believe that any capital expenditures, content licensing or film production costs that may be incurred can be financed through our cash flows from operations.

      The following is a summary of our contractual obligations for the periods indicated that existed as of March 31, 2007, and is based on information appearing in the Notes to the Consolidated Statements:

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating Lease Obligations	$8,680	$2,550	$3,499	$2,086	$545

      The above table does not include obligations for employment contracts that expire through March 31, 2010. These obligations under employment agreements total $5.3 million, $4.7 million, and $1.1 million for years ended March 31, 2008, 2009 and 2010, respectively and include our obligation under the earnout provisions for the acquisition of MRG which occurred on February 10, 2006.

OFF BALANCE SHEET ARRANGEMENTS

      We entered into a two-year agreement with the largest DBS platform in the U.S. for the distribution of two of our services beginning in April 2006. This agreement requires us to meet certain performance targets. If we are unsuccessful in meeting these performance targets we would have to make up the shortfall in an amount not to exceed our total license fee earned. As of March 31, 2007, we believe that we will meet and exceed the agreed upon performance targets. Revenue generated as a result of this agreement was equal to 10% of total consolidated revenues. There are no incremental expenses incurred with distributing our service to this DBS platform.

NEW ACCOUNTING PRONOUNCEMENTS

      In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for us beginning in the first quarter of fiscal year 2009, although earlier adoption is permitted. We are currently evaluating the impact that SFAS No. 159 will have on our results of operations and financial position.

      In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108. Due to diversity in practice among registrants, SAB No. 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary, and specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. The application of SAB No. 108 did not have a material impact on our results from operations or financial position.

      In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the fiscal year beginning April 1, 2008. We are currently evaluating the impact that SFAS No. 157 will have on our results of operations and financial position.

      In July 2006, the FASB issued Financial Accounting Standards Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises’ financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We are currently analyzing the effects of FIN No. 48.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

      Market Risk. The Company’s exposure to market risk is principally confined to cash in the bank, money market accounts, and notes payable, which have short maturities and, therefore, minimal and immaterial market risk.

      Interest Rate Risk. As of June 1, 2007, the Company had cash in checking and money market accounts, certificates of deposits, and fixed income debt securities. Because of the short maturities of these instruments, a sudden change in market interest rates would not have a material impact on the fair value of these assets.

      Foreign Currency Exchange Risk. The Company does not have any material foreign currency exposure.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

      The consolidated financial statements of New Frontier Media, Inc. and its subsidiaries, including the notes thereto and the report of independent accountants therein, commence at page F-2 of this Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 9A. CONTROLS AND PROCEDURES.

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

      Our Company’s management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our Company’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Securities and Exchange Act) as of the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of March 31, 2007, the Company’s disclosure controls and procedures were effective.

Changes in Internal Control over Financial Reporting

      There were no changes in our internal control over financial reporting that occurred during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rules 13a-15(f) under the Securities Exchange Act of 1934 (“Exchange Act”). The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Consolidated Financial Statements.

Internal control over financial reporting includes those written policies and procedures that:

• Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of New Frontier Media, Inc.;

• Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America;

• Provide reasonable assurance that receipts and expenditures of New Frontier Media, Inc. are being made only in accordance with authorization of management and directors of New Frontier Media, Inc.; and

• Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting includes the controls themselves, monitoring and internal auditing practices and actions taken to correct deficiencies as identified.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements and even when determined to be effective, can only provide reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of New Frontier Media, Inc.’s internal control over financial reporting as of March 31, 2007. Management based this assessment on criteria for effective internal control over financial reporting described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of New Frontier Media, Inc.’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of our Board of Directors.

Based on this assessment, management determined that, as of March 31, 2007, New Frontier Media, Inc. maintained effective internal control over financial reporting.

The Company’s independent auditors, Grant Thornton LLP, a registered public accounting firm, are appointed by the Audit Committee of the Company’s Board of Directors, subject to ratification by our Company’s shareowners. Grant Thornton LLP have audited and reported on the Consolidated Financial Statements of New Frontier Media, Inc. and its subsidiaries, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. The reports of the independent auditors are included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
      New Frontier Media, Inc. and Subsidiaries

      We have audited management’s assessment, included in the accompanying Management’s Report On Internal Control Over Financial Reporting, that New Frontier Media, Inc. and Subsidiaries maintained effective internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). New Frontier Media, Inc. and Subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projects of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management’s assessment that New Frontier Media, Inc. and Subsidiaries maintained effective internal control over financial reporting as of March 31, 2007, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Also in our opinion, New Frontier Media, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of New Frontier Media, Inc. and Subsidiaries as of March 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, stockholder’s equity and cash flows for each of the three years in the period ended March 31, 2007 and our report dated June 14, 2007 expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP

New York, New York
June 14, 2007

ITEM 9B. OTHER INFORMATION.

None.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
   New Frontier Media, Inc. and Subsidiaries

      We have audited the accompanying consolidated balance sheets of New Frontier Media, Inc. and Subsidiaries as of March 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Frontier Media, Inc. and Subsidiaries as of March 31, 2007 and 2006, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for share-based compensation effective April 1, 2006 in connection with the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.”

      Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II—Valuation and Qualifying Accounts is presented for purposes of additional analysis and is not a required part of the basic financial statements. For each of the three years in the period ended March 31, 2007, this schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of New Frontier Media, Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated June 14, 2007 expressed an unqualified opinion thereon.

/s/ GRANT THORNTON LLP

New York, New York
June 14, 2007

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS
(in thousands, except par values)

	March 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$17,345	$12,611
Restricted cash	1,710	2,646
Marketable securities	8,681	8,730
Accounts receivable, net of allowance for doubtful accounts of $41 and $32, at March 31, 2007 and 2006, respectively	12,249	12,395
Taxes receivable	986	—
Deferred tax asset	528	444
Prepaid and other assets	1,877	871

Total current assets	43,376	37,697

Equipment and furniture, net	4,534	4,082
Prepaid distribution rights, net	9,084	8,877
Marketable securities	587	1,936
Recoupable costs and producer advances	1,278	1,203
Film costs, net	6,991	10,412
Goodwill	18,608	16,744
Other identifiable intangible assets, net	2,771	4,687
Other assets	987	1,127

Total assets	$88,216	$86,765

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,942	$2,151
Taxes payable	—	677
Producer payable	1,049	546
Deferred revenue	889	754
Due to related party	647	250
Accrued compensation	3,298	1,857
Deferred producer liabilities	1,344	810
Accrued and other liabilities	3,664	1,440

Total current liabilities	12,833	8,485

Deferred tax liability	976	1,268
Due to related party	—	1,000
Taxes payable	1,726	1,359
Other long-term liabilities	982	3,408

Total liabilities	16,517	15,520

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.10 par value, 4,999 shares authorized, no shares issued and outstanding	—	—
Common stock, $.0001 par value, 50,000 shares authorized, 24,302 and 23,650 shares issued and outstanding, at March 31, 2007 and 2006, respectively	2	2
Additional paid-in capital	64,191	61,488
Retained earnings	7,536	9,829
Accumulated other comprehensive loss	(30)	(74)

Total shareholders’ equity	71,699	71,245

Total liabilities and shareholders’ equity	$88,216	$86,765

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Year Ended March 31,
	2007	2006	2005
Net sales	$63,271	$46,851	$46,277
Cost of sales	19,631	14,421	15,681

Gross margin	43,640	32,430	30,596

Operating expenses:
Sales and marketing	6,750	5,103	4,862
General and administrative	17,128	11,327	10,463
Impairment expense	533	—	—
Restructuring recovery	—	—	(546)

Total operating expenses	24,411	16,430	14,779

Operating income	19,229	16,000	15,817

Other income (expense):
Interest income	1,241	1,155	403
Interest expense	(229)	(41)	(104)
Other income (loss), net	64	(7)	47

Total other income	1,076	1,107	346

Income before provision for income taxes	20,305	17,107	16,163
Provision for income taxes	(7,996)	(5,824)	(5,041)

Net income	$12,309	$11,283	$11,122

Basic income per share	$0.51	$0.49	$0.50

Diluted income per share	$0.51	$0.48	$0.48

Dividends declared per share	$0.60	$—	$—

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended March 31,
	2007	2006	2005
Net income	$12,309	$11,283	$11,122
Other comprehensive income (loss) Unrealized gain (loss) on available-for-sale marketable securities, net of income tax (expense) benefit of $(27), $12 and $25, in 2007, 2006 and 2005, respectively	44	(19)	(55)

Total comprehensive income	$12,353	$11,264	$11,067

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands, except per share amounts)

	Common Stock $.0001 Par Value
	Shares	Amounts	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance at March 31, 2004	22,386	$2	$49,590	$(12,576)	$—	$37,016
Exercise of stock options/warrants	1,104	—	2,685	—	—	2,685
Cashless exercise of warrants	14	—	—	—	—	—
Retirement of stock	(929)	—	—	—	—	—
Tax provision for capital transactions	—	—	(1,122)	—	—	(1,122)
Tax benefit for stock option/warrant exercises	—	—	4,020	—	—	4,020
Unrealized loss on available-for-sale securities	—	—	—	—	(55)	(55)
Net income	—	—	—	11,122	—	11,122

Balance at March 31, 2005	22,575	2	55,173	(1,454)	(55)	53,666
Exercise of stock options/warrants	326	—	830	—	—	830
Stock issued for acquisition	749	—	5,000	—	—	5,000
Tax benefit for stock option/warrant exercises	—	—	485	—	—	485
Unrealized loss on available-for-sale securities	—	—	—	—	(19)	(19)
Net income	—	—	—	11,283	—	11,283

Balance at March 31, 2006	23,650	2	61,488	9,829	(74)	71,245
Exercise of stock options/warrants	902	—	2,802	—	—	2,802
Tax benefit for stock option/warrant exercises	—	—	1,027	—	—	1,027
Purchase of common stock	(250)	—	(2,160)	—	—	(2,160)
Stock-based compensation	—	—	1,034	—	—	1,034
Unrealized gain on available-for-sale securities	—	—	—	—	44	44
Net income	—	—	—	12,309	—	12,309
Declared dividend ($0.60 per share)	—	—	—	(14,602)	—	(14,602)

Balance at March 31, 2007	24,302	$2	$64,191	$7,536	$(30)	$71,699

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31,
	2007	2006	2005
Cash flows provided by operating activities:
Net income	$12,309	$11,283	$11,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,554	5,991	5,836
Tax benefit from option/warrant exercises	268	485	4,020
Stock-based compensation	1,034	—	—
Impairment expense	533	—	—
Tax provision for capital transaction	—	—	(1,122)
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	146	(2,120)	(1,161)
Accounts payable	(209)	(207)	170
Prepaid distribution rights	(4,152)	(3,225)	(2,287)
Capitalized film costs	(2,626)	(285)	—
Deferred revenue, net	135	59	(820)
Producer payable	503	(263)	—
Taxes receivable and payable, net	(1,296)	1,516	—
Deferred tax asset and liability, net	(1,016)	(757)	(352)
Other assets and liabilities	1,693	(165)	(414)

Net cash provided by operating activities	18,876	12,312	14,992

Cash flows used in investing activities:
Restricted funds held in escrow	—	(2,564)	—
Payment for business acquisitions, net of cash acquired	(18)	(13,332)	—
Purchase of investments available-for-sale	(26,340)	(35,522)	(21,018)
Redemption of investments available-for-sale	27,806	38,448	8,893
Purchase of equipment and furniture	(1,786)	(991)	(1,164)
Payment of related party note arising from business acquisition	(603)	—	—
Other	—	(24)	(328)

Net cash used in investing activities	(941)	(13,985)	(13,617)

Cash flows (used in) provided by financing activities:
Payments on capital lease obligations	—	(154)	(356)
Purchase of common stock	(2,160)	—	—
Decrease in notes payable	—	—	(400)
Payments on line of credit	—	(4,520)	—
Proceeds from stock option and warrant exercises	2,802	830	2,685
Payment of dividend	(14,602)	—	—
Excess tax benefit from option/warrant exercise	759	—	—
Decrease in other financing obligations	—	(275)	(253)

Net cash (used in) provided by financing activities	(13,201)	(4,119)	1,676

Net increase (decrease) in cash and cash equivalents	4,734	(5,792)	3,051
Cash and cash equivalents, beginning of year	12,611	18,403	15,352

Cash and cash equivalents, end of year	$17,345	$12,611	$18,403

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands)

	Year Ended March 31,
	2007	2006	2005
Supplemental cash flow data:
Interest paid	$1	$49	$115

Income taxes paid	$9,285	$4,583	$2,656

Noncash investing and financing activities:
Increase in goodwill for final valuation of purchased intangibles, deferred tax liability and other adjustments	$1,846	$—	$—

Escrow funds included in restricted cash used to settle liabilities related to business acquisition	$904	$—	$—

Stock issued for business acquisition	$—	$5,000	$—

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization

New Frontier Media, Inc. is a publicly traded holding company for its operating subsidiaries which are reflected in the Pay TV Group, the Film Production Group and the Internet Group segments.

Pay TV Group

The Pay TV Group segment reflects the operating results of Colorado Satellite Broadcasting, Inc. (“CSB”), d/b/a The Erotic Networks®(“TEN”). This segment is a leading provider of adult programming to multi-channel television providers and low-powered, direct-to-home households. Through its Video-On-Demand (“VOD”) service and its networks — Pleasure, TEN®, TEN*Clips®, Xtsy®, TEN*Blue®, TEN*Blox®, and Real® — the Pay TV Group is able to provide a variety of editing styles and programming mixes to a broad range of adult consumers. Ten Sales, Inc., which is also reflected within the operating results of the Pay TV Group segment, was formed in April 2003 and is responsible for selling the segment’s services.

Film Production Group

On February 10, 2006, New Frontier Media completed an acquisition of MRG Entertainment, Inc., its subsidiaries and a related company, Lifestyles Entertainment, Inc. (collectively “MRG”). The Film Production segment reflects the operating results of MRG, which derives revenue from two principal businesses: the production and distribution of original motion pictures (“owned product”) and the licensing of domestic third party films in international and domestic markets where it acts as a sales agent for the product (“repped product”).

Internet Group

The Internet Group segment includes the operating results of Interactive Gallery (“IGI”), a division of New Frontier Media, which aggregates and resells adult content over the internet. IGI sells content to monthly subscribers through its broadband site, www.ten.com, partners with third-party gatekeepers for the distribution of www.ten.com, wholesales pre-packaged content to various webmasters, and aggregates and resells adult content to wireless carriers in the United States and internationally.

Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of New Frontier Media, Inc. and its wholly owned subsidiaries (collectively hereinafter referred to as “New Frontier Media” or the “Company”). All significant intercompany accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates have been made by management in several areas, including, but not limited to, the collectibility of accounts receivable, recoupable producer costs and producer advances; the valuation of chargebacks and reserves; the forecast of anticipated revenues (“ultimate” revenues), which is used to amortize film costs; the expected useful life and valuation of our prepaid distribution rights; the valuation of goodwill and intangibles; the useful lives of intangible assets; and assumptions related to the application of Statement of Financial Accounting Standards (“SFAS”) No. 123(R). Management bases its estimates

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and judgments on historical experience and on various other factors that are considered reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from these estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in banks and cash equivalents, which are highly liquid instruments with original maturities of less than 90 days.

Restricted Cash

Restricted cash includes amounts held in escrow pursuant to the MRG acquisition agreement and amounts that are contractually restricted in connection with agreements between the Company and certain film producers.

FDIC Limits

The Company maintains cash deposits with major banks, which exceed federally insured limits. At March 31, 2007, the Company exceeded the federally insured limits by approximately $19.1 million. The Company periodically assesses the financial condition of the institutions and believes that the risk of any loss is minimal.

Marketable Securities

For the years ended March 31, 2007 and 2006, short and long-term marketable securities are classified as available-for-sale securities and are stated at fair market value. Marketable securities consist of certificates of deposit, floating rate securities (also referred to as auction rate securities) and various debt securities with varying maturity lengths.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain other assets and liabilities approximate their carrying value due to their short-term maturities.

Accounts Receivable

The majority of the Company’s accounts receivable is due from customers in the cable and satellite industries and from the film distribution industry. Credit is extended based on an evaluation of a customer’s financial condition, and collateral is not required. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the cable and satellite industries as a whole. Bad debt is reflected as a component of operating expenses in the consolidated statements of income and when a specific account receivable is determined to be uncollectible, the Company reduces both its accounts receivable and allowances for uncollectible accounts accordingly.

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For represented titles in the Company’s Film Production Group, accounts receivable includes the entire license fee due to the Company from the licensee. Amounts collected for these receivables are disbursed to the Company and the producers of the licensed films in accordance with the terms of the related producer agreements.

Accounts receivable with contractual due dates in excess of one year are recorded at a discounted rate. As of March 31, 2007 and 2006, accounts receivable, net of discount, with a due date greater than one year was approximately $0.1 million and $0.3 million, respectively.

Prepaid Distribution Rights

The Pay TV Group’s film and content libraries consist of film licensing agreements. The Company accounts for the licenses in accordance with SFAS No. 63, Financial Accounting by Broadcasters. In accordance with SFAS No. 63, the Company capitalizes the costs associated with the licenses as well as certain editing costs and amortizes these capitalized costs on a straight-line basis over the term of the licensing agreement (generally 5 years). Under the provisions of SFAS No. 63, costs associated with such license agreements should be amortized using a basis that is consistent with the manner in which the related film revenues are expected to be recognized. Management has determined that it is appropriate to amortize these costs on a straight-line basis because each usage of the film is expected to generate similar revenues and the revenues for the films are expected to be recognized ratably over the related license term. The Company regularly reviews and evaluates the appropriateness of amortizing film costs on a straight-line basis as opposed to an alternative method of amortization such as an accelerated basis. Based on these analyses, the Company has determined that the amortization of the film library costs using a straight-line basis most accurately reflects the manner in which the revenues for the related films will be recognized.

Management periodically reviews the film and content libraries and assesses whether the unamortized cost approximates the fair market value of the libraries. In the event that the unamortized costs exceed the fair market value of the film libraries, the Company will expense the excess of the unamortized costs to reduce the carrying value to the fair market value. During the quarter ended December 31, 2006, the Company expensed $0.4 million of unamortized costs associated with the Internet Group’s licensed content library. During a periodic review of the film library and in connection with efforts to increase the quality of the products provided by this segment, the Company determined that certain identified content did not meet the quality standards necessary for future distribution. As a result, the Company determined that the identified content had no future value and accordingly, the Company recorded an impairment expense to write-off the remaining unamortized costs for this content. This write-off is included in the impairment expense line item in the consolidated statements of income.

Film Costs

The Company capitalizes its share of film costs in accordance with Statement of Position (“SOP”) 00-2, Accounting by Producers or Distributors of Films (“SOP 00-2”). Film costs include costs to develop and produce films, which primarily consist of salaries, equipment and overhead costs. Film costs include amounts for completed films and films still in development. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of the films. Interest expense associated with film costs is not capitalized because the duration of productions is short-term in nature. The cost of film libraries acquired by the Company is also included as a component of film costs. All films are direct-to-television in nature. Film costs are stated at the lower of cost, less accumulated amortization, or fair value. Film cost valuations are reviewed on a title-by-title basis when an event or circumstance indicates that the fair value of the title is less than the unamortized cost. Adjustments associated with

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film cost valuations could have a material impact on the Company’s results of operations in future periods.

Capitalized film costs are recognized as an expense within cost of sales using the film forecast method. Under this method, capitalized film costs are expensed based on the proportion of the film’s revenues recognized for such period relative to the film’s estimated remaining ultimate revenues, not to exceed ten years. Ultimate revenues are the estimated total revenues expected to be recognized over a film’s useful life. Film revenues associated with this method include amounts from all sources on an individual-film-forecast-computation method, as defined by SOP 00-2. Estimates of ultimate revenues are reviewed periodically and adjusted if appropriate, and amortization is also adjusted on a prospective basis for such a change in estimate. Changes in estimated ultimate revenues could be due to a variety of factors, including the level of market acceptance of television product.

Equipment and Furniture

Equipment and furniture are stated at historical cost less accumulated depreciation. The cost of maintenance and repairs to equipment and furniture is charged to operations as incurred, and significant additions and improvements are capitalized. The capitalized costs of leasehold and building improvements are depreciated using a straight-line method over the estimated useful life of the assets or the term of the related leases, whichever is shorter. All other equipment and furniture assets are depreciated using a straight-line method over the estimated useful life of the assets.

At March 31, equipment and furniture consisted of the following (in thousands):

	2007	2006
Furniture and fixtures	$819	$957
Computers, equipment and servers	7,240	8,178
Leasehold improvements	2,698	2,681

Equipment and furniture, at cost	10,757	11,816
Less accumulated depreciation	(6,223)	(7,734)

Equipment and furniture, net	$4,534	$4,082

Depreciation expense was approximately $1.3 million, $1.3 million, and $1.6 million for the years ended March 31, 2007, 2006, and 2005, respectively.

At March 31, 2007, the estimated useful lives of equipment and furniture assets were as follows:

Furniture and fixtures	3 to 5 years
Computers, equipment and servers	3 to 5 years
Leasehold improvements	5 to 10 years

Recoupable Costs and Producer Advances

Recoupable costs and producer advances represent amounts paid by the Company that are expected to be subsequently recouped through the collection of fees associated with the Company’s licensing of repped product. In connection with the Film Production segment’s repped product operations, the Company enters into sales agency agreements whereby the Company acts as a sales agent for a producer’s film. These arrangements typically include provisions whereby certain costs that are incurred for marketing will be paid by the Company on behalf of the producer (such as movie trailer and ad material costs). The Company may also pay the producer a nonrefundable advance for the related film prior to the distribution of such film. As the Company subsequently licenses the producer’s film and license fees are collected, the recoupable costs and producer advances are recouped by the Company through these license fee collections. License fees are typically not paid to

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the producer of the related film until such recoupable costs and producer advances have been fully recovered by the Company.

The Company evaluates recoupable costs and producer advances for impairment based on estimates of future license fee collections. An impairment of these assets could occur if the Company were unable to collect fees from the licensing of a film that was sufficient to recover the related outstanding recoupable costs and producer advances.

Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over the fair market value of net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite useful lives are not amortized but instead are tested for impairment annually. Other identifiable intangible assets primarily include amounts paid to acquire non-compete agreements with certain key executives, contractual and noncontractual customer relationships and below market rent. These costs are capitalized and amortized on a straight-line basis over their estimated useful lives that range from 2.5 to 15 years.

Long-Lived Assets

The Company continually reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In evaluating the fair value and future benefits of such assets, the Company considers the anticipated undiscounted future net cash flows of the individual assets over the remaining amortization period and recognizes an impairment loss if the carrying value exceeds the expected future cash flows. The impairment loss is measured based upon the difference between the fair value of the asset and its recorded carrying value. During the quarter ended March 31, 2007, the Company recorded an impairment expense of approximately $0.1 million associated with several assets deemed to have limited or no future benefit to the Company. These assets were identified in connection with the Company’s periodic review of long-lived asset carrying values. The write-off is included in the impairment expense line item in the consolidated statements of income. The impaired assets were previously reported within the Internet Group’s operations.

Deferred Producer Liabilities

Deferred producer liabilities represent outstanding amounts due to the producer or to be retained by the Company upon the collection of license fee amounts related to the sale of repped product by the Film Production segment. In accordance with the sales agency agreements entered into by the Company and repped product producers (“Sales Agency Agreements”), when license fees associated with the Company’s sale of repped product are collected, the amounts are paid to the producer and/or to the Company. Amounts are paid to the Company for its sales agency commission, recoupment of outstanding film costs and producer advances (“Recoupable Costs”) or as market fee revenues. The terms of the Sales Agency Agreements provide that collected license fees are distributed to the producer and/or to the Company based on a specific allocation order as defined by those agreements. The allocation order is dependent on certain criteria including total license fee collections, outstanding Recoupable Cost balances and certain other criteria as specified by the Sales Agency Agreements. Because these criteria cannot be reasonably determined until the license fees are collected, the appropriate allocation order of uncollected license fees cannot be established. Accordingly, the uncollected license fee amounts are recorded as deferred producer liabilities until such time as the amounts are collected and the allocation order can be reasonably determined.

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Income Per Share

Basic income per share is computed on the basis of the weighted average number of common shares outstanding. Diluted income per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilutive effect of outstanding warrants and stock options.

Revenue Recognition

The Company’s revenues consist primarily of fees earned through the electronic distribution of its licensed and owned content through various media outlets including cable multiple system operators (“MSOs”), direct broadcast satellite (“DBS”) providers, the hospitality industry, the internet and wireless platforms, premium movie services, and other available media channels. Revenues also consist of fees earned through the licensing of third-party content whereby the Company acts as a sales agent for the film producer. Revenue is recognized when persuasive evidence of an arrangement exists, the services have been rendered or delivery of the completed film has occurred, the license period related to Film Production Group arrangements has begun and the customer can begin exploitation of the content, the fee is fixed or determinable and its collection is probable. The process involved in evaluating the appropriateness of revenue recognition involves judgment including estimating monthly revenues based on historical data and determining collectibility of fees.

Pay TV Group Pay-Per-View and VOD Services

The Pay TV Group’s pay-per-view (“PPV”) and VOD revenues are recognized based on pay-per-view or video-on-demand buys and monthly subscriber counts reported each month by cable affiliates, DBS affiliates and hospitality providers. The actual monthly sales information is not typically reported to the Pay TV Group until approximately 30 - 90 days after the month of service. This practice requires management to make monthly revenue estimates based on the Pay TV Group’s historical experience with each affiliated system. Revenue is subsequently adjusted to reflect the actual amount earned upon receipt of the monthly sales reports. The impact from adjusting estimated revenues to actual revenues has historically been immaterial.

Pay TV Group Advertising

Revenue from advertising of products on the Company’s PPV networks is recognized in the same month that the related advertised product is sold, as reported by the Company’s third party partners. Revenue from spot advertising is recognized in the month the spot is run on the Pay TV Group’s networks.

Pay TV Group C-Band Services

C-Band network services are sold through customer subscriptions that range from a one month period to a three month period. Revenue associated with these services is recognized on a straight-line basis over the term of the subscription.

Internet Group Membership Fees

Revenue from internet membership fees is recognized over the life of the membership, which ranges from one to three months. The Company provides an allowance for refunds based on expected membership cancellations, credits and chargebacks. Processing fees related to membership revenue are recorded in the period the related revenue is recognized.

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Film Production Group Owned Film Licensing

Revenue from the licensing of films is recognized consistent with the provisions of SOP 00-2. In accordance with that provision, revenue is recognized when persuasive evidence of an arrangement exists, delivery of the completed film has occurred, the license period of the arrangement has begun, the fee is fixed or determinable and collection of the fees is probable. For agreements that involve the distribution of content to the home video market, pay-per-view market and video-on-demand market, the Company is unable to determine or reasonably estimate the fees earned from third-party providers in advance of receiving the reported earnings from the third-party providers because the market acceptance varies unpredictably by film. As a result, the Company’s share of licensing revenues from these arrangements is not recognized until the amounts are reported by third-party providers.

Film Production Group Represented Film Licensing

In accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 99-19, the Company recognizes revenues from represented film licensing activities on a net basis as an agent. The revenue recognized for these transactions represents only the sales agency fee earned by the Company on the total licensing fee. The producers’ share of the licensing fee is recorded as a liability by the Company until the balance is remitted to the producer. The agreements entered into with the producers may also provide for a marketing fee that can be earned by the Company. The marketing fee is stated as a fixed amount and can be earned by the Company if collections from film licensing fees are adequate. The Company recognizes marketing fees as revenue when it is determined that collection of the fee is probable. The revenue recognition of the marketing fee generally corresponds to the performance of the related marketing activities.

Advertising Costs

The Company expenses advertising costs, which includes tradeshow related expenses, as incurred. Advertising costs for the years ended March 31, 2007, 2006 and 2005 were approximately $1.5 million, $0.9 million and $0.6 million, respectively.

Income Taxes

The Company records income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Comprehensive Income

In accordance with the provisions of SFAS No. 130, Reporting Comprehensive Income, the Company’s comprehensive income includes all changes in equity (net assets) during the period from non-owner sources. During the periods presented, comprehensive income includes the Company’s net income and unrealized gains and losses on available-for-sale securities.

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Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the Company beginning in the first quarter of fiscal year 2009, although earlier adoption is permitted. The Company is currently evaluating the impact that SFAS No. 159 will have on its results of operations and financial position.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108. Due to diversity in practice among registrants, SAB No. 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary, and specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. The application of SAB No. 108 did not have a material impact on the Company’s results from operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the fiscal year beginning April 1, 2008. The Company is currently evaluating the impact that SFAS No. 157 will have on its results of operations and financial position.

In July 2006, the FASB issued Financial Accounting Standards Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises’ financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN No. 48.

NOTE 2 — INCOME PER SHARE

The components of basic and diluted income per share are as follows (in thousands, except per share data):

	Year Ended March 31,
	2007	2006	2005
Net income	$12,309	$11,283	$11,122

Average outstanding shares of common stock	23,920	22,876	22,265
Dilutive effect of warrants/stock options	435	462	802

Common stock and common stock equivalents	24,355	23,338	23,067

Basic income per share	$0.51	$0.49	$0.50

Diluted income per share	$0.51	$0.48	$0.48

Options and warrants which were excluded from the calculation of diluted earnings per share because the exercise price of the options and warrants were greater than the average market price of the

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common shares, or because the impact on the calculation of certain options and warrants associated with unrecognized compensation and related tax benefits, were approximately 0.6 million and 0.5 million for the years ended March 31, 2007 and 2006, respectively. Inclusion of these options and warrants would be antidilutive. For the year ended March 31, 2005, there were no antidilutive options or warrants.

NOTE 3 — EMPLOYEE EQUITY INCENTIVE PLANS

Stock Option Plans

The Company has adopted and shareholders have approved four stock option plans: the 1998 Incentive Stock Plan, the 1999 Incentive Stock Plan, the Millennium Incentive Stock Option Plan and the 2001 Incentive Stock Plan (collectively referred to as the “Plans”).

Under the Plans, options may be granted by the Compensation Committee to officers, employees, and directors. Options granted under the Plans may either be incentive stock options or non-qualified stock options. Incentive stock options are transferable only upon death. The maximum number of shares of common stock subject to options of any combination that may be granted during any 12-consecutive-month period to any one individual is limited to 250,000 shares. Incentive stock options may only be issued to employees of the Company or subsidiaries of the Company. The exercise price of the options is determined by the Compensation Committee, but in the case of incentive stock options, the exercise price may not be less than 100% of the fair market value on the date of grant.

No incentive stock option may be granted to any person who owns more than 10% (“10% Shareholders”) of the total combined voting power of all classes of the Company’s stock unless the exercise price is at least equal to 110% of the fair market value on the date of grant. No incentive stock options may be granted to an optionee if the aggregate fair market value of the stock with respect to which incentive stock options are exercisable by the optionee in any calendar year under all such plans of the Company and its affiliates exceeds $100,000. Options may be granted under each Plan for terms of up to 10 years, except for incentive stock options granted to 10% Shareholders, which are limited to five-year terms.

The aggregate number of shares that may be issued under each plan is as follows:

1998 Incentive Stock Plan	750,000
1999 Incentive Stock Plan	1,500,000
Millennium Incentive Stock Option Plan	2,500,000
2001 Incentive Stock Plan	500,000

The Plans were adopted to provide the Company with a means to promote the long-term growth and profitability of the Company by:

i) Providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company.

ii) Enabling the Company to attract, retain, and reward the best available people for positions of substantial responsibility.

Share-Based Compensation

Effective April 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payments. SFAS No. 123(R) requires employee and non-employee director stock options to be accounted for under the fair value method and requires the use of an option pricing model for estimating fair value. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award. The Company previously accounted for awards granted under its stock

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incentive plans using the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and provided the required pro forma disclosures prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, as amended. The exercise price of options granted was equal to or greater than the market price of the Company’s common stock on the date of grant. Accordingly, no share-based compensation was recognized in the financial statements prior to April 1, 2006.

Under the modified prospective method of adoption for SFAS No. 123(R), the compensation cost recognized by the Company beginning in April 2006 includes (a) compensation cost for all equity incentive awards granted prior to, but not yet vested as of April 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all equity incentive awards granted subsequent to April 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The Company uses the straight-line attribution method to recognize share-based compensation costs over the requisite service period of the award.

The Company has various stock plans for key employees and non-employee directors which were stockholder approved and provide for the grant of nonqualified and incentive stock options as noted above. Options currently granted by the Company generally vest over a one to four-year period and expire ten years from the grant date. During the year ended March 31, 2007, the Company issued 185,000 options to employees including 20,000 options from the 1998 Incentive Stock Plan, 150,000 from the 1999 Incentive Stock Plan and 15,000 from the Millennium Incentive Stock Option Plan.

Net cash proceeds from the exercise of stock options and warrants were $2.8 million, $0.8 million and $2.7 million for the years ended March 31, 2007, 2006 and 2005, respectively. The Company issued new shares of common stock upon exercise of these stock options.

Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits resulting from the exercise of stock options as operating cash flows in the consolidated statements of cash flows. SFAS No. 123(R) requires that cash flows from the exercise of stock options resulting from tax benefits in excess of recognized cumulative compensation cost (excess tax benefits) be classified as financing cash flows. For the year ended March 31, 2007, $0.8 million of such excess tax benefits was classified as financing cash flows.

The following table summarizes the effects of share-based compensation during the year ended March 31, 2007, resulting from the application of SFAS No. 123(R) to options granted under the Company’s stock plans. This expense is included in cost of sales and selling, general and administrative expenses (in thousands, except per share amounts):

Year Ended March 31, 2007
Stock-based compensation expense before income taxes	$1,034
Income tax benefit	(407)

Total stock-based compensation expense after income taxes	$627

Stock-based compensation effects on basic earnings per common share	$0.03

Stock-based compensation effects on diluted earnings per common share	$0.03

Pro forma information required under SFAS No. 123 for the years prior to fiscal 2007 as if the Company had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company’s stock plans was as follows (in thousands, except per share amounts):

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	Year Ended March 31,
	2006	2005
Net income, as reported	$11,283	$11,122
Less: Fair value of stock-based compensation excluded from net income, net of tax	(747)	(413)

Pro forma net income	$10,536	$10,709

Basic income per share
As reported	$0.49	$0.50

Pro forma	$0.46	$0.48

Diluted income per share
As reported	$0.48	$0.48

Pro forma	$0.45	$0.46

Stock-based compensation recognized in the 2007 fiscal year as a result of the adoption of SFAS No. 123(R) as well as pro forma disclosures according to the original provisions of SFAS No. 123 for periods prior to the adoption of SFAS No. 123(R) use the Black-Scholes option pricing model for estimating the fair value of options granted under the Company’s stock plans. The weighted average estimated values of employee stock option grants, as well as the weighted average assumptions that were used in calculating such values for the years ended March 31, 2007, 2006 and 2005 were as follows:

	Year Ended March 31,
	2007	2006	2005
Weighted average estimated values	$4.61	$3.16	$3.12
Expected term (in years)	5	4	2
Risk free interest rate	4.8%	4.0%	3.7%
Volatility	64%	66%	95%
Dividend yield	*	—%	—%

* For stock options issued through the nine months ended December 31, 2006, the dividend yield was 0%. For stock options issued during the three months ended March 31, 2007, the dividend yield was 3.3%.

Volatility assumptions were derived using historical volatility data. The expected term data was stratified between officers and non-officers. The expected term was determined using the weighted average exercise behavior for these two groups of employees. Because the Company’s future dividend yield at the time the options were issued was to be determined as 60% of free cash flow, the dividend yield assumption used for the quarter ended March 31, 2007 was based on a forecast estimate of the Company’s future free cash flow determined at the approximate date that the related stock options were issued.

Stock-based compensation expense recognized in the consolidated statements of income for the year ended March 31, 2007 is based on awards ultimately expected to vest, reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience and are different for officers and non-officers. The forfeiture rate for officers is 0% and for non-officers is 17%. In pro forma information required under SFAS No. 123 for the periods prior to fiscal 2007, the Company accounted for forfeitures as they occurred.

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The following table includes certain information related to the Company’s compensatory stock option and warrant activity for the year ended March 31, 2007:

	Stock Options	Warrants	Total	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted- Average Remaining Contractual Term (Years)
Balance at March 31, 2006	2,339,715	118,000	2,457,715	$5.26
Granted	185,000	—	185,000	$8.60
Exercised	(812,186)	(90,000)	(902,186)	$3.11	$5,305
Expired/Forfeited	(104,602)	—	(104,602)	$7.17

Balance at March 31, 2007	1,607,927	28,000	1,635,927	$6.69	$3,835	7.1

Number of options and warrants exercisable at March 31, 2007	912,621	28,000	940,621	$6.34	$2,502	6.0

Options and warrants vested and expected to vest at March 31, 2007 — Non-Officers	624,224	28,000	652,224	$6.80	$1,477	7.3

Options and warrants vested and expected to vest at March 31, 2007 — Officers	935,900	—	935,900	$6.57	$2,283	6.9

The aggregate intrinsic value represents the difference between the exercise price and the value of New Frontier Media, Inc. stock at the time of exercise or at the end of the year if unexercised.

The aggregate intrinsic value of options exercised during the years ended March 31, 2006 and 2005 was $1.5 million and $6.1 million, respectively.

As of March 31, 2007 there was $0.6 million of total unrecognized compensation costs for non-officers related to stock options granted under the Company’s equity incentive plans. The unrecognized compensation cost is expected to be recognized over a weighted average period of 1.5 years.

As of March 31, 2007 there was $1.1 million of total unrecognized compensation costs for officers related to stock options granted under the Company’s equity incentive plans. The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.2 years.

NOTE 4 — MARKETABLE SECURITIES

Marketable securities are required to be categorized as either trading, available-for-sale or held-to-maturity. On March 31, 2007 and March 31, 2006, the Company had no trading or held-to-maturity securities. The marketable securities held by the Company at March 31, 2007 and March 31, 2006 are considered to be available-for-sale and are reported at fair value. Marketable securities held by the Company at March 31, 2007 were as follows (in thousands):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Gross Unrealized
	Gross Amortized Cost	Gains	Losses	Estimated Fair Value
Available-for-sale securities
Bank debt	$1,148	$—	$(1)	$1,147
Floating rate securities	2,500	—	—	2,500
Mortgage-backed securities	1,000	—	(1)	999
Corporate debt securities	971	—	(25)	946
Municipal securities	3,679	—	(3)	3,676

Total available-for-sale securities	$9,298	$—	$(30)	$9,268

The contractual maturities of these investments as of March 31, 2007, were as follows (in thousands):

	Available-for-Sale Securities
Year Ended March 31,	Gross Amortized Cost	Fair Value
2008	$8,710	$8,681
2009	588	587

Total available-for-sale securities	$9,298	$9,268

Marketable securities held by the Company at March 31, 2006 were as follows (in thousands):

		Gross Unrealized
	Gross Amortized Cost	Gains	Losses	Estimated Fair Value
Available-for-sale securities
Bank debt	$98	$—	$—	$98
Mortgage-backed securities	4,175	—	(32)	4,143
Corporate debt securities	1,793	—	(54)	1,739
Municipal securities	1,501	—	(6)	1,495
Debt securities issued by the US Treasury	3,198	—	(7)	3,191

Total available-for-sale securities	$10,765	$—	$(99)	$10,666

The contractual maturities of these marketable securities as of March 31, 2006, were as follows (in thousands):

	Available-for-Sale Securities
Year Ended March 31,	Gross Amortized Cost	Fair Value
2007	$8,794	$8,730
2008	1,971	1,936

Total available-for-sale securities	$10,765	$10,666

NOTE 5 — ACQUISITIONS

On February 10, 2006, the Company completed the acquisition of MRG Entertainment, Inc., its subsidiaries, and a related company, Lifestyles Entertainment, Inc. (collectively “MRG”) by acquiring all of the outstanding capital stock of MRG. MRG produces and distributes erotic thrillers which are distributed in both the U.S. and internationally on premium movie services. MRG also produces and distributes adult, reality-based content that is distributed in the U.S. through both DBS providers and cable MSOs. The Company acquired MRG to expand its portfolio to the rapidly growing market for softer, erotic content, as well as to the market for erotic, event-type content. The acquisition also

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provides established relationships in international markets and provides access to a library of content that can be monetized through current distribution networks.

The aggregate purchase price of $21.1 million consisted of $15.0 million in cash, 748,570 shares of New Frontier Media, Inc. common stock valued at approximately $5.0 million, and approximately $1.1 million in fees and expenses incurred by the Company. $2.6 million of cash was initially held in escrow pending the resolution of certain contingencies. A portion of these escrow funds was released in connection with the settlement of certain liabilities related to the acquisition, and the remaining outstanding escrow funds of $1.6 million are presented in both restricted cash and accrued and other liabilities on the consolidated balance sheets. In accordance with the terms of the purchase agreement, three additional earn-out payments totaling $2 million are payable to the selling shareholders of MRG over a three year term if certain financial targets are met. The selling shareholders are required to be employed by the Company over the same three year term in order to receive the earn-out. In accordance with the provisions of EITF 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, these earn-out amounts are being recorded as an expense because the future earn-out consideration would be forfeited if the selling shareholders’ employment terminated. During the year ended March 31, 2007, the Company recorded approximately $0.7 million of expenses associated with this earn-out because the targets specified by the purchase agreement had been achieved.

The aggregate purchase price and costs associated with the MRG acquisition exceeded the net fair value of the assets acquired and liabilities assumed and in accordance with the provisions of SFAS No. 141, this excess amount was recorded as goodwill. The goodwill recognized in connection with the acquisition reflects additional value that the Company expects to achieve through the use of the MRG content library and the distribution of that content through new distribution platforms such as video-on-demand via the cable and hotel markets. The Company also expects to achieve additional value through the MRG international relationships which could assist in providing new opportunities to expand the Pay TV Group segment into new distribution networks. The aggregate purchase price of MRG was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as follows (in thousands):

Cash and cash equivalents	$287
Accounts receivable	2,242
Film library	10,561
Other current assets	67
Equipment and furniture	137
Recoupable costs and producer advances	1,233
Identifiable intangible assets	3,646
Line of credit	(4,520)
Accounts payable	(490)
Producers payable	(1,330)
Other current liabilities	(3,009)
Deferred tax liability	(2,586)

Total fair value of net assets acquired	6,238
Goodwill	14,865

Net purchase price	$21,103

The aggregate purchase price and costs associated with the acquisition initially exceeded the preliminary estimated fair value of the net assets acquired by $13.0 million. During the quarter ended June 30, 2006, the Company completed the valuation of the intangible assets acquired in the MRG transaction. Based on this valuation, the amount allocated to the non-compete agreements declined

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

from $4.6 million to $2.1 million, and $1.4 million was allocated to contractual/non-contractual relationships with a 5-year life. The net decrease in the value of the intangible assets of $1.1 million was reclassified to goodwill. In addition, goodwill increased by $0.7 million due to the deferred tax liability established in connection with the value allocated to the contractual/non-contractual relationships and from certain other miscellaneous valuation updates. During the quarter ended March 31, 2007, the Company resolved certain tax liabilities that existed at the initial acquisition date which resulted in an addition of $0.1 million to goodwill.

The allocation of the purchase price was based on a third-party valuation of the fair value of identifiable intangible assets and certain equipment and furniture. The cost of the identifiable intangible assets is amortized on a straight-line basis over periods ranging from 2.5 years to 5 years. The intangible assets include a non-compete of $2.1 million (5 year life), contractual/noncontractual relationships of $1.4 million (5 year life) and a below market lease of $0.2 million (2.5 year life). The $10.6 million value of the film library reflects a $5.2 million increase in the historical value as a result of the third-party valuation. The film library will be amortized on the individual-film-forecast method. Goodwill is not deductible for tax purposes and will be reported as part of the Film Production Group segment. The results of MRG have been included in the consolidated financial statements since the acquisition date.

Unaudited pro forma results of operations based on historical operating results for the years ended March 31, 2006 and 2005 of the Company assuming the acquisition was effective April 1 of each year is as follows (in thousands, except per share data):

	Year Ended March 31,
	2006	2005
Net sales	$59,600	$58,055

Net income	$10,971	$9,907

Basic income per share	$0.46	$0.43

Diluted income per share	$0.46	$0.42

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operation that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

NOTE 6 — GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

In accordance with the provisions of SFAS No. 141, the Company is required to estimate the fair value of the tangible assets and liabilities and the identifiable intangible assets of an acquired business. The aggregate purchase price paid for the business is allocated to those assets and liabilities based on the determined fair values, and any unallocated purchase price is recorded as goodwill. The unallocated value that is recorded as goodwill is not amortized to the Company’s consolidated statements of income but is instead subject to an annual impairment test. Estimates inherent in the process of this purchase price allocation include assumptions regarding the timing and amounts of future cash inflows and outflows, the salability of content, selection of discount rates, and general market conditions. Where appropriate, third-party valuation professionals are used to assist management in making these estimates.

Goodwill is classified within the segment that employs the goodwill in its operations. Changes in the carrying amount of goodwill for the years ended March 31, 2007 and 2006, by reportable segment, are as follows (in thousands):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pay TV	Film Production	Total
Balance as of March 31, 2005	$3,743	$—	$3,743
Goodwill acquired during the period	—	13,001	13,001

Balance as of March 31, 2006	3,743	13,001	16,744
Adjustments to MRG purchase price allocation	—	1,864	1,864

Balance as of March 31, 2007	$3,743	$14,865	$18,608

In accordance with the provisions of SFAS No. 142, the Company performs an impairment analysis on goodwill at the reporting segment level annually, or more frequently if events or changes in circumstances indicate that it might be impaired. The impairment test consists of a comparison of the estimated fair value of the reporting segment with its book value, including goodwill. If the estimated fair value of a reporting unit is less than the book value, then an impairment is deemed to have occurred. The Company reviewed its recorded goodwill for potential impairment at March 31, 2007 and concluded that goodwill was not impaired.

Other Identifiable Intangible Assets

Intangible assets that are subject to amortization are as follows (in thousands):

		March 31, 2007			March 31, 2006
	Useful Life (Years)	Gross Carrying Amounts	Accumulated Amortization	Net	Gross Carrying Amounts	Accumulated Amortization	Net
Non-Compete agreement	5	$2,070	$(483)	$1,587	$4,637	$(155)	$4,482
Contractual/Noncontractual relationships	5	1,375	(321)	1,054	—	—	—
Below market leases and Other	2.5-15	278	(148)	130	278	(73)	205

		$3,723	$(952)	$2,771	$4,915	$(228)	$4,687

Amortization expense for intangible assets subject to amortization for March 31, 2007, 2006 and 2005 was approximately $0.7 million, $0.3 million and $0.3 million, respectively.

Amortization expense for intangible assets subject to amortization in each of the next five fiscal years ended March 31, 2008, 2009, 2010, 2011 and 2012 is estimated to be approximately $0.8 million, $0.7 million, $0.7 million, $0.6 million, and immaterial in fiscal year 2012, respectively.

NOTE 7 — PREPAID DISTRIBUTION RIGHTS

The Company’s Pay TV and Internet Group film and content libraries consist of film licensing agreements. The Company capitalizes the costs associated with the licenses and certain editing costs and amortizes these costs on a straight-line basis over the term of the licensing agreement. The components of prepaid distribution rights are as follows (in thousands):

	March 31,
	2007	2006
Gross carrying amount	$17,434	$20,861
Accumulated amortization	(8,350)	(11,984)

Net carrying amount	$9,084	$8,877

Amortization expense for prepaid distribution rights for March 31, 2007, 2006 and 2005 was approximately $3.5 million, $4.1 million and $4.1 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 — FILM COSTS

The components of film costs, which are all direct-to-television, are as follows (in thousands):

	March 31,
	2007	2006
In release, net	$6,204	$7,500
Completed, not yet released	63	1,016
In production	724	1,896

Total capitalized film costs, net	$6,991	$10,412

The Company expects to amortize approximately $5.4 million in capitalized film production costs during fiscal year 2008. The Company expects to amortize substantially all unamortized film costs for released films by March 31, 2010.

NOTE 9 — INCOME TAXES

The components of the income tax provision for the years ended March 31 were as follows (in thousands):

	2007	2006	2005
Current
Federal	$8,623	$5,851	$4,534
State	1,065	731	859

Total Current	9,688	6,582	5,393

Deferred
Federal	(1,422)	(620)	(252)
State	(270)	(138)	(100)

Total Deferred	(1,692)	(758)	(352)

Total	$7,996	$5,824	$5,041

A reconciliation of the expected income tax computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended March 31:

	2007	2006	2005
Income tax computed at federal statutory tax rate	35.00%	34.00%	34.00%
State taxes, net of federal benefit	3.40	3.10	3.10
Change in valuation allowance	—	(3.56)	(5.89)
Non-deductible items	0.34	0.46	0.49
Other	0.64	0.04	(0.51)

Total	39.38%	34.04%	31.19%

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s deferred tax liabilities and assets as of March 31 are as follows (in thousands):

	2007	2006
Deferred Tax Liabilities
Depreciation	$(137)	$(307)
Goodwill	(315)	(115)
Film library	(1,229)	(1,822)
Tax method changes	(636)	—
Indentifiable intangibles	(423)	—
Other	(47)	(70)

Total deferred tax liabilities	(2,787)	(2,314)

Deferred Tax Assets
Net operating loss carryforward	990	991
Deferred revenue	269	230
Accrued restructuring reserve	18	18
Allowance for doubtful accounts and reserve for sales returns	23	19
Share based compensation	362	—
Capital loss carryforward	4	6
Accruals	359	—
Other	314	226

Total deferred tax assets	2,339	1,490

Net deferred tax liability	$(448)	$(824)

The Company realized tax benefits for the tax deductions from option and warrant exercises of $1.0 million, $0.5 million, and $4.0 million for the years ended March 31, 2007, 2006 and 2005, respectively. These deductions result in an increase in Additional Paid in Capital.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

The Company has deferred tax assets that have arisen primarily as a result of operating losses incurred and other temporary differences between book and tax accounting. SFAS No. 109, Accounting for Income Taxes, requires the establishment of a valuation allowance when, based on an evaluation of objective evidence, there is a likelihood that some portion or all of the deferred tax assets will not be realized. As of March 31, 2007, the Company determined that it was more likely than not that its deferred tax asset related to its net operating losses would be recognized and accordingly no valuation allowance has been recorded.

Net deferred tax liabilities of approximately $2.2 million pertain to certain temporary differences related to purchased intangibles, the film library and accounting method changes, which arose as part of the MRG acquisition completed during the prior fiscal year.

The Company has net operating loss carryforwards of approximately $2.5 million for Federal Income Tax purposes, which expire through 2019. For tax purposes there is an annual limitation of approximately $208,000 for the remaining 12 years on all of the Company’s net operating losses under Internal Revenue Code Section 382.

Internal Revenue Code Section 382 places a limitation on the utilization of net operating losses carryforwards when an ownership change, as defined in the tax law, occurs. Generally, an ownership change occurs when there is a greater than 50 percent change in ownership. When a change occurs the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

actual utilization of net operating loss carryforwards, for tax purposes, is limited annually to a percentage of the fair market value of the Company at the time of such change.

NOTE 10 — STOCK REPURCHASE AND RETIREMENT

In December 2005, the Company’s Board of Directors approved a 2.0 million share repurchase plan to be executed over 30 months. During the quarter ended September 30, 2006, the Company repurchased approximately 0.3 million shares of common stock in accordance with this plan. The total purchase price for these shares was approximately $2.2 million.

During the quarter ended June 30, 2004, the Company cancelled 0.9 million shares of its common stock. The Company had acquired these shares in exchange for certain domain names exchanged by IGI as part of a legal settlement with a former officer in April 2003. Subsequent to the exchange, the shares were held by IGI and were used as collateral for a note payable. The note payable was repaid by the Company during the quarter ended June 30, 2004, and the Company cancelled the shares at that time.

NOTE 11 — SEGMENT INFORMATION

The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes reporting and disclosure standards for an enterprise’s operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and is regularly reviewed by the Company’s senior management.

The Company has the following three reportable segments:

• Pay TV Group — distributes branded adult entertainment programming networks and VOD content through electronic distribution platforms including cable television, C-Band, and direct broadcast satellite.

• Film Production Group — produces and distributes mainstream films and soft erotic features and events. These titles are distributed on U.S. premium channels and pay-per-view channels across a range of cable and satellite distribution platforms. The Film Production Group also distributes a full range of independently produced motion pictures to markets around the world.

• Internet Group — aggregates and resells adult content via the internet. The Internet Group sells content to monthly subscribers through its broadband site, www.ten.com, partners with third-party gatekeepers for the distribution of www.ten.com, wholesales pre-packaged content to various webmasters, and aggregates and resells adult content to wireless platforms in the United States and internationally.

Expenses related to Corporate Administration include all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Pay TV, Film Production or Internet operating segments. These costs include, but are not limited to, legal and accounting expenses, insurance, registration and filing fees with NASDAQ and the SEC, investor relation costs, and printing costs associated with the Company’s public filings.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. Segment profit is based on income before income taxes. The reportable segments are distinct business units, separately managed with different distribution channels. The operating results of the Company’s segments during the years ended March 31 were as follows (in thousands):

	Year Ended March 31,
	2007	2006	2005
Net Sales
Pay TV	$47,242	$43,150	$43,514
Film Production	13,694	1,172	—
Internet	2,335	2,529	2,763

Total	$63,271	$46,851	$46,277

Segment Profit
Pay TV	$26,282	$21,879	$20,792
Film Production	2,182	(216)	—
Internet	(689)	354	796
Corporate Administration	(7,470)	(4,910)	(5,425)

Total	$20,305	$17,107	$16,163

Interest Income
Pay TV	$3	$11	$—
Film Production	23	—	—
Corporate Administration	1,215	1,144	403

Total	$1,241	$1,155	$403

Interest Expense
Pay TV	$—	$23	$75
Internet	1	4	12
Corporate Administration	228	14	17

Total	$229	$41	$104

Depreciation and Amortization
Pay TV	$4,470	$5,084	$5,502
Film Production	6,818	609	—
Internet	254	289	328
Corporate Administration	12	9	6

Total	$11,554	$5,991	$5,836

The majority of the Company’s sales are derived from the United States. International sales based on the geographic billing location of the customer were approximately $4.9 million, $0.8 million and $0.2 million for the years ended March 31, 2007, 2006 and 2005, respectively.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s total identifiable asset balance by operating segments is as follows (in thousands):

	March 31,
	2007	2006	2005
Identifiable Assets
Pay TV	$104,444	$77,407	$57,310
Film Production	30,520	32,531	—
Internet	16,462	15,854	14,541
Corporate Administration	56,268	54,111	35,670
Eliminations	(119,478)	(93,138)	(47,237)

Total	$88,216	$86,765	$60,284

NOTE 12 — MAJOR CUSTOMERS

The Company’s major customers (customers with revenues in excess of 10% of consolidated net sales) are EchoStar Communications Corporation (“EchoStar”), Comcast Corporation (“Comcast”), DirecTV, Inc. (“DirecTV”), and Time Warner, Inc. (“Time Warner”). Time Warner revenues are included in the Pay TV Group. Comcast, DirecTV and EchoStar revenues are included in the Pay TV and Film Production Groups. Revenue from Comcast, DirecTV, Echostar’s DISH Network, and Time Warner as a percentage of the Company’s total revenue for each of the three years ended March 31 are as follows:

	2007	2006	2005
EchoStar	21%	35%	35%
Comcast	14%	12%	11%
DirecTV	13%	—%	—%
Time Warner	12%	14%	18%

The Company’s outstanding accounts receivable balance due from its major customers as of March 31 are as follows (in thousands):

	2007	2006
EchoStar	$2,174	$5,999
Comcast	1,919	1,245
DirecTV	1,088	—
Time Warner	1,374	881

Total	$6,555	$8,125

The loss of any of the Company’s major customers would have a materially adverse effect on the Company’s results of operations and financial condition.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Leases

The Company maintains non-cancelable leases for office space and equipment under various operating leases. The leases for office space expire through October 2013 and contain annual Consumer Price Index escalation clauses. The Company’s Pay TV Group has entered into direct lease agreements that expire through December 2010 with an unrelated party for the use of transponders to broadcast its channels on satellites. As the lessee of transponders under the transponder agreements, the Company is subject to arbitrary refusal of service by the service provider if that service provider determines that

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the content being transmitted by the Company is harmful to the service provider’s name or business. Any such service disruption would substantially and adversely affect the financial condition of the Company. The Company also bears the risk that the access of their networks to transponders may be restricted or denied if a governmental authority commences an investigation concerning the content of the transmissions. Additionally, certain cable operators may be reluctant to carry less edited or partially edited adult programming on their systems. If either of the above scenarios occurred, it could adversely affect the Company’s business.

The Company is also party to a service agreement with an unrelated third party for the uplinking of its broadcasting channels that expires in December 2007 as well as certain other operating leases entered into by the Company in the normal course of business. The Company had no equipment under capital lease at March 31, 2007 or 2006.

Rent expense for the years ended March 31, 2007, 2006 and 2005 was approximately $2.1 million, $2.3 million and $3.0 million, respectively, which includes transponder expenses.

Future minimum lease payments under these leases as of March 31, 2007 were as follows (in thousands):

Year Ended March 31,	Operating Leases
2008	$2,550
2009	1,839
2010	1,660
2011	1,242
2012	844
Thereafter	545

Total minimum lease payments	$8,680

Employment Contracts

The Company employs certain key executives under non-cancelable employment contracts in Colorado, California, Arizona, Florida and Georgia. These employment contracts expire through March 2010.

Commitments under these obligations at March 31, 2007 were as follows (in thousands):

Year Ended March 31,
2008	$5,332
2009	4,722
2010	1,055

Total obligation under employment contracts	$11,109

Revenue Guarantee

The Company entered into an Affiliation Agreement with DirecTV, Inc. on April 4, 2006, whereby DirecTV has the non-exclusive right to distribute the national feeds of the 24-hour per day, 7-day per week programming services of two of the Pay TV Group’s networks for a two-year period from the date upon which DirecTV commences commercial distribution of these services. Under the terms of the agreement, if the Pay TV Group’s networks replaced competitive networks, the Company would guarantee that DirecTV would earn certain revenue targets from the performance of these services in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

each of Year 1 and Year 2 of the contract. If the revenue targets are not achieved, the shortfall will be paid to DirecTV in an amount that will not exceed the total license fee earned by the Pay TV Group in each of Year 1 and Year 2 of the contract. When the networks launched on the DirecTV platform, they did replace competitive services, thereby putting this contract term into force.

Pursuant to FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, as of March 31, 2007, the Company does not have any liability booked with respect to this revenue guarantee obligation as it believes, based on actual performance data, that the likelihood of not meeting the revenue guarantee is remote and so the Company would therefore have no liability associated with this guarantee.

NOTE 14 — DEFINED CONTRIBUTION PLAN

The Company sponsors a 401(k) retirement plan. The plan covers substantially all eligible employees of the Company. Employee contributions to the plan are elective, and the Company has discretion to match employee contributions. All contributions by the Company are vested over a three-year period. Contributions by the Company for the years ended March 31, 2007, 2006, and 2005 were approximately $0.3 million, $0.2 million and $0.2 million respectively.

NOTE 15 — RESTRUCTURING EXPENSES

During the year ended March 31, 2005, the Company reached a settlement with its landlord regarding office space that was vacated by the Company in connection with a 2002 restructuring of the internet business and a 2003 restructuring of data center operations. Based on this settlement, the Company was released from ongoing obligations for the vacated space and reversed approximately $0.5 million of previously recorded restructuring expenses.

NOTE 16 — SHAREHOLDER RIGHTS PLAN

On November 29, 2001, the Company’s Board of Directors adopted a Stockholder Rights Plan in which Rights will be distributed at the rate of one Right for each share of the Company’s common stock held by stockholders of record as of the close of business on December 21, 2001. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s outstanding common stock after November 29, 2001, or commences a tender offer upon consummation of which the person or group would beneficially own 15% or more of the Company’s outstanding common stock. Each Right will initially be exercisable at $10.00 and will expire on December 21, 2011.

NOTE 17 — RELATED PARTY TRANSACTIONS

The Company paid approximately $0.4 million, $0.1 million and $0.2 million to Isaacman, Kaufman & Painter during the fiscal years ended March 31, 2007, 2006 and 2005, respectively, associated with legal services. The Company’s board member Alan Isaacman is a Senior Member of Isaacman, Kaufman & Painter. Additionally, the Company had outstanding payables to the co-presidents of MRG totaling approximately $0.6 million and $1.3 million as of March 31, 2007 and 2006, respectively, and the Company paid approximately $0.6 million associated with these outstanding payables to the co-presidents during the year ended March 31, 2007. The payments and amounts due to the co-presidents of MRG are associated with certain MRG acquisition related transactions. One of the MRG co-presidents, Marc Greenberg, was a member of the Company’s Board of Directors during the year ended March 31, 2007.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 18 — LITIGATION

During the quarter ended March 31, 2007, the Company attended mediation with TVN Entertainment Corporation (TVN) regarding a complaint that was originally filed by TVN in the Superior Court of the State of California for the County of Los Angeles in 2005. The original complaint related to a Licensing, Encoding and Transport agreement (the “Transport Agreement”) entered into by TVN and the Company’s Pay TV Group segment. The complaint alleges that under the Transport Agreement, TVN is entitled to certain fees for transport services even in those circumstances where TVN is not the party providing the transport services. The Company responded to the complaint with certain counterclaims and a general denial of the allegations. No settlement has been reached in connection with the mediation that occurred during 2007. The settlement discussions are ongoing. During the fourth quarter of 2007, the Company recorded a litigation reserve of approximately $0.5 million associated with certain estimates regarding this litigation.

In the normal course of business, the Company is subject to various other lawsuits and claims. Management of the Company believes that the final outcome of these matters, either individually or in the aggregate, will not have a material effect on its financial statements.

NOTE 19 — QUARTERLY INFORMATION (UNAUDITED)

The consolidated results of operations on a quarterly basis were as follows (in thousands, except per share amounts):

				Earnings Per Common Share
	Net Sales	Gross Margin	Net Income	Basic	Diluted
2007
First quarter	$16,328	$10,999	$3,549	$0.15	$0.15
Second quarter	16,166	10,971	3,654	0.15	0.15
Third quarter	16,569	11,825	3,384	0.14	0.14
Fourth quarter	14,208	9,845	1,722	0.07	0.07

Total	$63,271	$43,640	$12,309	$0.51	$0.51

2006
First quarter	$11,040	$7,536	$2,464	$0.11	$0.11
Second quarter	11,349	7,737	2,641	0.12	0.11
Third quarter	11,524	8,200	2,878	0.13	0.12
Fourth quarter	12,938	8,957	3,300	0.13	0.14

Total	$46,851	$32,430	$11,283	$0.49	$0.48

NOTE 20 — SUBSEQUENT EVENTS

Declared Dividend

On May 8, 2007, the Company announced that its Board of Directors declared its first quarterly cash dividend of $0.125 per share of common stock, payable on June 29, 2007, to shareholders of record on June 4, 2007. The Company intends to pay a regular quarterly cash dividend of $0.125 per share of common stock for the foreseeable future at the discretion of the Board of Directors depending on available cash, anticipated cash needs and overall financial condition.

SUPPLEMENTAL INFORMATION

NEW FRONTIER MEDIA, INC.
AND SUBSIDIARIES

 VALUATION AND QUALIFYING ACCOUNTS — SCHEDULE II
(in thousands)

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Allowance for doubtful accounts
March 31, 2007	$32	$14	$(5)	$41

March 31, 2006	$24	$(1)	$9	$32

March 31, 2005	$68	$(44)	$—	$24

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Valuation allowance for deferred tax asset
March 31, 2007	$—	$—	$—	$—

March 31, 2006	$609	$(609)	$—	$—

March 31, 2005	$6,653	$(291)	$(5,753)	$609

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Reserve for chargebacks/credits
March 31, 2007	$9	$51	$(53)	$7

March 31, 2006	$14	$66	$(71)	$9

March 31, 2005	$13	$89	$(88)	$14

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Accrued restructuring expense
March 31, 2007	$50	$—	$(4)	$46

March 31, 2006	$91	$(18)	$(23)	$50

March 31, 2005	$1,026	$(546)	$(389)	$91